                                                                    Exhibit 10.5

                    DATED 2nd April 1998


                    (1)  JC No. 3 (UK) LIMITED
                         and FLEET STREET SQUARE
                         MANAGEMENT LIMITED
                         trading as FLEET STREET
                         PARTNERSHIP

                    (2)  GOLDMAN SACHS INTERNATIONAL

                    (3)  RESTAMOVE LIMITED

                    (4)  THE GOLDMAN SACHS GROUP, L.P.

                    (5)  ITOCHU CORPORATION


                         -------------------------------

                               AGREEMENT FOR LEASE

                         relating to the development and
                                   leasing of
                                120 Fleet Street,
                                   London EC4

                         -------------------------------



                         CLIFFORD CHANCE
                         200 Aldersgate Street
                         London EC1A 4JJ

                         Tel:      0171-600 1000
                         Fax:      0171-600 5555


                         Ref:      AMW/C1536/839/RMRM

                         Doc. Name: AMW$03L8.07

                                     INDEX

Clause                                                                      PAGE

1.   DEFINITIONS, INTERPRETATION AND CONDITIONALITY .......................    1
     1.1    Definitions ...................................................    1
            "1927 Act Notice" .............................................    1
            "Agreement for Lease Measurement Plans" .......................    2
            "Approvals" ...................................................    2
            "Base Building" ...............................................    2
            "Base Building Architects" ....................................    2
            "Base Building Consultants" ...................................    2
            "Base Building Contracting Team" ..............................    2
            "Base Building Contract" ......................................    2
            "Base Building Contractor" ....................................    3
            "Base Building M&E Engineers" .................................    3
            "Base Building Plans" .........................................    3
            "Base Building Project Managers" ..............................    3
            "Base Building Quantity Surveyors" ............................    3
            "Base Building Specification" .................................    3
            "Base Building Structural Engineers" ..........................    3
            "Base Building Works" .........................................    3
            "Base Rate" ...................................................    4
            "Basement to Level 4 Lease" ...................................    4
            "Building" ....................................................    4
            "Building Systems" ............................................    4
            "Category A Works" ............................................    4
            "CAR Policy" ..................................................    4
            "CDM Regulations" .............................................    4
            "Certificate of Completion of Fit Out Works" ..................    4
            "Certifying Officer" ..........................................    4
            "Code of Measuring Practice" ..................................    5
            "Commissioning Engineer" ......................................    5
            "Completion of the Fit Out Works" .............................    5
            "Critical Date" ...............................................    5
            "Defects Period" ..............................................    5
            "Demised Premises" ............................................    5
            "Demolition Works" ............................................    5
            "Demolition Works Specification" ..............................    5
            "Developer's Commitment" ......................................    6
            "Development Site" ............................................    6
            "Development Site Plan" .......................................    6
            "Event of Default" ............................................    6
            "Expert" ......................................................    7
            "Extension Event" .............................................    7
            "Extension Period" ............................................    7
            "Fit Out Building Contractor" .................................    8

            "Fit Out Category A Works" ....................................    8
            "Fit Out Category B Works" ....................................    8
            "Fit Out Professional Firms" ..................................    8
            "Fit Out Quantity Surveyor" ...................................    8
            "Fit Out Works" ...............................................    8
            "Force Majeure" ...............................................    9
            "Group Company" ...............................................    9
            "Independent Person" ..........................................   10
            "Independent Measurer" ........................................   11
            "Inherent Defect" .............................................   11
            "Initial Rent" ................................................   11
            "Lease" .......................................................   11
            "Lease Insurance Date" ........................................   11
            "Letter of Opinion" ...........................................   12
            "Level 5 Lease" ...............................................   12
            "Level 6 Lease" ...............................................   12
            "Level 7 Lease" ...............................................   12
            "Level 8 Lease" ...............................................   12
            "Licence for Alterations" .....................................   12
            "Liquidated Damages" ..........................................   12
            "Longstop Date" ...............................................   12
            "Management Deed" .............................................   12
            "Maximum Damages" .............................................   12
            "Method Statement" ............................................   12
            "Minimum Standard Fitting Out Works" ..........................   13
            "Net Internal Area" ...........................................   13
            "Planning Permission" .........................................   13
            "Prescribed Interest Rate" ....................................   13
            "Professional Appointment" ....................................   13
            "Prohibited Materials" ........................................   14
            "Quarter Day" .................................................   14
            "Rent Commencement Date" ......................................   14
            "Retail Unit" .................................................   14
            "Shell & Core Substantial Completion" .........................   15
            "Shell & Core Substantial Completion Date" ....................   15
            "Shell & Core Works Certificate" ..............................   15
            "Site Regulations" ............................................   15
            "Stage D" .....................................................   15
            "Stage E" .....................................................   15
            "Stage E Design Works" ........................................   16
            "Target Date" .................................................   16
            "Tenant" ......................................................   16
            "Tenant's Delay" ..............................................   16
            "Tenant's Proposed Modifications" .............................   17
            "Tenant's Representative" .....................................   17
            "Tenant's Requested Modifications" ............................   17
            "TRM Delay" ...................................................   17
            "TRM Specifications" ..........................................   17

            "Tunnel Agreement" ............................................   17
            "Warranty" ....................................................   17
            "Working Day" .................................................   18
     1.2    Interpretation ................................................   18

2.   CLADDING .............................................................   19

3.   STOPPING UP ..........................................................   19

4.   STAGE E ..............................................................   20
     4.1    Upgrade to Stage E ............................................   20
     4.2    Key Stage E Design Packages ...................................   21
     4.3    Reference to Independent Expert ...............................   23
     4.4    Confirmatory Memorandum .......................................   23
     4.5    Risers ........................................................   24

5.   BASE BUILDING WORKS ..................................................   24
     5.1    Approvals .....................................................   24
     5.2    Warranties ....................................................   24
     5.3    Millennium Compliance .........................................   25
     5.4    Carrying out of Base Building Works ...........................   25
     5.5    Method of Completion ..........................................   25
     5.6    Expiry of Developer's Liability ...............................   27
     5.7    Tenant's release of adjoining property rights .................   27
     5.8    Quantification of Extension Periods ...........................   27
     5.9    Developer to hold harmless ....................................   28
     5.10   Payment of Connection Charges .................................   28

6.   SITE VISITS AND MEETINGS AND SUPPLY OF INFORMATION ...................   29
     6.1    Entry on to Site to view Base Building Works ..................   29
     6.2    Opening Up ....................................................   29
     6.3    Progress Meetings .............................................   30
     6.4    Provision of Information ......................................   31
     6.5    Documents to be supplied to Tenant ............................   32

7.   BASE BUILDING PROFESSIONAL FIRMS AND BUILDING
     CONTRACTOR ...........................................................   33
     7.1    Collateral Deeds of Warranty ..................................   33
     7.2    Substitute Appointments .......................................   33
     7.3    Developer to procure performance of contracts .................   34
     7.4    Developer not to terminate contracts ..........................   34
     7.5    Novation of appointments of Building Consultants ..............   34
     7.6    Construction Documentation ....................................   34

8.   DEVELOPER'S VARIATIONS TO BASE BUILDING WORKS ........................   37
     8.1    Detailing of' Base Building Works .............................   37
     8.2    Variations required by law etc. ...............................   37
     8.3    Variations requiring approval .................................   38

     8.4    Disputes ......................................................   39

9.   TENANT'S REQUESTED MODIFICATIONS .....................................   40
     9.1    Tenant's request for change ...................................   40
     9.2    Approval of modifications .....................................   40
     9.3    Preparation of Modification Plans .............................   42
     9.4    Developer's Estimates .........................................   42
     9.5    Tenant's response to Developer's estimates . ..................   43
     9.6    Tenant not proceeding with modifications ......................   44
     9.7    Tenant accepting the Developer's Estimate . ...................   44
     9.8    TRM Costs .....................................................   44
     9.9    Cost and Time Savings for Tenant's Requested Modifications ....   45
     9.10   Developer's handling fee ......................................   46
     9.11   Disputes as to TRM Costs ......................................   46
     9.12   Approvals .....................................................   46
     9.13   Time of the essence ...........................................   46

10.  COPYRIGHT ............................................................   46
     10.1   Licence to use drawings etc ...................................   46
     10.2   Restrictions on copyright to be observed ......................   47
     10.3   Fit Out Category A Works ......................................   47

11.  BASE BUILDING WORKS - ISSUE OF CERTIFICATES ..........................   47
     11.1   Inspections, representations and issue of certificates ........   47
     11.2   Fit Out Architect's Duty of Care Deed .........................   50
     11.3   Certificates under building contracts .........................   50
     11.4   Time of the essence ...........................................   50

12.  RIGHT TO RESCIND .....................................................   50
     12.1   Tenant's Rescission Notice ....................................   50
     12.2   Tenant's Termination Notice ...................................   51
     12.3   Agreed grace periods ..........................................   51
     12.4   Developer's Request to Extend Longstop Date ...................   52
     12.5   Tenant's request to terminate Agreement .......................   52
     12.6   Time of the essence ...........................................   53

13.  COMMISSIONING OF PLANT AND MACHINERY .................................   53
     13.1   Commissioning by Commissioning Engineer .......................   53
     13.2   Testing and representations ...................................   53
     13.3   Definition of Testing .........................................   54
     13.4   Parties to co-operate as to testing ...........................   54
     13.5   Building Systems ..............................................   54
     13.6   Testing after fitting-out and occupation ......................   54
     13.7   Carrying out works prior to commissioning .....................   55

14.  DEFECTS ..............................................................   55
     14.1   Making good initial defects ...................................   55
     14.2   Making good defects at final completion .......................   55

     14.3   Defects Period ................................................   55
     14.4   Inherent Defects ..............................................   56
     14.5   Millennium Compliance rent pay-back ...........................   57
     14.6   Maintenance agreements ........................................   57
     14.7   Access by Developer to make good defects ......................   57
     14.8   Damages in respect of a Relevant Defect .......................   58

14A. FIT OUT WORKS ........................................................   60

15.  FIT OUT PLANS ........................................................   61
     15.1   Preparation of drawings .......................................   61
     15.2   Fit Out Plans/Interface with Building Systems .................   61
     15.3   Detail of Fit Out Plans .......................................   61
     15.4   Restrictions on Fit Out Works .................................   61
     15.5   Documents to be supplied ......................................   62
     15.6   Approval of Fit Out Works .....................................   62
     15.7   Amendment of Fit Out Plans ....................................   63
     15.8   Approvals .....................................................   63

16.  ENTRY FOR THE TENANT'S FIT OUT WORKS
     AND SUBSEQUENT OCCUPATION ............................................   63
     16.1   Access for Tenant's Fit Out Works .............................   63
     16.2   Design of Fit Out Works .......................................   63
     16.3   Compliance with Site Regulations ..............................   64
     16.4   Approval of Fit Out Method Statement ..........................   64
     16.5.1 Compliance by Tenant with certain requirements ................   65
     16.5.2 CDM Regulations ...............................................   66
     16.6   Observance of Lease covenants .................................   66
     16.7   Developer's right to inspect ..................................   66
     16.8   Responsibility for claims .....................................   66
     16.9   Responsibility for delay ......................................   67
     16.10  Collateral Deeds of Warranty ..................................   67
     16.11  Early Access ..................................................   67

17.  COMPLETION OF TILE FIT OUT WORKS .....................................   68
     17.1   Inspection, representations and issue of certificate ..........   68
     17.2   Certificate to be binding .....................................   69
     17.3   Failure to complete Fit Out Category A Works ..................   69

18.  ANCILLARY PROVISIONS AS TO TENANT'S FIT OUT WORKS ....................   69
     18.1   Documents to be supplied ......................................   69
     18.2   Tenant's indemnity ............................................   70

19.  ENTRY BY THE DEVELOPER AFTER THE SHELL & CORE
     SUBSTANTIAL COMPLETION DATE ..........................................   70

20.  DEVELOPER'S FIT OUT WORKS ............................................   71
     20.1   Developer's Fit Out Works .....................................   71

     20.2   Developer's Cap not reached ...................................   72

21.  AGREEMENT AS TO OPERATION OF LANDLORD
     AND TENANT ACT 1927 ..................................................   73
     21.1   Effect of Service of 1927 Act Notice ..........................   73
     21.2   Disputes as to Cost ...........................................   73

22.  INSURANCE ............................................................   73
     22.1   Insurance of Base Building Works ..............................   73
     22.2   Destruction of Base Building Works/Developer's Fit Out Works ..   74
     22.3   Fit Out Works - notification of reinstatement cost ............   74
     22.4   Insurance of Fit Out Works ....................................   75
     22.5   Frustration of re-instatement .................................   75
     22.6   Fit Out Works insurance cost ..................................   75
     22.7   Production and inspection of insurance policies ...............   76

23.  MEASUREMENT, GRANT OF LEASES, RENT AND OTHER TERMS ...................   76
     23.1   Joint Measurement .............................................   76
     23.2   Grant of Leases ...............................................   77
     23.3   Calculation of rent and commencement date .....................   77
     23.4   Licence fees pending grant of Lease ...........................   80
     23.5   Retail Unit ...................................................   80
     23.6   Extension of Rent Commencement Date ...........................   82
     23.7   Letter of Opinion .............................................   82

24.  TITLE ................................................................   82
     24.1   Title deduced .................................................   82
     24.2   Developer's Land Certificate to be put on deposit .............   83

25.  CONDITIONS AFFECTING THE GRANT OF THE LEASES .........................   83
     25.1   Leases granted subject to certain matters .....................   83
     25.2   Variations to plans ...........................................   84
     25.3   No representations ............................................   84
     25.4   All terms incorporated ........................................   84

26.  EVENT OF DEFAULT .....................................................   85
     26.1   Circumstances giving rise to an Event of Default ..............   85
     26.2   Right to determine ............................................   86
     26.3   Repayments ....................................................   86

27.  CAPITAL ALLOWANCES ...................................................   86
     27.1   Allocation ....................................................   86
     27.2   The Contributor's entitlement to capital allowances ...........   87
     27.3   The Contributee's claim for capital allowances ................   87

28.  VAT ..................................................................   88
     28.1   Definitions ...................................................   88
     28.2   All sums exclusive of VAT .....................................   89

     28.3   VAT on supplies ...............................................   89
     28.4   Repayment of amounts ..........................................   89
     28.5   Reimbursements and VAT ........................................   90

29.  GUARANTEE OF PERFORMANCE OF TENANT'S OBLIGATIONS .....................   90
     29.1   Covenants by Tenant's Surety ..................................   90
     29.2   Successor Tenant's Surety .....................................   91

30.  GUARANTEE OF PERFORMANCE OF DEVELOPER'S OBLIGATIONS ..................   92

31.  CONFIDENTIALITY PROVISIONS ...........................................   93
     31.1   Non-disclosure ................................................   93
     31.2   Notification of permitted Disclosures .........................   93
     31.3   Non-disclosure period .........................................   94
     31.4   Exceptions ....................................................   94

32.  DISPUTES .............................................................   94
     32.1   Determination by an Independent Person ........................   94
     32.2   Appointment of Independent Person .............................   94
     32.3   New appointments ..............................................   94
     32.4   Power of Independent Person to bring in specialist advice .....   94
     32.5   Arbitration ...................................................   95
     32.6   Expert ........................................................   95
     32.7   Independent Person to determine delays ........................   96

33.  NOTICES ..............................................................   96
     33.1   Meaning of "Address" ..........................................   96
     33.2   Delivery of Notices ...........................................   96
     33.3   Addresses for Notices .........................................   96

34.  SENIOR MANAGERS AND TENANT'S AGENTS' AUTHORITY .......................   97
     34.1   Designation of Senior Managers ................................   97
     34.2   Initial designation ...........................................   97
     34.3   Ability to rely upon Senior Managers ..........................   97
     34.4   Ability to change designation .................................   97

35.  CONTINUANCE AND NON-MERGER ...........................................   97

36.  NO ASSIGNMENT/PERSONAL OBLIGATIONS ...................................   98
     36.1   Tenant's interest personal ....................................   98
     36.2   Developer's interest personal .................................   98
     36.3   Implied covenants excluded ....................................   98
     36.4   Novation of obligations to ITOCHU .............................   99

37.  EXCLUSION OF DEVELOPER'S LIABILITY ...................................   99
     37.1   No liability beyond this Agreement ............................   99
     37.2   No liability for consequential loss ...........................   99

38.  GENERAL PROVISIONS ...................................................   99
     38.1   Interest on late payments .....................................   99
     38.2   Invalidity of certain provisions ..............................   99
     38.3   Proper Law and Jurisdiction ...................................  100
     38.4   Immunity from Suit ............................................  100
     38.5   Examination by Tenant .........................................  100
     38.6   Key Man Requirements ..........................................  100
     38.7   Shoe Lane Protocol ............................................  101

39.  TUNNEL AND BRIDGES ...................................................  101

40.  DEFERRAL OF PAYMENTS .................................................  102

                         INDEX OF ANNEXURES AND EXHIBITS

     ANNEXURE                                                              CLAUSE REFERENCE
1.   Basement to Level 4 Lease
2.   Level 5 Lease
3.   Level 6 Lease
4.   Level 7 Lease
5.   Level 8 Lease
6.   Management Deed
7.   Licence for alterations
8.   Base Building Specification and Plans                                 "Base Building Speciflcation"
                                                                           "Base Building Plans"
9.   Development Site Plan                                                 "Building" and
                                                                           "Development Site Plan"
10.  Agreement for Lease Measurement Plans                                 "Agreement for Lease
                                                                           Measurement Plans"
11.  Critical Dates                                                        "Critical Dates"
12.  Demolition Works Specification                                        "Demolition Works
                                                                           Specification"
13.  Minimum Standard Fitting Out Works Specification                      "Minimum Standard Fitting
                                                                           Out Works"
14.  Base Building Architects Appointment and Warranty                     Clause 7.1.1
15.  Base Building M&E Engineer Appointment and Warranty                   Clause 7.1.2
16.  Base Building Structural Engineer Appointment and Warranty            Clause 7.1.3
17.  Base Building Contract and Contractor's Warranty                      Clause 7.1.5
18.  Tenant's Proposed Modifications                                       Clause 9.2.3
19.  Letter of Opinion                                                     Clause 23.7
20.  Novation Deed                                                         Clause 36.4
21.  Shoe Lane Protocol                                                    Clause 38.7

22.  Stopping Up Plan                                                      Clause 3
23.  Tunnel Agreement                                                      Clause 39
24.  Risers Plan                                                           Clause 4.6

THIS AGREEMENT is made as a deed the 2nd day of April One thousand nine hundred and ninety-eight

BETWEEN:--

(1) JC No. 3 (UK) LIMITED and FLEET STREET SQUARE MANAGEMENT LIMITED trading as FLEET STREET PARTNERSHIP ("THE DEVELOPER") BOTH OF 76 SHOE LANE, London EC4A 3JB

(2) GOLDMAN SACHS INTERNATIONAL ("GSI" which expression shall be deemed to include its successors in title) of Peterborough Court, 133 Fleet Street, London EC4A 2BB;

(3) RESTAMOVE LIMITED (Company Registration Number 01429809) ("Levels 5-8 TENANT") which expression shall be deemed to include its successors in title) whose registered office is at Peterborough Court, 133 Fleet Street, London EC4A 2BB;

(4) THE GOLDMAN SACHS GROUP L.P. of 85 Broad Street New York New York 10004 ("THE TENANT'S SURETY");

(8) ITOCHU CORPORATION ("ITOCHU") of 5-1, Kita-Aoyama 2-chome, Minato-ku, Tokyo 107-8077, Japan.


     WHEREBY IT IS AGREED as follows:-


1.   DEFINITIONS, INTERPRETATION AND CONDITIONALITY

1.1  DEFINITIONS

     In this Agreement unless the context requires otherwise the following words and expressions shall have the meanings respectively ascribed to them:--

     "1927 ACT NOTICE" means a notice served by the Tenant pursuant to Section 3 of the Landlord and Tenant Act 1927 and as specified in Clause 21

     "AFFILIATE" of any specified person means any other person directly or indirectly controlled or controlled by or under common control with such specified person (for the purposes of this paragraph "control" (including "control by" or under "common control with") shall mean the power to direct management and policies directly or indirectly whether through the ownership of voting securities or equity interests by contract or otherwise);

     "AGREEMENT FOR LEASE MEASUREMENT PLANS" are the plans annexed hereto and entitled as such at ANNEXURE 10

     "APPROVALS" means the Planning Permission, listed building consent and all other consents, licences, permissions and approvals of any local or other competent authority which may from time to time be necessary to enable the Developer or the Tenant lawfully to commence and thereafter carry out the Base Building Works or the Fit Out Works (as appropriate) (together with any conditions respectively thereof) including, if the same are destroyed or damaged, the reinstatement of the Base Building Works or the Fit Out Works (as appropriate) and any other approvals whether of a public or private nature which may be required including any projection licences for highway overhangs and the term "APPROVAL" shall be construed accordingly

     "ASSOCIATED COMPANY" means a company corporation or partnership which is a subsidiary or Affiliate of another and a company corporation or partnership shall be taken to be associated if both are subsidiaries or Affiliates of a third company corporation or partnership

     "BASE BUILDING" means subject to the provisions of this Agreement the building described in the Base Building Specification and the Base Building Plans but (for the avoidance of doubt otherwise than as provided for in Clause 39.4 hereof) excluding the Bridge Works (as defined in the Bridges Agreement) and the Tunnel Works (as defined in the Tunnel Agreement)

     "BASE BUILDING ARCHITECTS" means Hurley Robertson & Associates of 146 Grosvenor Road London SW1V 3JY or such other firm of architects as shall with the approval of the Tenant (such approval not to be unreasonably withheld) be appointed by the Developer

     "BASE BUILDING CONSULTANTS" means the Base Building Architects, the Certifying Officer, the Base Building Project Managers, the Base Building Quantity Surveyors, the Base Building Structural Engineers and the Base Building M&E Engineers

     "BASE BUILDING CONTRACTING TEAM" means the Base Building Contractor and the sub-contractors with material design responsibilities appointed by the Base Building Contractor to carry out the Base Building Works (or any part thereof)

     "BASE BUILDING CONTRACT" means the contract entered into by the Developer in accordance with Clause 7.6.2 providing for the execution of the Base Building Works as the same may be amended or modified from time to time in accordance with this Agreement

     "BASE BUILDING CONTRACTOR" means Kajima U.K. Engineering Limited and Taylor Woodrow Construction Limited acting in joint venture or an alternative building contractor appointed with the approval of the Tenant (such approval not to be unreasonably withheld) from time to time

     "BASE BUILDING M&E ENGINEERS" means Ove Arup & Partners, Consulting Engineers, of 13 Fitzroy Street London W1P 6BQ or such other firm of mechanical and electrical engineers as shall with the approval of the Tenant (such approval not to be unreasonably withheld subject to Clause 7.2.2) be appointed by the Developer

     "BASE BUILDING PLANS" means subject to the provisions of this Agreement the Base Building Plans as annexed hereto identified in ANNEXURE 8 and all other plans drawings and specifications for the Base Building Works (as the same may be updated or varied in accordance with this Agreement from time to time)

     "BASE BUILDING PROJECT MANAGERS" means Gleeds Management Services of 123 Regent Street London W1R 8TB or such other firm as shall with the approval of the Tenant (such approval not to be unreasonably withheld subject to Clause 7.2.2) be appointed by the Developer

     "BASE BUILDING QUANTITY SURVEYORS" means Gleeds of 123 Regent Street London W1R 8TB or such other firm of quantity surveyors as shall with the approval of the Tenant (such approval not to be unreasonably withheld subject to Clause 7.2.2) be appointed by the Developer

     "BASE BUILDING SPECIFICATION" means subject to the provisions of this Agreement the specification for the Base Building as described in the document entitled "Base Building Specification" (including the agreed amendment schedule) (as the same may be updated or varied in accordance with this Agreement from time to time) at ANNEXURE 8

     "BASE BUILDING STRUCTURAL ENGINEERS" means Ove Arup & Partners, Consulting Engineers, of 13 Fitzroy Street London W1P 6BQ or such other firm of structural engineers as shall with the approval of the Tenant (such approval not to be unreasonably withheld subject to Clause 7.2.2) be appointed by the Developer

     "BASE BUILDING WORKS" means the aggregate of the Demolition Works and the construction of the Base Building in accordance with the Base Building Specification and the Base Building Plans (but excluding (for the avoidance of doubt otherwise than as provided for in Clause 39.4) the Bridge Works (as defined in the Bridge Agreement) and the Tunnel Works

     (as defined in the Tunnel Agreement) and omitting the Category A Works but including any Tenant's Requested Modifications which are to be carried out by the Developer pursuant to Clause 9) as the same may be varied from time to time under Clause 8

     "BASE RATE" means the base rate for the time being of Midland Bank PLC or some other London Clearing Bank nominated from time to time by the Developer, or in the event of such base rate ceasing to exist, such other comparable rate of interest as the Developer shall reasonably specify

     "BASEMENT TO LEVEL 4 LEASE" means the draft lease annexed hereto as ANNEXURE 1

     "BRIDGES AGREEMENT" means an agreement substantially in the form of the Tunnel Agreement with such amendments as may be approved by the Developer (such approval not to be unreasonably withheld) and in the event of dispute as shall be determined by the Independent Person

     "BUILDING" means the building to be known as 120 Fleet Street, London EC4 and situate within the red edging on the Development Site Plan and (for the avoidance of doubt excluding the proposed bridges and tunnel which may connect the Building to Peterborough Court, 133 Fleet Street London)

     "BUILDING SYSTEMS" means the mechanical, electrical, sanitary, heating, ventilating, life safety, air conditioning, fire or other systems in the Building

     "CATEGORY A WORKS" means the works described in the Minimum Standard Fitting Out Works Specification (these being works which the Developer will be omitting from the Base Building Works with the intention that such works will be replaced by works comprised within the Fit Out Category A Works)

     "CAR POLICY" means the Building Contractor's all risks policy as revised from time to time

     "CDM REGULATIONS" means the Construction (Design and Management) Regulations 1994

     "CERTIFICATE OF COMPLETION OF FIT OUT WORKS" means the certificate to be issued by the Fit Out Architect in accordance with Clause 17 signifying that Completion of the Fit Out Works has occurred

     "CERTIFYING OFFICER" means Andrew Matthewman of Gleeds (or such other person as the Developer shall from time to time appoint with the approval of the Tenant such approval not to be unreasonably withheld subject to Clause 7.2.2 as employer's agent or contract administrator or other person having responsibility for certification of practical completion or the giving of a written statement of practical completion or a certificate of completion or any analogous certification under any Base Building Contract and/or this Agreement)

     "CODE OF MEASURING PRACTICE" means the Code of Measuring Practice prepared by the Royal Institution of Chartered Surveyors and the Incorporated Society of Valuers and Auctioneers (Fourth Edition dated November 1993)

     "COMMISSIONING ENGINEER" means the commissioning engineer to be appointed by the Developer or the Base Building Contractor (with the approval of the Tenant such approval not to be unreasonably withheld) to commission the plant and machinery the supply or fixing of which is included in the Base Building Works and the Developer's Fit Out Works and which the Tenant shall also simultaneously appoint to perform the same function in relation to the Tenant's Fit Out Works in accordance with the provisions of and to carry out the functions referred to in Clause 13

     "COMPLETION OF THE FIT OUT WORKS" means the practical completion of the Fit Out Works as certified by the Fit Out Architect

     "CRITICAL DATE" means in respect of various categories of Works the later of (a) the relevant date identified in the Schedule of Critical Dates at ANNEXURE 11 and (b) five (5) Working Days after the date when Full Details in respect of the relevant category of Works have first been provided to the Tenant in accordance with Clause 4.1.2

     "DEFECTS PERIOD" means the period or periods determined in accordance with the provisions of Clause 14

     "DEMISED PREMISES" means the totality of the premises to be demised by the Leases (subject to revision in accordance with the provisions of Clause 25.2)

     "DEMOLITION WORKS" means the works of demolition described in the Demolition Works Specification

     "DEMOLITION WORKS SPECIFICATION" means the specification with that title attached as ANNEXURE 12

     "DEVELOPER'S CAP" shall be determined in accordance with the following:

     DC = Eighteen million two hundred and eighty eight thousand three hundred pounds (Pounds Sterling 18,288,300) + TRMS - TRMC - NI

     Where:

     DC   means the Developer's Cap;

     TRMS means the aggregate amount of all cost savings agreed or determined in accordance with Clause 9.9.1 less the aggregate of (i) the amount of any such cost saving paid to the Tenant in accordance with that Clause and (ii) the amount of any such cost saving in respect of which an election is made by the Tenant in accordance with Clause 9.9.2;

     TRMC means the aggregate of all TRM Costs actually incurred or suffered by the Developer together with notional interest thereon (which shall be compounded quarterly) at 9.5% per annum from the date each element of TRM Cost is incurred or suffered until 15 November 2000; and

     NI means notional interest (which shall be compounded quarterly) at 9.5% per annum from the date each payment is made to GSPM under clause 5.6 of the Procurement Contract until the date which is nine (9) months after Shell and Core Substantial Completion and reduced from time to time in accordance with Clause 20.1B;

     "DEVELOPER'S COMMITMENT" means Twelve million one hundred and nine thousand three hundred and twenty four pounds (Pounds Sterling) 12,109,324) as reduced from time to time in accordance with Clause 20.1A

     "DEVELOPER'S FIT OUT WORKS" shall have the meaning set out in the Procurement Contract

     "DEVELOPER'S PROGRAMME" means the programme for the design and construction of the Base Building Works annexed hereto as updated by the Developer and notified to the Tenant from time to time in accordance with this Agreement

     "DEVELOPMENT SITE" means the area shown edged red on the Development Site Plan

     "DEVELOPMENT SITE PLAN" means the plan with that title annexed to this Agreement at ANNEXURE 9

     "EVENT OF DEFAULT" shall have the meaning set out in Clause 26

     "EXPERT" means an Independent Person acting as an expert pursuant to Clause 32.6

     "EXTENSION EVENT" means the events, matters and occurrences set out in the definition of "Extension Period"

     "EXTENSION PERIOD" means the overall period of delay to the Base Building Works actually incurred as a result of any of the following:-

     (A)  any extensions of time properly awarded under any Base Building
          Contract;

     (B)  Force Majeure; or

     (C) the carrying out by a local authority, statutory undertaker, or utility company of work in pursuance of its statutory obligations affecting any work to be carried out in connection with the Development or the failure to carry out such work or (where there is a change in law or regulations) any requirement of any such organisations or bodies for design or specification changes or the taking down of works which have already been carried out;

     (D) any material variation to the design of the Building required as a result of the failure to have stopped-up pursuant to an Order granted under section 246 of the Town and Country Planning Act 1990 the land shown hatched black on the plan forming ANNEXURE 22

     (E) the insolvency of the Base Building Contractor or the Base Building Architects or the Base Building Project Managers or the Base Building Quantity Surveyors or the Base Building Structural Engineers or the Base Building M&E Engineers (but not due to any negligent act or omission caused by negligence of the Developer or any failure of the Developer to pay such persons); and

     (F)  Tenant's Delay;

     as agreed or determined in accordance with Clause 5.8.3 Provided That (a) for the avoidance of doubt when calculating the overall period of any delay for the purposes of this Agreement there shall also be included any period or periods of delay consequential upon any of the above-mentioned events and (b) there shall be no double counting of any such periods of delay

     "FIT OUT ARCHITECT" means T.P. Bennett Partnership of 262 High Holborn London WC1V 7DU or such other firm of architects as shall with the approval of the Developer (such approval not to be unreasonably withheld) be appointed by or on behalf of the Tenant or any Group Company

     "FIT OUT BUILDING CONTRACTOR" means the main building contractor, management contractor or construction manager as the case may be and appointed in or on behalf of the Tenant or any Group Company in connection with the carrying out of the Fit Out Works (in the case of the Tenant's Fit Out Works, with the prior written approval of the Developer such approval not to be unreasonably withheld or delayed provided that such approval shall be given within 10 Working Days of a written request or any objection notified within such time limit and any failure to respond shall mean that the Developer is deemed to have accepted such appointment)

     "FIT OUT CATEGORY A WORKS" means the works of completing the installation connection and commissioning of services to and the initial fitting out of the Demised Premises to the extent necessary to render the Demised Premises suitable and ready for occupation for the use permitted by the Lease and shall comprise the Minimum Standard Fitting Out Works or such other works in substitution therefor as approved by the Developer pursuant to Clause 15.6

     "FIT OUT CATEGORY B WORKS" means the works (if any) (in addition to the Fit Out Category A Works) which are undertaken for the purposes of the fitting out of the Demised Premises and which are approved in accordance with the provisions of this Agreement

     "FIT OUT PLANS" shall have the meaning ascribed to them in Clause 15.2

     "FIT OUT PROFESSIONAL FIRMS" mean the architects, quantity surveyors, engineers and other professionals or sub-contractors providing services or advice to the Tenant or any Group Company acting on its behalf in or about the Fit Out Works

     "FIT OUT QUANTITY SURVEYOR" means Bernard Williams Associates of King's House 32-40 Widmore Road Bromley Kent BR1 1RY or such other firm of quantity surveyors as may from time to time be appointed in respect of the Fit Out Works

     "FIT OUT WORKS" means collectively the Fit Out Category A Works and (if any) the Fit Out 03 Category B Works or any of them as the context so requires

     "FORCE MAJEURE" means any of fire, storm, tempest, other extreme adverse weather conditions, war, hostilities, rebellion, revolution, insurrection, military or usurped power, civil war, national strikes, riot, terrorist action, commotion, disorder, decree of government, non availability of labour, materials or equipment (to the extent the same are not readily obtainable elsewhere) and (without prejudice to the generality of the foregoing) any other cause or circumstances which are beyond the Developer's reasonable control and which adversely affects the performance by the Developer or anyone acting on its behalf of the terms and provisions of this Agreement

     Provided that each and every such cause or circumstance shall only count to the extent that it:-

     (i) adversely affects the performance of the Developer or anyone acting on its behalf in relation to the terms and provisions of this Agreement; and

     (ii) cannot reasonably be avoided or provided against by the Developer and/or the Base Building Consultants and/or the Base Building Contracting Team without any undue cost; and

     (iii) is not due to the wilful or deliberate act default or negligent act or omission of the Developer

     "FULL DETAILS" means the level of design detail which in the proper opinion of the Base Building Architect is required to achieve Stage E together with as incidental thereto such calculations drawings specifications and other information as have been made available to the Developer as part of the Stage E Detail Design

     "GROUP COMPANY" means:

     (i)  in relation to the Developer any company which is for the time being:-

          (a)  a subsidiary of the Developer or

          (b)  the holding company or parent company of the Developer or

          (c) another subsidiary of the holding company or parent company of the Developer (whether or not that subsidiary may itself be a parent or holding company of a sub-group of companies within the whole group), in each case within the meaning of Sections 258, 259 and 736 of the Companies Act 1985, as amended by the Companies Act 1989; and

     (ii) in relation to the Tenant any company within the same group of companies as the Tenant as set out below:-

          (a) any two companies shall be taken to be members of a group if one is the subsidiary of the other or both are subsidiaries of a third company;

          (b) In determining whether any company is a subsidiary of another company the word subsidiary bears the meaning assigned to it by
               Section 736 of the Companies Act 1985 as originally enacted;

          (c) In determining whether any corporation (which shall be construed in accordance with Section 740 of the Companies Act 1985 as originally enacted) is a subsidiary of another corporation or of a company or whether any company is a subsidiary of a corporation the word subsidiary bears the meaning assigned to it by section 736 of the Companies Act 1985 as originally enacted but modified only so that `company' includes `corporation' for this purpose;

          (d) A partnership (which shall be construed as including a partnership under the laws of the United Kingdom or elsewhere) shall be taken to be a subsidiary of another partnership or of a company or corporation if that other partnership or company or corporation is entitled to more than one half of the assets or more than one half of the income of the first mentioned partnership;

          (e) A company or corporation shall be deemed to be a subsidiary of a partnership if that partnership controls the composition of the board of directors of the company or corporation or holds more than half in nominal value of the issued equity share capital of the company or corporation;

     "GSPM" means Goldman Sachs Property Management

     "INDEPENDENT PERSON" means the independent person appointed to act as specified in Clause 32.5 or Clause 32.6 (as applicable)

     "INDEPENDENT MEASURER" means Plowman Craven Associates of 141 Lower Luton Road Batford Harpenden Herts AL5 5EQ or such other firm with expertise in measuring floors in buildings of a nature similar to the Building as the parties may agree (or as may in default of agreement be nominated by the President for the time being of the Royal Institute of Chartered Surveyors as (or his deputy) on the application of any party);

     "INHERENT DEFECT" means any latent or inherent defect attributable to breach of the Developer's warranty in Clause 5.5 and/or present in the Base Building Works as originally designed and/or constructed and/or varied by Tenant's Proposed Modifications or Tenant's Requested Modifications and which is attributable to or connected with the design workmanship tests investigation or supervision of the Base Building Works (varied as aforesaid) or attributable to the materials used therein having been defective inadequate unsuitable or incomplete or otherwise substandard or is an occurrence of damage or disrepair caused by or consequent on any such defect judged in accordance with the standards of professional practice and any codes of practice usual (in the case of design) at the time when the relevant part of the Base Building Works (varied as aforesaid) was designed and usual (in the case of workmanship) at the time when the relevant work was done but (in the case of design subject further as provided in Clause
     5.5.2 and in each case) to the extent only in all cases that any defect is not caused or aggravated (whether directly or indirectly) by failure by the Tenant (in circumstances where the Tenant knew or ought reasonably to have known of the relevant defect) to comply (or procure compliance by others) with its obligations in this Agreement or any relevant Lease or any documents ancillary or supplemental to any of them or (where the defect has come to the attention of the Tenant) any unreasonable actions or omissions or works which the Tenant or any undertenant or other occupiers or licensee (or persons acting for or on behalf or any of them or under their control) may do or make or carry out

     "INITIAL RENT" shall have the meaning ascribed thereto in the Leases and in respect of each Lease shall be the relevant amount specified in Clause 23.3

     "LEASE" means any one (as the context shall admit) of the leases comprising the Basement to Level 4 Lease, Level 5 Lease, Level 6 Lease, Level 7 Lease and Level 8 Lease as the case may be (with such additions or amendments as are provided for in this Agreement) to be granted to the Tenant on the terms prescribed by Clause 23 and "Leases" shall be construed accordingly

     "LEASE INSURANCE DATE" means the date of completion of the grant of the Lease

     "LETTER OF OPINION" means a letter of opinion in the form of the draft annexed as ANNEXURE 19 but amended so as to relate to the Leases the Licence for Alterations the Management Deed the Bridges Agreement and the Tunnel Agreement at the time of their respective grants

     "LEVEL 5 LEASE" means the draft lease annexed hereto as ANNEXURE 2

     "LEVEL 6 LEASE" means the draft lease annexed hereto as ANNEXURE 3

     "LEVEL 7 LEASE" means the draft lease annexed hereto as ANNEXURE 4

     "LEVEL 8 LEASE" means the draft lease annexed hereto as ANNEXURE 5

     "LICENCE FOR ALTERATIONS" mean the licence regulating and approving the manner of execution of the Tenant's Fit Out Works in the form of the draft annexed as ANNEXURE 7

     "LIQUIDATED DAMAGES" means liquidated and ascertained damages payable at the rate of one hundred thousand pounds (Pounds Sterling 100,000) per week and pro rata for any part of a week

     "LONGSTOP DATE" means (subject to postponement by the number of days of any Tenant's Delay) 25 December 2003

     "MANAGEMENT DEED" means the management deed in the form of the draft annexed as ANNEXURE 6

     "MAXIMUM DAMAGES" means a total of Liquidated Damages not to exceed five million two hundred thousand pounds (Pounds Sterling 5,200,000)

     "METHOD STATEMENT" means the method statement to be provided by the Tenant in accordance with Clause 16.4

     "MILLENNIUM COMPLIANT" means the ability of plant machinery and equipment and related computer systems and/or related hardware and/or software to provide those of the following functions to the levels which are required in order properly to operate the Base Building for the period up to and including 1 January 2001:-

     (a) handle date information before, during and after January 1, 2000, including, but not limited to, accepting date input, providing date output taking account of leap years after 1999 and performing calculations on dates or portions of dates;

     (b) function accurately and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the year 2000 and the new century

     "MINIMUM STANDARD FITTING OUT WORKS" means the works described in the specification annexed to this Agreement as ANNEXURE 13 and entitled "Minimum Standard Fitting Out Works Specification"

     "NET INTERNAL AREA" means the net internal area expressed in square feet and square metres (but so that for the avoidance of doubt all figures relating to rent appearing in or to be calculated pursuant to this Agreement shall relate to square feet and not square metres) of those parts of the Demised Premises shown edged red on the Agreement for Lease Measurement Plans and measured for the purposes of ascertaining the Initial Rent under each of the Leases in accordance with the Code of Measuring Practice but so that notwithstanding the provisions of the Code of Measuring Practice the areas shown cross-hatched red or cross-hatched yellow or cross-hatched blue or cross-hatched green on the Measurement Plans and the risers referred to in Clause 4.5 shall in any event be deemed to constitute Net Internal Area for the purposes of this Agreement and for the avoidance of doubt in the case of conflict between:-

     (a)  this definition; and

     (b)  the application of the said code;

     the former shall prevail provided that the storage areas comprised in any set of Demised Premises shall, if not counted as Net Internal Area for the purposes of the Code of Measuring Practice, be measured in accordance with surveyors' normal practice for such areas and shall also be included in the calculation of the Initial Rent

     "PLANNING PERMISSION" means the permission granted on the 9 December 1997 by the Corporation of London under reference number P30926

     "PRESCRIBED INTEREST RATE" means two per cent (2%) per annum above Base
     Rate

     "PROCUREMENT CONTRACT" means the contract of even date herewith for the carrying out by GSPM on behalf of the Developer of certain elements of the Fit Out Works

     "PROFESSIONAL APPOINTMENT" means the appointment by the Developer of each of the Base Building Consultants which in the case of those known of at the date hereof shall be materially in the form of the respective consultancy appointments annexed hereto and in all other cases as provided for in Clause 7.6.1

     "PROHIBITED MATERIALS" means:-

     (a) any materials where it is known at the time the Base Building Works are being carried out that such materials might in themselves or as a result of the manner of their use pose a hazard to health and in particular to the health of the personnel involved in the construction or maintenance of the Development or to the eventual occupants thereof;

     (b) any materials which are notified by the Tenant to the Developer prior to commencement of construction of the Base Building Works as being prohibited in relation to the Base Building Works and which at the time the Base Building Works are being carried out are generally accepted of:-

          (i)   being deleterious in themselves;

          (ii) becoming deleterious when used in a particular situation or in combination with other materials;

          (iii) becoming deleterious with passage of time;

          (iv) becoming deleterious as a result of poor workmanship during construction;

          (v) being damaged by or causing damage to the structure in which they are incorporated or to which they are affixed;

     "QUARTER DAY" means each of the 25th day of March, 24th day of June, 29th day of September and 25th day of December in any year

     "RENT COMMENCEMENT DATE" means (subject as set out in Clause 23.3.8) the date specified in Clause 23.3 (as extended if appropriate pursuant to Clause 23.6)

     "RETAIL UNIT" means the retail accommodation at lower ground and ground floor levels shown edged and hatched brown on the Measurement Plans

     "SHELL & CORE SUBSTANTIAL COMPLETION" means the practical completion of the Base Building (save for any openings in the external envelope provided for in the Base Building Specification or requested as Tenant's Requested Modifications and save for any items of the Base Building Works which remain incomplete with the approval of or at the request of the Tenant or by reason of hoisting or site and other like facilities made available to the Tenant as requested or approved by the Tenant such approval not to be unreasonably withheld and excluding the Retail Unit (save for the shell thereof)) and the installation of the utilities and all facilities, systems and services of the Base Building which are comprised within the Base Building Definition all as certified by the Certifying Officer or agreed or determined in accordance with Clause 11 subject to such matters as are included in any snagging list Provided that (save as requested or approved by the Tenant as aforesaid) none of the matters left outstanding (whether individually or cumulatively) are of such consequence as to prevent or be reasonably likely to prevent the commencement and/or continuation and/or completion of the Fit Out Works in a reasonably programmed orderly and continuous manner without material interruption obstruction interference or restriction beyond that resulting from the usual making good of snagging items and defects

     "SHELL & CORE SUBSTANTIAL COMPLETION DATE" means the date of completion of the construction of the works referred to in the Shell & Core Substantial Completion definition as certified or agreed or determined in accordance with Clause 11

     "SHELL & CORE WORKS CERTIFICATE" means the certificate evidencing Shell & Core Substantial Completion issued in accordance with this Agreement

     "SHOE LANE PROTOCOL" means the protocol annexed to this Agreement as ANNEXURE 21

     "SITE REGULATIONS" means such reasonable regulations as may be promulgated by or on behalf of the Developer from time to time for the efficient running of the Development Site Provided that such regulations shall not prevent the commencement, continuation and completion of the Fit Out Works in accordance with the provisions of this Agreement in a reasonably programmed orderly and continuous manner without material interruption obstruction or restriction

     "STAGE D" means Stage D Scheme Design as described in paragraph 01 of Stage D Scheme Design in Schedule 2 of the Standard Form of Agreement for the Appointment of an Architect SFA/92, 1996 Revision

     "STAGE E" means in relation to services to be carried out by the Base Building Architects Stage E Detail Design as described in paragraph 01 of Stage E Detail Design in Schedule 2 of the Standard Form of Agreement for the Appointment of an Architect SFA/92, 1996 Revision and in relation to other services to be performed by other members of the Base Building Consultants means in the proper opinion of the Base Building Architects design to an equivalent level of detail

     "STAGE E DESIGN WORKS" means the design works necessary in order to achieve Stage E

     "STAGE E DRAWINGS AND SPECIFICATIONS" means the drawings and specifications required to take the Base Building Plans and Base Building Specification to Stage E

     "TARGET DATE" means (subject to postponement day for day by any Extension Period) 24 June 2000

     "TENANT" means together GSI and the Level 5-8 Tenant and any obligation on the part of the Tenant shall be a joint and several obligation of each of them unless otherwise expressly stated in this Agreement

     "TENANT'S DELAY" means any actual delay to the Base Building Works or any part or item of them to the extent that it arises out of any act or omission or requirement of the Tenant or the Tenant's Consultants or its agents, servants or contractors or other event for which the Tenant or those acting on its behalf is or are directly or indirectly responsible including delays resulting from and properly attributable to any circumstances (or any combination of circumstances) including but not limited to the following:-

     (i) any express request by the Tenant that the Developer delay the preparation for, commencement or completion of any work comprising any part of the Base Building Works for any reason (or any requirement for delay resulting from such request);

     (ii) any TRM Delay or delay which pursuant to the Bridges Agreement or Tunnel Agreement is deemed the equivalent of a TRM Delay or Tenant Delay;

     (iii) any breach by the Tenant of any of the terms of this Agreement; or

     (iv) any other delay expressly specified or referred to in this Agreement as a Tenant's Delay and so that for the avoidance of doubt (a) in calculating the overall period of any Tenant's Delay there shall also be included the full amount of any period or periods of delay consequential on any delays caused by any (or any combination) of the above events and (b) there shall be no double counting of any such periods of delay but so that in calculating any Tenant's Delay regard shall be had to the Developer's Programme

     "TENANT'S FIT OUT WORKS" shall have the meaning set out in the Procurement Contract;

     "TENANT'S PROPOSED MODIFICATIONS" means the Tenant's proposed modifications to the Base Building Works which have already been submitted to the Developer by the Tenant and which the parties have agreed shall be treated as having formed the subject of a TRM Application and which are detailed in the Schedule marked "Tenant's Proposed Modifications" annexed as ANNEXURE 18

     "TENANT'S REPRESENTATIVE" means the Fit Out Architect or such other firm of architects as the Tenant may from time to time procure GSPM to appoint in writing (but so that there shall never be more than one Fit Out Representative at any one time) with the approval of the Developer (such approval not to be unreasonably withheld or delayed) Provided That such approval shall be given within 10 Working Days of a written request or any objection notified within such time limit and any failure to respond shall mean that the Developer is deemed to have accepted such appointment and provided further that the Developer shall be entitled to refuse approval in its absolute discretion where any proposed replacement Fit Out Representative does not enter into a deed with the Developer having the same substantive effect as that previously entered into by the prior Fit Out Representative

     "TENANT'S REQUESTED MODIFICATIONS" means such works of addition, omission or alteration to the Base Building Works and such other additional works as are more particularly described in Clause 9.1

     "TRM DELAY" means the total of all periods of delay to the Base Building Works or any part of them resulting (whether directly or indirectly) from the implementation of Tenant's Requested Modifications provided there shall be no double counting of such periods

     "TRM SPECIFICATIONS" means any plans and specifications for Tenant's Requested Modifications which are prepared in accordance with Clause 9

     "TUNNEL AGREEMENT" means the agreement a draft of which is annexed to this Agreement as ANNEXURE 23

     "WARRANTY" means any warranty to be given to the Developer or Tenant hereunder

     "WORKING DAY" means any day (other than a Saturday or a Sunday) upon which clearing banks in the United Kingdom are open to the public for the transaction of business

1.2  INTERPRETATION

     In this Agreement unless the context otherwise requires:

     1.2.1 words importing the masculine gender only shall include the feminine gender and neuter meaning and vice versa and words importing the singular number shall include the plural number and vice versa and all references to a Clause or Schedule shall mean a Clause or Schedule of this Agreement and terms or phrases beginning with upper case letters which are not referred to in Clause 1.1 or elsewhere in this Agreement shall have the meanings ascribed to them in the Lease;

     1.2.2 references to drawings and documents annexed hereto shall include the drawings and documents initialled for identification on behalf of the parties hereto for the purposes of this Agreement (whether individually or as part of an agreed bundle or bound volume or otherwise);

     1.2.3 titles and headings to Clauses are for convenience only and shall not be construed in or affect the interpretation of this Agreement;

     1.2.4 words importing persons shall include firms, companies and corporations and vice versa;

     1.2.5 any covenant by any party not to do any act or thing shall include an obligation not to permit or suffer such act or thing to be done and any reference to consent or approval not being unreasonably withheld shall be deemed to include reference to its not being unreasonably delayed;

     1.2.6 any reference to a statute (whether specifically named or not) shall include any amendment or re-enactment of it for the time being in force, and all instruments, orders, notices, regulations, directions, bye-laws, permissions and plans for the time being made, issued or given under it, or deriving validity from it (collectively, "CHANGES") provided that where any design has been carried out or work commenced under this Agreement and any relevant Change takes place then the Developer may (insofar as to do so would not place it in breach of statute) carry out the Base Building Works or perform any of its other obligations hereunder as if such Change had not taken place;

     1.2.7 the words "including" "include" "excluding" and "exclude" shall be deemed to be followed by the words "without limitation";

     1.2.8 any reference to a Clause or Schedule shall mean a Clause or Schedule of this Agreement; and

     1.2.9 covenants given by the Developer where the Developer comprises more than one person shall be construed as made by all such persons jointly and severally

2.   CLADDING

2.1 The Tenant hereby confirms to the Developer (but without reducing the Developer's responsibility for the proper physical implementation thereof and design development thereof) that the specification of the bomb blast elements of the cladding system forming part of the Base Building Specification has been approved by the Tenant as suitable for its purposes

2.2 The specification for the cladding system and bomb blast elements thereof require design development and the Tenant has agreed to make the Tenant's Representative and the Tenant's bomb blast specialist fully available as reasonably necessary to the Developer in order to work alongside the Base Building Consultants in preparation of the detailed design thereof such that the same can be finalised and approved by the Developer and the Tenant within the period shown on the Developer's Programme

2.3 The Tenant shall procure that the Tenant's Representative and the Tenant's bomb blast specialist and the Developer shall procure that the Base Building Architect work respectively expeditiously and efficiently in order to seek to finalise the detailed design within the period referred to in Clause 2.2

2.4 The Developer and the Tenant have agreed that the cladding system and bomb blast elements thereof to the extent of the scope of cladding works and bomb blast elements annexed hereto will not constitute a Tenant's Requested Modification but changes to the scope of the cladding works and bomb blast elements forming part of the Base Building Specification requested by the Tenant will be treated as Tenant's Requested Modifications for the purposes of this Agreement

3.   STOPPING UP

     If the Developer is unable to have stopped-up pursuant to an Order granted under section 247 of the Town and Country Planning Act 1990 the land shown hatched black on the plan forming ANNEXURE 22 on or before 29 September 1998 then the Developer shall propose a variation to the design of the Building which shall first avoid any requirement to incorporate the relevant piece of land within the Development Site and second shall seek to maintain materially the same overall design for the resulting Building as proposed pursuant to the Planning Permission and submit the same to the Tenant for its approval such approval not to be unreasonably withheld or delayed. The Tenant shall consider the Developer's proposals promptly and with a view to maintaining the development programme current at that point and upon the Tenant approving such variation in the design:-

     (a) the revised plans and specifications shall be substituted as necessary for the relevant parts of the Base Building Plans and the Base Building Specification annexed to this Agreement; and

     (b)  any consequential alterations to

          (i)   Net Internal Area

          (ii) a pro-rata reduction in the Developer's Commitment based upon reduction in Net Internal Area

          (iii) the Rent payable pursuant to the Leases to be granted hereunder and so on and so forth shall be made

4.    STAGE E

4.1   UPGRADE TO STAGE E

4.1.1 The parties acknowledge that the Base Building Plans and the Base Building Specification annexed to this Agreement have been approved by the Tenant but will require further detail and design development to be incorporated before Stage E is achieved

4.1.2 Subject to Clause 4.1.4 the Developer shall forthwith following the date hereof and in consultation with the Building Contractor and the Base Building Consultants continue, complete and provide to the Tenant for its review and as appropriate pursuant to Clause 4.2.1 for its approval, to the extent not contained within the Base Building Plans and the Base Building Specification annexed hereto, Full Details of the Stage E Drawings and Specifications in accordance with Clause 4.1.4 and Provided That such Full Details should be made progressively available on a rolling basis in defined packages in sufficient time to allow the Tenant a reasonable period to review, comment on and return them to the Developer without any programme impact on the elements of the Base Building Works design, manufacture, construction or installation to which such Full Details refer

4.1.3 The Developer shall in conjunction with the preparation of the Stage E Drawings and Specifications also prepare or procure the preparation of the Employer's Requirements and the Contractor's Proposals and shall submit the same to the Tenant for its approval (such approval not to be unreasonably withheld) but so that such approval shall not provide the Tenant with any wider or additional rights to approve the Stage E Drawings and Specifications beyond those set out in Clause 4.2 and so that such approval or a written and reasoned refusal shall be given within ten (10) Working Days of a written request for approval and any failure to respond shall mean that the Tenant is deemed to have approved the relevant matter

4.1.4 In or about such continuation, completion and provision of the documents set forth in Clauses 4.1.2 and 4.1.3 hereof the Developer shall use all reasonable endeavours to procure that the same (1) conform, comply and are consistent with the Base Building Plans and the Base Building Specification (2) are consistent with the standards of a high quality building and (3) are provided to the Tenant's Representative in a timely and co-ordinated manner consistent with the Developer's Programme and (4) deal with the comments made in the agreed amendment schedule forming part of the Base Building Specification and which are agreed as not constituting Tenant's Requested Modifications

4.1.5 Notwithstanding the other provisions of Clauses 4.1 and 4.2 it is agreed (for the avoidance of doubt) that the Developer may always elect to provide the Tenant with drawings and specifications which reflect a stage of design beyond Stage E and that provision of these drawings and specifications will satisfy the Developer's obligation to produce Full Details of the Stage E Drawings and Specifications

4.2   KEY STAGE E DESIGN PACKAGES

4.2.1 Of the Stage E Drawings and Specifications supplied to the Tenant pursuant to Clause 4.1.2 the Tenant (subject to Clause 4.2.2) shall be entitled on a rolling basis to approve (such approval not to be unreasonably withheld) pursuant to Clause 4.2.2 Full Details of the Stage E Drawings and Specifications relating to the following packages (the "KEY STAGE E DESIGN PACKAGES"):-

      (a)   concrete work;


      (b) steelwork (including specific identification of pinch point areas where the structure is likely to impinge into the clear service zones identified in the Base Building Plans and Base Building Specifications annexed hereto);

      (c)   cladding (including external cleaning requirements);

      (d) mechanical and electrical and public health installation (including the pinch points described above);

      (e)   lift installation; and

      (f) finishes (including materials specifications locations and workmanship specifications to the level consistent with Stage E)

      and when doing so the Developer shall notify the Tenant of the period within which it properly and reasonably requires the Tenant's approval in order to maintain the Developer's Programme then current

4.2.2 The Tenant's approval pursuant to Clause 4.2.1 shall only be required in relation to those elements of the Key Stage E Design Packages:-

      (i) which are inconsistent with or which address matters not dealt with to Stage E Detail Design by the Base Building Specification or Base Building Plans (as amended by any approved Tenant's Requested Modifications) and

      (ii)  in each case which have not previously been approved by the Tenant

4.2.3 Once the Key Stage E Design Packages have been or are deemed to have been approved by the Tenant no further approvals shall be required from the Tenant in relation to any further detailing of the Base Building works save any which may be required pursuant to Clause 8

4.2.4 The Tenant shall and shall procure that the Tenant's professional firms and consultants shall provide (with a view to maintaining the Developers Programme then current and having regard to any preliminary details of the particular Key Stage E Design Packages already seen or provided) all approvals required pursuant to Clause 4.2 (including the provision of written explanations providing full details and reasons for any refusal) as reasonably expeditiously as possible according to the nature and extent of the particular Key Stage E Design Package under consideration

4.2.5 The Tenant shall procure that approvals and refusals are delivered in writing and deal with each relevant Key Stage E Design Package or part thereof (as the case may be according to the whether the whole or part has been submitted) and to the extent that the Tenant only approves or refuses an element or elements of a particular submitted Package the Tenant shall be treated as having approved the balance of the relevant Package which has been submitted and in respect of which no specific objection has been made

4.3   REFERENCE TO INDEPENDENT EXPERT

4.3.1 If the Tenant objects to any element of a Key Stage E Design Package or does not respond with an approval or reasoned refusal of such matters within the required time period for approval specified by the Developer as being necessary to maintain the Developers Programme, the Developer shall be entitled to refer the matter to an Independent Person in accordance with Clause 32 who shall determine whether the relevant Key Stage E Design Package required an approval pursuant to Clause 4.2 and (if so) whether a Tenant Delay has arisen as a result of the Tenant in breach of its obligations in Clause 4.2.4 refusing or failing to approve the relevant Key Stage E Design Package within the relevant period or raising an unreasonable objection

4.3.2 If the Independent Person determines that the relevant Key Stage E Design Package did not require an approval pursuant to Clause 4.2 the relevant Key Stage E Design Package shall be deemed approved by the Tenant and the costs of appointing the Independent Person and his costs and disbursements in connection with his duties under this Agreement shall be the Tenant's

4.3.3 If the Independent Person determines that the Tenant has failed to act in accordance with Clause 4.2.4 and that such failure has caused or will cause delay to the Base Building Works, the Independent Person at the appropriate time shall determine the actual period of delay and the period so determined shall be treated as Tenant's Delay and the decision of the Independent Person in this regard shall be final and binding

4.3.4 If the Independent Person determines that the relevant Key Stage E Design Package requires approval pursuant to Clause 4.2 but that the Tenant has so far acted in accordance with its obligations in Clause 4.2.4 in relation to approval of that Key Stage E Design Package then no Tenant's Delay shall be treated as having been caused in relation to approval of that Key Stage E Design Package up to that point and the costs of appointing the Independent Person and his costs and disbursements in connection with his duties under this Agreement shall be the Developer's but all the provisions of this Clause 4 shall in all respects continue to apply to that Key Stage E Design Package and (for the avoidance of doubt) the Developer shall remain entitled to refer the same matter to an Independent Person for further determination according to the circumstances at a later date

4.4   CONFIRMATORY MEMORANDUM

      As soon as reasonably practicable after the Tenant has approved the Stage E Drawings and Specifications, the Employer's Requirements and the Contractor's Proposals (which may be approved in any number of sections or packages) (or such approval has been deemed to have taken place) the Developer and the Tenant shall sign a memorandum confirming that the approved Stage E Drawings and Specifications shall for the purposes of this Agreement be substituted for the Base Building Plans and Base Building Specifications annexed to this Agreement at the date of this Agreement and so that (i) such Stage E Drawings and Specifications shall thereafter be treated as the Base Building Plans and the Base Building Specification and (ii) as each Key Stage E Design Package is approved (or deemed approved) the Base Building Plans and Base Building Specification shall be treated as updated accordingly

4.5   RISERS

      The Developer and the Tenant agree that the plan forming ANNEXURE 24 identifies the number and broadly the location of risers which will be for the exclusive use of the tenant of the Basement to Level Four Lease. The Developer and the Tenant agree to use reasonable endeavours precisely to identify the location of the risers following the settling of the layout of the core of the Building pursuant to this Clause 4, and for the matter to be referred on default of agreement to the Independent Expert pursuant to Clause 32 hereof and, for the avoidance of doubt, the riser areas which would otherwise reduce Net Internal Area shall be shown as part of the demise on the relevant lease plans and rentalised to the same rent per square foot as office premises on the relevant floor.

5.    BASE BUILDING WORKS

5.1   Approvals

      The Developer shall take all reasonable and practical measures (and the Tenant shall without having to incur material cost promptly lend such assistance and support as is reasonably required to obtain the Approvals as soon as may be reasonably practicable) to enable it to commence and thereafter save to the extent delayed by the occurrence of any of the Extension Events, proceed with and complete the Base Building Works.

5.2   Warranties

      The Developer hereby warrants to the Tenant that:

      5.2.1 the ground and soil conditions of the land on which the Building is to be constructed have been and the existing structure and frame of the Daily Express Building (the "SITE") will be appropriately investigated and tested;

      5.2.2 to the extent reasonably prudent it has on the basis of professional advice from appropriately qualified professionals carried out or will carry out on in and under the Site such works of soil or materials removal (whether or not being Prohibited Materials) as will render the Site thoroughly prepared and ready for the carrying out of the Base Building Works;

      5.2.3 (unless otherwise agreed by the parties hereto) it has or will remove from the Site and dispose of any containers or tanks of Prohibited Materials or other potentially hazardous materials and their contents referred to in the report dated August 1997 prepared by Waterman Environmental which were left on the Site by previous owners or occupiers and that such removal and disposal shall be undertaken by appropriately qualified and competent persons in a safe and controlled way and in compliance with all relevant laws, licences and regulations;

      5.2.4 the Developer is not aware of any ground or soil substance or condition at the Site which will prejudice the Tenant or delay the issue of the Shell & Core Substantial Completion Certificate;

      5.2.5 the design of the Base Building Works respects the sub-ground condition of the Site;

5.3   MILLENNIUM COMPLIANCE

      The Developer will use all reasonable endeavours to specify that all plant and equipment and machinery forming part of the Base Building Works shall be Millennium Compliant.

5.4   CARRYING OUT OF BASE BUILDING WORKS

      The Developer shall, save to the extent delayed by the occurrence of the Extension Events, proceed diligently and expeditiously with the execution of the Base Building Works following the obtaining of all relevant Approvals and shall use its reasonable endeavours to achieve Shell & Core Substantial Completion by the Target Date.

5.5   METHOD OF COMPLETION

      The Developer shall procure the execution and completion of the Base Building Works save to the extent delayed by any of the Extension Events:-

      5.5.1 in a good and workmanlike manner according to good building practice generally accepted at the date hereof;

      5.5.2 according to the standards of good design practice for high class City of London office buildings provided that if the Building is constructed in accordance with the Stage E Drawings and Specifications referred and/or approved in conformity with the provisions of Clause 4 hereof as incorporated within the Base Building Plans and the Base Building Specification then the Developer shall have no further liability pursuant to this Sub-Clause 5.5.2 in respect of design matters properly incorporated in the Base Building Plans and the Base Building Specification;

      5.5.3 using (save insofar as may be specified otherwise by the Tenant in relation to Tenant's Requested Modifications) good quality materials goods and equipment of their several kinds selected by the Developer acting reasonably without using Prohibited Materials;

      5.5.4 in accordance with:-

            (a) the Base Building Plans and the Base Building Specification and any TRM Specifications;

            (b)   the Approvals relevant to the Base Building Works;

            (c) all relevant Acts of Parliament now or hereafter passed (which shall include any instrument or order regulation code of practice or other subordinate legislation deriving validity from any such Act which shall affect the execution and carrying out of the Base Building Works including fire officer's requirements but not where this is an obligation of the Tenant under this Agreement including, without limitation, Clause 16.2.5);

            (d) the Building Regulations 1991, the CDM Regulations and statutory requirements of the Health and Safety at Work Executive and the appropriate EHO and such other mandatory rules and regulations as govern site and works safety and are applicable to the Development;

            (e) all relevant codes of practice and regulations (taking account of any changes which have already been announced or which will be implemented during the construction period) and recommendations of professional institutes to which any member of the Base Building Consultants (named in the definition of that term) shall belong and which are at the time of execution of the relevant works properly regarded in the UK construction industry as constituting prudent professional practice; and

            (f)   the terms of this Agreement.

5.6   EXPIRY OF DEVELOPER'S LIABILITY

      The Developer shall not have any liability in respect of any claims for breach of the Developer's obligations set out in Clause 5.2 and in Clauses
      5.5.1 to 5.5.4 (inclusive) in respect of any matter which manifests itself and which is made or notified in writing to the Developer at its address defined in Clause 33 after the fifth anniversary of Shell & Core Substantial Completion.

5.7   TENANT'S RELEASE OF ADJOINING PROPERTY RIGHTS

      The Tenant in its capacity as leaseholder of the neighbouring property known as Peterborough Court waives and releases (and will use reasonable endeavours to procure that any Group Company Affiliate and Associated Company and that any superior landlord of the Tenant in relation to such neighbouring property waives and releases) all rights of light and air (if any) benefitting Peterborough Court which might otherwise inhibit the Development.

5.8   QUANTIFICATION OF EXTENSION PERIODS

      5.8.1 If, in the Developer's opinion, at any time during the course of the execution of the Base Building Works, the Developer has been or is being or is likely to be delayed in its ability to commence or continue with the carrying out of the Base Building Works or to complete the same in accordance with the provisions of this Agreement by reason of any Extension Period properly allowable under this Agreement then the Developer shall notify the Tenant accordingly giving the Tenant as much early warning of such delay or potential delay as reasonably practicable.

      5.8.2 The Developer and the Tenant shall discuss the best methods for minimising any such delay or potential delay and mitigating its effects and shall wherever practicable (acting reasonably) seek to agree upon a plan or strategy for minimising the same and mitigating such effects and (subject always to Clause 5.8.4) both the Developer and the Tenant shall (acting reasonably) assist each other to overcome and/or minimise and/or mitigate the same with all due speed.

      5.8.3 The Developer and the Tenant shall together seek to agree a fair and reasonable period for each Extension Period and when each such Extension Period has been agreed or (in the event of dispute) determined by an Independent Person acting as an expert in accordance with Clause 32 each such Extension Period shall be granted to the Developer and all the dates and periods in this Agreement which are expressed to be extendable by reason of such delay shall be treated as deferred (or further deferred if prior Extension Periods have already been granted) by such agreed or determined Extension Period and so that if the Developer fails to comply with its obligations to achieve the matters the subject of this Agreement by the date specified in this Agreement referrable to such matters but would have so complied but for Tenant's Delay and/or (but only where applicable) Force Majeure, then for the purposes of this Agreement the Developer shall be treated as having so complied with such obligation but without prejudice to the Developer's obligations hereunder to achieve the matters the subject of this Agreement by the date specified in this Agreement referrable to such matters as extended by agreement or determination under this Clause 5.8.3.

      5.8.4 The Developer shall constantly (but without being obliged to incur any additional expenditure (unless and to the extent the Tenant agrees in writing to reimburse the Developer for the same)) use all reasonable endeavours to mitigate delays caused by Extension Events.

      5.8.5 The Tenant shall constantly (but without being obliged to incur any additional expenditure (unless and to the extent that the Developer agrees in writing to reimburse the Tenant for the same) use all reasonable endeavours to mitigate delays caused by Extension Events.

5.9   DEVELOPER TO HOLD HARMLESS

      The Developer shall hold harmless the Tenant (with the intention of putting the Tenant in the same after-tax position it would have been in had the matter giving rise to the indemnification not arisen) from and against all actions proceedings claims demands damages losses liabilities costs charges penalties fines fees and expense whatsoever arising out of or by reason of or incidental to any interference with or disturbance to the access or light or air or other easements or rights enjoyed by the owners or occupiers of any adjoining property caused by the execution of the Base Building Works otherwise than resulting from the effect of Clause 5.7

5.10  PAYMENT OF CONNECTION CHARGES

      The Developer shall pay all connection charges which may be payable to any relevant authority or undertaker for the connection of services the provision of which forms part of the Base Building Works and any fees or charges payable under any statute or to any statutory undertaker in respect of the Base Building Works and the Developer shall at its own cost comply with all requirements of any water gas electricity and telecommunications authorities in relation to the Base Building Works.

6.     SITE VISITS AND MEETINGS AND SUPPLY OF INFORMATION

6.1    ENTRY ON TO SITE TO VIEW BASE BUILDING WORKS

       The Developer shall permit the Tenant and its advisers (but limited to such number of people as is reasonable in the circumstances) at all reasonable times (including access out of normal site working hours subject to the Tenant bearing the proper cost incurred by the Developer of enabling such access out of normal site working hours) to enter the Development Site (accompanied by a representative of the Developer if the Developer shall so require) to view the progress and state of the Base Building Works and the materials used or intended for use therein and for the purpose of tendering the Fit Out Works (but so that entry may be denied on any occasion when such entry would cause delay to the execution of any Base Building Works other than to a de minimis extent) and subject nevertheless to:-

       6.1.1 reasonable prior notice being given to the Base Building Project Managers save where such inspections shall have been arranged to occur on a regular basis and such shall be known to the Base Building Project Managers;

       6.1.2 the Tenant and others as aforesaid reporting to the works offices at the Development Site before making any inspection and acting in accordance with the reasonable instructions of the Base Building Project Managers and complying also with the reasonable requirements (if any) of the Base Building Contracting Team and Site Regulations;

       6.1.3 compliance with such reasonable safety and security precautions and insurance requirements as may be in force from time to time in or in respect of the Development Site;

       6.1.4 the Tenant and others as aforesaid not giving instructions or making representations to the persons engaged in the carrying out of such works; and

       6.1.5  no material delay being caused thereby to the Base Building Works.

       Provided that the Tenant shall be entitled to make observations in writing to the Base Building Project Manager or to the Developer (with a copy to the other) concerning progress and standards of workmanship.

6.2    OPENING UP

       The Tenant may where there are reasonable grounds to apprehend that some part of the Base Building Works or materials used or to be used in them are not in accordance with the terms of this Agreement require that:-

       6.2.1 The relevant part of the Base Building Works be opened up or the materials be submitted for testing;

       6.2.2 If the relevant part of the Base Building Works or the materials proved to be defective or unsuitable they be replaced and that the cost of the process of opening up the Base Building Works testing and replacement including the cost of the delay attributable to the process shall be borne entirely by the Developer and in case of dispute the matter shall be referred to an Independent Person acting as an expert in accordance with Clause 32 but if the result of the test is negative in all materials respects so that no remedial action need be taken the Tenant will itself bear the cost of the process and any consequential delay shall be Tenant's Delay.

6.3    PROGRESS MEETINGS

       6.3.1 From the date hereof until the final making good of defects has been achieved there shall be regular progress meetings relating to the Base Building Works arranged for that purpose between the Base Building Project Managers the Base Building Consultants the Tenant the Base Building Contractor and representatives from the appropriate Fit Out Professional Firms to review the progress of the Base Building Works such meetings to be as frequent as may be requisite and in any event not less frequently than monthly.

       6.3.2 One representative of the Tenant shall also be entitled to attend as an observer (but not to speak) at the regular monthly monitoring meetings between the Developer and the Base Building Consultants and the Base Building Contractor at which all materially important matters shall be discussed.

       6.3.3 The Developer shall have proper regard to (but not be bound by) any representations made by or on behalf of the Tenant in connection with the Base Building Works and the progress thereof considered during such progress meetings as are mentioned in Sub-Clause 6.3.1 provided that nothing in this Sub-Clause 6.3.3 shall interfere in any way with the rights of the Developer under the Base Building Contract or to deal with or give instructions to the Base Building Contracting Team or any other advisors or consultants and provided further that no representations shall be made by the Tenant to any member of the Base Building Contracting Team or the Developer's Architects or any other consultant or party involved in the design, carrying out or construction of the Base Building Works;

       6.3.4 The Developer shall give to the Tenant appropriate notice of and copies of the agenda and minutes of all meetings referred to in Sub-Clauses 6.3.1 and 6.3.2

       6.3.5 The Developer shall if it has not already done so procure and promptly send to the Tenant or the relevant person acting on its behalf as soon as practicable after the date hereof such information relating to the Base Building Works as the Tenant may reasonably require and, as the Developer acting reasonably is willing to provide, including copies of the following:-

              (a) copies of the Base Building Contracts and Professional Appointments (with financial details edited) and any variations thereof;

              (b) all applications for and Approvals and permissions and licences of the town planning local and other statutory authorities obtained by the Developer for the execution of the Base Building Works;

              (c) details of the Developer's Programme and any changes thereto;

              (d)    minutes of all progress meetings referred to in this Clause
                     6.3. The Tenant shall procure that any disagreement as to the accuracy or completeness of such minutes is communicated to the Base Building Project Manager as soon as reasonably practicable following receipt of those minutes and giving full details of (and reasons for) any alleged inaccuracy;

              (e) Copies of all reports required to be produced by the Base Building Contractor to the Developer pursuant to the Base Building Contract.

6.4    PROVISION OF INFORMATION

6.4.1 The Developer shall provide to the Tenant such information relating to the Base Building Works as the Tenant may reasonably require in order to plan and design and tender for the Fit Out Works or in connection with the subsequent repair and maintenance of the Building provided that the provision of such information does not interfere with or delay the execution of the Base Building Works.

6.4.2 The Developer shall use reasonable endeavours to maintain until the Tenant is supplied with all the documents referred to in Clause 6.5 on the Site an information room (which may be the Developer's site office) and up to such date keep available for inspection by the Tenant and its advisers a register and copies of (a) appropriately sized copies of all drawings plans and specifications (including working drawings) produced by the Base Building Consultants or any other person from time to time in relation to the Base Building Works or any part thereof (b) working details for specialist package contractors and (c) other technical information relating to the Base Building Works necessary to enable the Tenant to plan and execute the Fit Out Works.

6.4.3 The Developer shall make available on or within 200 metres of the Development Site for the use (by arrangement on a shared basis with the Developer and the Developer's team) of the Tenant and its advisers an appropriately furnished meeting room.

6.5    DOCUMENTS TO BE SUPPLIED TO TENANT

       At Shell & Core Substantial Completion the Developer shall supply the Tenant with as much of the following as is then available and as soon as reasonably possible after Shell & Core Substantial Completion and in any event within six months thereof, the Developer shall, at its own cost, supply the Tenant with the following:-

       6.5.1 four complete sets of the final "as-built" scale drawings of the Base Building Works and one set of DXF files on computer disk (or in such other format as the Tenant reasonably requests and as can be produced at no material additional cost) showing the same;

       6.5.2 a complete reproducible set of "as-built" scale drawings of the mechanical, electrical and other installations and services of the Base Building Works and one set of DXF files (or such other format as the Tenant reasonably requires and as can be produced at no material additional cost) on computer disk showing the same;

       6.5.3 one copy of the Health and Safety file for the Premises together with a copy on optical disk; and

       6.5.4 three complete bound sets of operating and maintenance manuals (including copies of all test certificates and commissioning reports) for the lifts air-conditioning ventilating heating and other plant apparatus and equipment;

       6.5.5 copies of all warranties given to the Developer by manufacturers in respect of all Building Systems;

       6.5.6 a schedule listing the names and addresses of all contractors and principal sub-contractors and suppliers who have been involved in or concerned with the Base Building Works;

       6.5.7 copies of all Approvals and all contracts agreements and other documents in the Developer's control relating to or affecting the maintenance or operation of the Building.

7.     BASE BUILDING PROFESSIONAL FIRMS AND BUILDING CONTRACTOR

7.1    COLLATERAL DEEDS OF WARRANTY

       As soon as reasonably practicable after the date of the execution of this Agreement and in any event within six (6) months of the date of this Agreement, the Developer shall procure the execution and delivery to the Tenant of a collateral deed of warranty in relation to each set of premises which is to be the subject of a Lease:-

       7.1.1 in substantially the form set out as ANNEXURE 14 duly executed by the Base Building Architects;

       7.1.2 in substantially the form set out as ANNEXURE 15 duly executed by the Base Building M & E Engineer;

       7.1.3 in substantially the form set out as ANNEXURE 16 duly executed by the Base Building Structural Engineer;

       7.1.4 a form of warranty duly executed by the Base Building Project Managers; and

       7.1.5 in substantially the form set out as ANNEXURE 17 duly executed by the Base Building Contractors;

       7.1.6  a form of warranty duly executed by the Certifying Officer;

       or in the case of any of the forms of collateral deeds of warranty set out above with such amendments as or in such form as the Developer reasonably requests and the Tenant approves (such approval not to be unreasonably withheld or delayed).

7.2    SUBSTITUTE APPOINTMENTS

7.2.1 The Developer shall, prior to any substituted appointment of any of the Base Building Consultants or the Base Building Contractors, procure that Collateral Deeds of Warranty are executed respectively by the persons who are appointed in substitution in substantially the same forms (mutatis mutandis) as those referred to in Clause 7.1.

7.2.2 If the Tenant's approval is required under the terms of this Agreement for the appointment of any member of the Base Building Contracting Team the form of any appointment, collateral warranty or building contract or any amendment of any of them or any waiver compromise or termination of any of them then such approval shall be given within ten (10) days of a written request or any objection notified within such time limit and any failure to respond shall mean that the Tenant is deemed to have accepted such relevant matters.

7.3    DEVELOPER TO PROCURE PERFORMANCE OF CONTRACTS

       The Developer shall diligently take all steps reasonably necessary to seek to procure and to enforce the due performance by the Base Building Project Manager, the Base Building Contractors or any of the Base Building Consultants of their respective obligations to the Developer.

7.4    DEVELOPER NOT TO TERMINATE CONTRACTS

       The Developer shall not, without (a) good cause and (b) the prior written approval of the Tenant (such approval not to be unreasonably withheld or delayed) terminate or suspend nor do, or omit to do, any act or thing which would entitle the Base Building Project Manager, the Base Building Contractors or any of the Base Building Consultants to regard as terminated the Base Building Contracts or their contracts for services respectively.

7.5    NOVATION OF APPOINTMENTS OF BUILDING CONSULTANTS

       The Developer shall not novate or allow the novation of the appointments of the Base Building Consultants at any time prior to the Tenant's approval or deemed approval to all Key Stage E Design Packages pursuant to Clause 4.

7.6    CONSTRUCTION DOCUMENTATION

       7.6.1 The appointments of the Base Building Consultants shall be in substantially the form of the draft annexed to this Agreement or if not so annexed or materially different in form shall be approved by the Tenant such approval not to be unreasonably withheld and shall in any case

              (a) be terminable by the Developer in the event of the insolvency of or material default by the relevant Base Building Consultant

              (b) provide for the relevant Base Building Consultant to maintain appropriate professional indemnity insurance of not less than (pounds)10 million and require the relevant Base Building Consultant to produce evidence that such insurance is in force from time to time

              (c) in the case of the Certifying Officer set out the matters stated in the definition in this Agreement of "Shell & Core Substantial Completion" as pre-conditions to the issue of the Shell & Core Works Certificate and the Developer shall instruct the Certifying Officer to take such matters fully into account when considering whether to issue the Shell & Core Works Certificate

7.6.2 The form of the Base Building Contract shall be substantially in the form of the draft annexed to this Agreement or if materially different in such other form as the Tenant shall approve such approval not to be unreasonably withheld and shall in any case:-

       (a) provide for the Building to be designed and completed in accordance with the Base Building Specification and the Base Building Plans

       (b) require Shell & Core Substantial Completion to be achieved on or before the Target Date

       (c) provide for termination of the employment of the Base Building Contractor in the event of the insolvency of or material default by the Base Building Contractor

       (d) require the Base Building Contractor to give a warranty to the Tenant in accordance with the provisions of this Agreement and to use reasonable endeavours to procure that sub-contractors with significant design responsibility are obliged to give warranties to the Tenant substantially in the form annexed to this Agreement or if materially different in such other form as shall be approved by the Tenant such approval not to be unreasonably withheld

       (e) require the Base Building Contractor to hold a sub-contractor's certificate

       (f) require the Base Building Contractor to provide a parent company guarantee of the warranty in favour of the Tenant if reasonably required by the Tenant

       (g) require the Base Building Contractor to accommodate any Tenant's Requested Modifications if so instructed by the Developer

7.6.3 The Developer shall consult fully with and obtain the approval of the Tenant such approval not to be unreasonably withheld as to the selection of any replacement Base Building Contractor or any other one of the Base Building Consultants and shall appoint substitute Base Building Contractors or Base Building Consultants as soon as reasonably practicable in the event of their insolvency

7.6.4 The Developer shall obtain the prior written consent of the Tenant (which shall not be unreasonably withheld) to:-

       (a) any material amendments to the Base Building Contract or the Professional Appointments

       (b) any waiver or compromise of any of the Developer's rights under the Base Building Contract or the Professional Appointments

7.6.5  The Developer shall

       (a) use all reasonable endeavours to enter into the Base Building Contract and any outstanding Professional Appointments as soon as reasonably practicable

       (b) ensure that the Base Building Contractor and the Base Building Consultants are aware of the terms of this Agreement which are relevant to or have an impact on the design carrying out and completion of the Base Building Works and require them to perform their own obligations so as not to cause a breach of those terms.

7.6.6 There is annexed hereto the current Developer's Programme for the design and construction of the Base Building in such a manner as to achieve Shell & Core Substantial Completion by the date specified therein (but so that no contractual obligation is owed to the Tenant in relation to achievement of that date so long as earlier than the Target Date pursuant to this Agreement) and on or before the Target Date

7.6.7 The Developer will not change the Developer's Programme otherwise than in a way consistent with the acts of a reasonable and prudent owner seeking to achieve

       Shell & Core Substantial Completion of the Base Building to the standards required by this Agreement

8.     DEVELOPER'S VARIATIONS TO BASE BUILDING WORKS

8.1    DETAILING OF BASE BUILDING WORKS

       Save as provided in Clause 4.2, no consent from the Tenant shall be required for any detailing of the Base Building Works or other adjustment which does not comprise a material variation thereof provided that such further detailing or adjustment shall in all material respects be consistent with and in conformity with the Base Building Specification and/or the TRM Specification as relevant.

8.2    VARIATIONS REQUIRED BY LAW ETC.

       8.2.1 The Developer may also make alterations additions or variations to the Base Building Works without obtaining the prior approval of the Tenant where:-

              (a)    such are lawfully required by any competent authority;

              (b) such are required as a result of unforeseen ground conditions or obstructions in the Development Site which could not reasonably have been foreseen;

              (c) such are a variation of or an alteration to the Base Building Specification which is not material;

              (d) such are necessary as a result of any actual or proposed Tenant's Requested Modifications or a proposed Tenant's Requested Modification for which a Developer's Estimate has been accepted pursuant to Clause 9.5; or

              (e) such are otherwise required pursuant to the express provisions of this Agreement.

       8.2.2 Notwithstanding the provisions of Clause 5.5, if any materials specified in the Base Building Specification or other specifications relating to the Base Building Works are in short supply or are or become unobtainable, turn out to be defective, damaged or unsatisfactory or an adequate supply cannot be guaranteed or are subject to delay or anticipated delay or uncertainty and if awaited would or may impede materially the progress of the Base Building Works the Developer may use alternative materials of a similar type character design and quality to those specified subject to the Tenant's approval not to be unreasonably withheld and Provided That such approval shall be given within seven (7) Working Days of a written request or any objection notified within such time limit and any failure to respond shall mean the Tenant is deemed to accept such alternative materials and PROVIDED that such alternative materials shall not in any case be of a lesser quality to those of the materials originally specified.

       8.2.3 The Developer shall supply to the Tenant full details of any variation alteration addition or alternative materials referred to in Clause 8.2.1 and 8.2.2 and reasons for the changes together with copies of any plans drawings and specifications relating thereto.

8.3    VARIATIONS REQUIRING APPROVAL

       8.3.1 The Developer shall make application to the Tenant for consent to all alterations additions or variations to the Base Building Works which are material, which consent the Tenant shall not unreasonably withhold or delay. For the purposes of this Clause 8 "material" shall mean any alteration addition or variation to the Base Building Works which is adverse to the Tenant (whether long term, or in respect of the fitting out programme) and:-

              (a) involves any change (other than immaterial or de minimis changes having no practical effect on the running and maintenance of the Building) to the exterior of the Building including its height or projection; or

              (b) involves any change (other than immaterial or de minimis changes) to the overall size of the core or central systems in the Building or to the layout of all the common areas all as proposed by the Base Building Specification as would have a material adverse impact on the Tenant (whether long term or in respect of the Tenant's fitting out programme);

              (c) materially prejudices or is likely materially to prejudice the beneficial occupation and use of the Building by the Tenant or any underlessee for the purposes permitted by the Lease; or

              (d) causes or is likely to cause any material increase in the cost which would otherwise have been incurred and borne by the Tenant in the carrying out of the Tenant's Fit Out Works or the running costs of the Building; or

              (e) causes or is likely to cause any material increase in the time which would otherwise have been taken in the carrying out of the Tenant's Requested Modifications or the Fit Out Works; or

              (f) reduces the quality of the Building below the quality contemplated by this Agreement; or

              (g) is likely to reduce the performance or life-span of any element of the Building or any of the plant and machinery to be installed in the Building comprised in the Base Building Works below the performance or life-span which it would be reasonable to expect having regard to the Base Building Specification;

       8.3.2 Any application for consent to make any alteration addition or variation to the Base Building Works for which the Tenant's consent shall be required shall be sent to the Tenant in writing by the Developer (or on its behalf) together with copies of any plans drawings and specifications relating thereto and the reasons therefor and attaching copies of any relevant reports received by the Developer in that regard and shall be responded to by the Tenant in writing (either giving the Tenant's approval or refusing such approval but if refusing approval stating a properly and fully reasoned basis for refusing and attaching copies of any reports received by the Tenant in that regard) within ten (10) Working Days. In the absence of the receipt of any acceptance or fully reasoned rejection from the Tenant within ten (10) Working Days from the receipt by the Tenant of the request as aforesaid the alteration or variation shall be deemed to be approved by the Tenant provided that if the Tenant provides within the said period of ten (10) Working Days a properly and fully reasoned statement as to why it needs a longer period to give or refuse approval then the said period of ten (10) Working Days shall be extended by a further period of ten (10) Working Days.

8.4    DISPUTES

       In the event of dispute as to whether or not the Tenant or the Developer is acting reasonably in connection with any approval sought pursuant to this Clause 8 then either party may refer the matter for decision to the Independent Person (acting as an Expert) pursuant to the provisions of Clause 32 hereof.

9.     TENANT'S REQUESTED MODIFICATIONS

9.1    TENANT'S REQUEST FOR CHANGE

       Subject to the other provisions of this Clause the Tenant shall be entitled from time to time by application in writing to the Developer to request changes ("TENANT'S REQUESTED MODIFICATIONS") to the Base Building Works in accordance with the provisions of this Clause 9.

9.2    APPROVAL OF MODIFICATIONS

       9.2.1 The Tenant shall furnish with any such application (A "TRM APPLICATION") the reasons for it and full and sufficient information to enable the Developer to determine the precise extent and scope of the Tenant's Requested Modifications and any proposed changes to lettable area and to consider any impact on the Developer's Programme. The Developer shall not be obliged, where it has given initial consideration to a TRM Application but has found that any such information has not been provided, to give further consideration to the TRM Application until the Tenant has (following request from the Developer, which the Developer shall give within ten (10) Working Days) provided the information. The Developer may, if it shall so reasonably require and subject to the Tenant's prior approval of the cost thereof such approval not to be unreasonably withheld, instruct the relevant Base Building Consultants to undertake at the Tenant's cost a feasibility study in connection with any proposed Tenant's Requested Modifications (the Developer instructing its relevant advisers to carry out the feasibility study within ten (10) Working Days). The Developer shall (subject to the conditions set out in Clause 9.2.2) where implementation of the request contained within the TRM Application is practicable and where such feasibility study undertaken by the Developer confirms that the Tenant's Requested Modifications are reasonably capable of being implemented (including the proposed works, omissions or other matters comprised in the Tenant's Requested Modifications) decide whether to approve such Tenant's Requested Modifications (such approval not to be unreasonably withheld or delayed) and communicate its decision to the Tenant within five (5) Working Days of receipt of the feasibility study or within ten (10) Working Days following the Tenant's request if no feasibility study is undertaken.

       9.2.2 Notwithstanding any other provisions in this Agreement the Developer shall always be entitled to refuse in its absolute discretion approval to any Tenant's Requested Modifications:-

              (i) which would necessitate a new planning permission or materially delay any approval of reserved matters; or

              (ii) which would affect the exterior of the Building other than to an immaterial extent; or

              (iii) which would reduce the lettable area of any part of the Development (other than to an immaterial extent); or

              (iv) which would negate or adversely affect the validity or enforceability of, or the availability or quantum of remedies or damages under, any Warranty unless the Tenant accepts that the Developer's liability to the Tenant as to Inherent Defects is similarly reduced; or

              (v) the TRM Costs of which (when taken together with other Tenant's Requested Modifications) would (in the Developer's reasonable opinion) cause the Developer's Cap to be a negative number if such TRM Costs were taken into account in the determination of the Developer's Cap; or

              (vi) which, if implemented and the cost of which is borne in accordance with the provisions of this Agreement, would (in the Developer's reasonable opinion) result in any grant of the Building to be made by the Developer for VAT purposes being or becoming a grant giving rise to an exempt supply or exempt supplies by virtue of the application of paragraph 2(3AA) of Schedule 10 to the Value Added Tax Act 1994

              and in any event the Developer may refuse approval to a Tenant's Requested Modification if it is requested after the Critical Date and would inevitably lead to a Tenant's Delay.

       9.2.3 The Developer warrants to the Tenant that each of the Tenant's Proposed Modifications set forth in ANNEXURE 18:-

              (i) has been approved in principle by the Developer subject to the completion of feasibility studies;

              (ii) are not in the absence of circumstances unforeseen at the date of this Agreement but on the basis of the information currently available estimated as likely to lead to a Tenant's Delay and the Developer in respect thereof will to the extent not already provided within 28 days of the date of this Agreement provide the Tenant with a non-binding estimate of the TRM Costs relating thereto in accordance with Clause 9.4.1(a)

       9.2.4 The Tenant agrees with the Developer that if the Tenant after the date of this Agreement were to elect not to implement any of the Tenant's Proposed Modifications set out in numbers 3, 4, 5 and 7 of ANNEXURE 18 then that may cause delay to the Base Building Works with the result that any actual delay will be treated as Tenant's Delay

9.3    PREPARATION OF MODIFICATION PLANS

       If the Developer approves a TRM Application it shall at its option (the Tenant meeting the Developer's reasonable and proper cost and expense) either (i) as soon as reasonably practicable and in any event within twenty (20) Working Days unless it is not reasonably practicable to do so prepare scaled and dimensioned architectural and engineering working drawings and specifications showing in detail and in scope the accepted Tenant's Requested Modifications for the Tenant's approval such approval not to be unreasonably withheld or delayed or (ii) require the Tenant to prepare such items (which items are hereinafter called the "TRM PLANS") and the Developer shall confirm when it gives approval under Clause 9.2.1 whether or not it requires the Tenant to prepare the TRM Plans. If the Developer requires the Tenant to prepare the TRM Plans they shall be subject to the Developer approving same, such approval not to be unreasonably withheld or delayed.

9.4    DEVELOPER'S ESTIMATES

       9.4.1 Following preparation of approved TRM Plans the Developer will within ten (10) Working Days provide the Tenant with:

              (a) a reasonably detailed statement with reasonable supporting information (the "DEVELOPER'S ESTIMATE") being the Developer's non-binding estimate of the additional costs and expenses (including all costs arising from delay) incurred or likely to be incurred or suffered by the Developer as a result of or in connection with the Tenant's Requested Modifications including (without limitation) costs properly incurred by the Developer in connection with the obtaining of Approvals and those for reviewing the Tenant's Requested Modifications, carrying out any feasibility study, preparing TRM Plans and any changes thereto, preparing the Developer's Estimate and implementing the relevant works and any relevant preparatory works (the "TRM COSTS") including a non binding estimate of the amount of any direct loss and/or expense not included in any other estimate which results from the regular progress of the Base Building Works or any part thereof being affected by the implementation of the Tenant's Requested Modification;

              (b) a non-binding estimate of any Tenant's Delay which is likely to result from the implementation of such Tenant's Requested Modifications; and

              (c) details of any necessary alterations additions or variations as referred to in Clause 8.2.1(d) and any impact on the matters referred to in Clause 9.2.2(iv) in each case of which the Developer is already aware.

       9.4.2 The Developer's Estimate will be calculated on the basis (if same can be agreed which the Developer shall use all reasonable endeavours to achieve) of an agreed fixed price with the relevant Base Building Contractor in accordance with the relevant Base Building Contract, plus fixed fee quotations from the Base Building Consultants and with appropriate allowances for reasonable and proper expenses, other charges, delay costs, and any other costs which may arise from considering and implementing the Tenant's Requested Modifications. If fixed prices cannot be agreed then the Developer will use non binding estimated figures.

9.5    TENANT'S RESPONSE TO DEVELOPER'S ESTIMATES

       If within ten (10) Working Days after the Developer gives notice to the Tenant of the Developer's Estimate the Tenant countersigns and returns a copy of the Developer's Estimate to the Developer the Developer's Estimate shall be binding and irrevocable against the Tenant and the Tenant shall be deemed to have agreed that any delay reasonably incurred in the completion of the Base Building Works occasioned by the implementation of the Tenant's Requested Modifications shall constitute a Tenant's Delay

       PROVIDED THAT

       (a) During such period of ten Working Days the Tenant's advisors may make representations to the Developer and following such representations the Developer shall be entitled (but not obliged) to vary the Developer's Estimate in agreement with the Tenant but no such variation shall be effective unless agreed in writing by and between the Developer and the Tenant.

       (b) The Developer shall at the Tenant's cost provide the Tenant with such quotations estimates costings and similar information which the Tenant's advisors shall reasonably require in order to assess on behalf of and advise the Tenant upon the fairness and reasonableness of the Developer's Estimate.

9.6    TENANT NOT PROCEEDING WITH MODIFICATIONS

       The failure or refusal of the Tenant to countersign and return to the Developer a copy of the Developer's Estimate within ten (10) Working Days after receipt of the Developer's Estimate or ten (10) Working Days after any determination pursuant to Clause 9.11 shall be deemed to be a withdrawal by the Tenant of the relevant TRM Application.

9.7    TENANT ACCEPTING THE DEVELOPER'S ESTIMATE

       If the Tenant shall countersign the Developer's Estimate and return it to the Developer pursuant to Clause 9.5 within the specified timescale the Developer (subject as referred to in Clause 9.12) shall give appropriate instructions to the Base Building Contractor to carry out and complete the Tenant's Requested Modifications as part of the programme under the Base Building Contract and for the avoidance of doubt (subject as referred to in Clause 9.12) the Tenant's Requested Modifications shall thereafter form part of the Base Building Works and the Developer and the Tenant shall be bound by all their respective obligations set out herein in relation thereto.

9.8    TRM COSTS

       Subject always to Clause 9.9 the Developer shall deliver to the Tenant on request and without request at monthly intervals a statement or statements specifying all TRM Costs actually incurred or suffered by the Developer in connection with the Tenant's Requested Modifications (whether or not the same are approved, withdrawn or implemented). The Developer shall have sole responsibility for all, and the Tenant shall have no responsibility for any proper TRM Costs actually incurred. The Developer shall not agree any TRM Costs chargeable by third parties which exceed those which are reasonable and proper and shall if the Tenant so requests but at the Tenant's cost in all respects take any necessary steps which are reasonably available to contest such costs unless they are fixed price costs not previously objected to by the Tenant. The Developer shall not be entitled to delay or cease execution of any aspects of the Base Building Works and/or the preparation of designs or specifications or the placing or negotiation of any contracts orders or other matters (together, "IMPLEMENTATION") following submission of a TRM Application pending the Tenant countersigning and returning the copy of the Developer's Estimate as referred to in Clause 9.5 (unless the Developer and the Tenant shall otherwise agree) notwithstanding that the Developer acting reasonably may consider that the matters referred to in the TRM Application mean that any matter relevant to Implementation would or might stand to be wasted or need to be repeated or changed in the event of the relevant TRM Plans being prepared or the TRMs being implemented. Provided that, if the Developer and the Tenant do agree to such delay or cessation of Implementation, the Tenant shall indemnify the Developer (with the intention of putting the Developer in the same after-tax position it would have been in had the matter giving rise to the indemnification not arisen) against the costs so incurred by the Developer and any such delay or cessation and all delays consequential thereon shall be deemed a Tenant's Delay.

9.9    COST AND TIME SAVINGS FOR TENANT'S REQUESTED MODIFICATIONS

9.9.1 If the implementation of a Tenant's Requested Modification is agreed by the Developer and the Tenant (or in the event of dispute determined in accordance with Clause 32) to have resulted in a cost saving to the Developer then the amount of such saving shall at the Tenant's option be paid to the Tenant on the date when the amount is agreed or determined in accordance with Clause 32. If the implementation of a Tenant's Requested Modification is agreed by the Developer and the Tenant or in the event of a dispute referred for decision to the Independent Person (acting as an Expert) pursuant to the provisions of Clause 32 hereof to have resulted in a time saving to the Developer then the amount of such time saving shall be credited against the total of Tenant's Delay.

9.9.2 If a Tenant's Requested Modification consists of an agreed omission from the Base Building Works and:

       (i) it is agreed or determined in accordance with Clause 9.9.1 that such omission has resulted in a cost saving to the Developer; and

       (ii) the relevant item omitted is subsequently installed or carried out as part of the Fit Out Works ("AN IMPLEMENTED TRM"); and

       (iii) such item is not an item comprised in the Developer's Fit Out Works which is implemented by the Developer (or on its behalf),

       then the Tenant may elect by notice given in writing to the Developer within ten (10) Working Days of the Developer having agreed to the Tenant's Requested Modification (or such matter having been determined pursuant to Clause 32) that instead of having such cost saving taken into account in the calculation of the Developer's Cap, the Developer shall pay to the Tenant the Tenant's proper and reasonable costs of installing the relevant Implemented TRM. The payment for the Implemented TRM shall be made to the Tenant within fourteen (14) Working Days after the later of:-

       (a) the date when the Developer and the Tenant have agreed the cost to the Tenant of installing or carrying out the Implemented TRM or in the event of a dispute referred for decision to the Independent Person (acting as an Expert) pursuant to the provisions of Clause 32 hereof the date when such cost is determined by such Independent Person; and


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       (b)    the date of issue of the Certificate of Completion of the Fit Out
              Works.

9.10   DEVELOPER'S HANDLING FEE

       The Tenant will pay to the Developer a handling fee of three (3) per cent of all TRM Costs such fee to be paid in the case of each Tenant's Requested Modification within ten (10) Working Days of demand following the final determination of the relevant TRM Costs.

9.11   DISPUTES AS TO TRM COSTS

       The Developer and the Tenant shall procure that the Base Building Quantity Surveyors and the Fit Out Quantity Surveyors use all reasonable endeavours to agree the TRM Costs but in the event of disagreement either party may at any time refer the matter in dispute to an Independent Person (acting as an Expert) in accordance with the provisions of Clause 32.

9.12   APPROVALS

       The implementation of any Tenant's Requested Modifications (but not the fact that any delays relating to Tenant's Requested Modifications shall be counted a Tenant's Delay) shall be conditional on all necessary Approvals being obtained. The Tenant shall be responsible for obtaining all such Approvals unless the parties agree that the Developer shall obtain them at the Tenant's cost. The obtaining of any such Approvals and any delay relating thereto shall be at the Tenant's risk in all respects and the Developer shall have no responsibility where the Approvals are not forthcoming or are late (save where the Developer has agreed to obtain the Approvals and, having been supplied with all necessary information required to be provided by the Tenant and application fees, has failed to do so). Where delay is caused by the need to wait for Approvals or Approvals not being forthcoming this shall be deemed a Tenant Delay (save as aforesaid). The Developer shall not be obliged to implement any Tenant's Requested Modifications unless and until any necessary Approvals have been obtained.

9.13   TIME OF THE ESSENCE

       Time shall be of the essence for all purposes of this Clause 9.

10.    COPYRIGHT

10.1   LICENCE TO USE DRAWINGS ETC.

       Insofar as the copyright to any drawings or other intellectual property relevant to the Base Building Works is owned by the Developer or that relevant to those of the Fit Out Works which do not relate to information technology is owned by the Tenant (or the Developer or the Tenant respectively have power without incurring liability for payment of money or otherwise to grant licence to use or reproduce the same) the Developer and the Tenant


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       hereby irrevocably grant to each other non-exclusive licence to use and reproduce the same for the purposes set forth in Clause 10.2 below.

10.2   RESTRICTIONS ON COPYRIGHT TO BE OBSERVED

       The Developer and the Tenant undertake that they shall observe all restrictions on copyright and other intellectual property rights applicable to and treat as supplied in confidence all drawings plans specifications cost information trade contract documents and calculations supplied by the other, their contractors consultants or agents in connection with or related to the Base Building Works or those of the Fit Out Works which do not relate to information technology as the case may be and will not use or permit to be used any of the same otherwise than exclusively in connection with the planning and execution of the Fit Out Works or the Base Building Works as the case may be and that each of them will use all reasonable endeavours to procure compliance with this Clause 10 by their contractors consultants and agents or any third party engaged instructed or retained by them in connection with the Base Building Works or Fit Out Works or matters provided for in this Agreement.

10.3   FIT OUT CATEGORY A WORKS

       The Tenant shall procure for the Developer prior to commencement of the Fit Out Category A Works royalty free irrevocable licences from all relevant parties to use and reproduce all drawings designs calculations and other intellectual property relating to such Fit Out Category A Works.

11.    BASE BUILDING WORKS - ISSUE OF CERTIFICATES

11.1   INSPECTIONS, REPRESENTATIONS AND ISSUE OF CERTIFICATES

       11.1.1 The Developer will keep the Tenant regularly informed of the progress of the Base Building Works and in particular of the anticipated date of Shell & Core Substantial Completion and of any changes to it and the Developer will procure that in the three months prior to the anticipated issue of the Shell & Core Works Certificate arrangements are made for weekly meetings and inspections by the Certifying Officer and the Fit Out Architect in order to identify defects and other matters which would or might preclude the issue of the same.

       11.1.2 The weekly meetings referred to in Clause 11.1.1 shall be attended by representatives of the Base Building Consultants and the Base Building Contractor as well as the Certifying Officer and the Fit Out Architect and at such meetings the then current snagging items shall be discussed and reviewed.


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       11.1.3 The Developer shall procure that the Fit Out Architect shall be given not less than five (5) Working Days' notice of the intention of the Certifying Officer to pre-inspect the Base Building Works with a view to the eventual issue of the Shell & Core Works Certificate and shall provide the Fit Out Architect with the then current draft of the list of snagging items (if any) which the Certifying Officer proposes at that time to annex to the Shell & Core Works Certificate.

       11.1.4 Within five (5) Working Days after the Developer gives such notice to the Tenant of the pre-inspection the Tenant shall procure that the Fit Out Architect and other relevant Tenant's Consultants accompany the Certifying Officer on a "rehearsal" inspection of the Base Building Works to ascertain whether Shell & Core Substantial Completion has been achieved during which inspection the Developer and the Fit Out Architect shall use all reasonable endeavours to agree a preliminary list of any alleged defects in the Base Building Works or matters requiring further work or remedy (A "PRELIMINARY SNAG LIST") such list (which is to be divided into (i) snagging items which the parties agree will not be an impediment to the issue of the Shell & Core Works Certificate and (ii) more serious defects which would constitute such an impediment) to be prepared by the Certifying Officer during the course of the inspection and countersigned by the Tenant by way of agreement and the Tenant shall not be entitled to raise at a later date any alleged defects in the Base Building Works or matters requiring further work or remedy which were not raised and put on the Preliminary Snag List at the time of the dry run inspection, save that the Tenant will be entitled to raise issues arising:

              (a) from alleged unsatisfactory carrying out of snagging works or other remedying of defects; or

              (b)    after the date of the "rehearsal" inspection.

       11.1.5 The Developer shall procure that the Fit Out Architect shall be given not less than five (5) Working Days' notice in writing of the intention of the Certifying Officer to inspect the Base Building Works with a view to the issue of the Shell & Core Works Certificate. Such notice shall state the proposed date and time of such inspection and the Tenant and/or the Fit Out Architect will be permitted to accompany and make representations to the Certifying Officer on such inspection. The Certifying Officer shall be instructed by the Developer to have regard to (but shall not be bound by) any representations made by the Developer and/or the


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


               Tenant and/or the Fit Out Architect during such inspection or made forthwith in writing thereafter as to the state and condition of the Base Building Works.

       11.1.6 The Certifying Officer shall at the same time give notice to the Developer and the Tenant certifying the date on which the Shell & Core Works Certificate would have been issued but for Tenant's Delay and but for Extension Periods in each case taking account of any periods quantified pursuant to Clause 5.8 ("DELAY NOTICE").

       11.1.7 The Developer shall forthwith supply to the Tenant a copy of the Shell & Core Works Certificate together with the Delay Notice when issued. The Certificate may be issued subject to a list of snagging items additional to the matters detailed in the Preliminary Snag List.

       11.1.8 The Shell & Core Works Certificate shall be final and binding on the parties hereto but without prejudice to any claims against the Certifying Officer.

       11.1.9 If the Tenant disputes the correctness of the Delay Notice the Tenant may serve a Counter-Notice (hereinafter called the "TENANT'S COUNTER-NOTICE") in writing upon the Developer within fifteen (15) Working Days after the receipt by the Tenant of the Delay Notice specifying the respects in which in the opinion of the Tenant the Delay Notice is incorrect and giving full written reasons for any such contentions by the Tenant and attaching copies of all notes, reports, memoranda or other matters in the possession of or available to the Tenant and which are relevant to its contentions.

       11.1.10 If the Developer (by notice in writing to the Tenant within five
               (5) Working Days after the Tenant's Counter-Notice) disputes the correctness of the Tenant's Counter-Notice giving full written reasons for any such contentions by the Developer and attaching copies of all notes reports memorandum or other matters in the possession of or available to the Developer and which are relevant to its contentions the dispute shall be referred for settlement to an Independent Person who shall act as an Expert who shall be requested forthwith to determine whether the Delay Notice is correct and, if not, what steps are necessary to correct the Delay Notice and the Expert shall consider (inter alia) any representations made to him by the Developer and/or the Tenant and/or the Fit Out Representative but shall not be bound thereby.


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11.2   FIT OUT ARCHITECT'S DUTY OF CARE DEED

       The Tenant will procure that as soon as reasonably practicable after the date of this Agreement the Fit Out Architect enters into an appointment and provides a duty of care deed to the Developer in the form approved by the Developer (such approval not to be unreasonably withheld).

11.3   CERTIFICATES UNDER BUILDING CONTRACTS

       None of the provisions of this Clause 11 shall place any obligations on the Developer or the Certifying Officer in connection with the issue or refusal of any certificate under a Base Building Contract (whether or not with a snagging or defects list) and the Developer and Certifying Officer shall have complete discretion in that regard.

11.4   TIME OF THE ESSENCE

       Time shall be of the essence in this Clause 11.

12.    RIGHT TO RESCIND

12.1   TENANT'S RESCISSION NOTICE

12.1.1 If Shell & Core Substantial Completion has not occurred by the date which is twelve (12) months after the Target Date then, subject to Clause 12.3, the Tenant may by not less than twenty (20) Working Days written notice to the Developer served before the expiry of twenty (20) Working Days following the Target Date (a "RESCISSION NOTICE") rescind this Agreement (in which event the Developer shall have no further liability hereunder save as provided in Clause 12.1.2) but if no such notice is served within such time limit then the Tenant shall not thereafter be entitled to serve a Rescission Notice.

12.1.2 Where a Rescission Notice has been served if the parties agree or in the event of a dispute referred for decision to the Independent Person (acting as an Expert) pursuant to the provisions of Clause 32 hereof it is determined that any part of the failure to achieve Shell & Core Substantial Completion by the Target Date is attributable to the neglect and default of the Developer, then the Developer shall pay to the Tenant Liquidated Damages (which are recognised as a genuine and realistic assessment of the Tenant's prospective losses) for each period of delay attributable to the Developer's neglect and default but only up to and not exceeding the Maximum Damages and subject to payment the Developer shall have no other liability to the Tenant on termination of this Agreement other than as provided in this Sub-Clause 12.1.2.


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12.2   TENANT'S TERMINATION NOTICE

12.2.1 If Shell & Core Substantial Completion has not occurred by the Longstop Date then, subject to Clause 12.3, the Tenant may by not less than twenty
       (20) Working Days' written notice to the Developer served at any time before Shell & Core Substantial Completion has occurred (a "TERMINATION NOTICE") rescind this Agreement in which event the Developer shall have no further liability hereunder save as provided in Clause 12.2.2.

12.2.2 Where a Termination Notice has been served if the parties agree or in the event of a dispute referred for decision to the Independent Person (acting as an Expert) pursuant to the provisions of Clause 32 hereof it is determined that any part of the failure to achieve Shell & Core Substantial Completion by the Longstop Date is attributable to the neglect and default of the Developer, then the Developer shall pay to the Tenant Liquidated Damages (which are recognised as a genuine and realistic assessment of the Tenant's prospective losses) for each period of delay attributable to the Developer's neglect and default but only up to and not exceeding the Maximum Damages and the Developer shall have no other liability to the Tenant on termination of this Agreement other than as provided in this sub-Clause 12.2.2.

12.3   AGREED GRACE PERIODS

       If the Tenant serves a Rescission Notice pursuant to Clause 12.1.1 or a Termination Notice pursuant to Clause 12.2.1 and the Developer notifies the Tenant within ten (10) Working Days following receipt of the relevant notice that it considers that only works which are reasonably likely to be substantially completed within a period of not longer than three (3) months ("OUTSTANDING WORKS") still remain to be carried out in order to achieve Shell & Core Substantial Completion then if the Tenant agrees that the Outstanding Works are reasonably likely to be substantially completed within a period of not longer than three months ("THE GRACE PERIOD") or in the event of a dispute it is determined by an Independent Person (acting as an Expert) pursuant to the provisions of Clause 32 hereof that the Outstanding Works are reasonably likely to be substantially completed within the grace period then the Rescission Notice or the Termination Notice (as the case may be) shall be suspended for the grace period (as agreed or determined) to allow the Outstanding Works to be completed. If the Outstanding Works have not been substantially completed at the end of the grace period then the Rescission Notice or the Termination Notice (as the case may be) shall become effective from the day after the expiry of the grace period and the Tenant may rescind this Agreement in accordance with the provisions of Clause 12.1 or Clause 12.2 but otherwise the Recision Notice or the Termination Notice (as the case may be) shall be treated as ineffective.


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12.4   DEVELOPER'S REQUEST TO EXTEND LONGSTOP DATE

       If it becomes evident that the Developer will not achieve Shell & Core Substantial Completion by the Longstop Date then it may request the Tenant by a notice in writing (an "EXTENSION REQUEST NOTICE") served not earlier than 24 June 2002 to confirm within three (3) months of the date of the service of the Extension Request Notice whether it is prepared to agree to extend the Longstop Date by an additional period to a reasonable revised date (the "EXTENDED LONGSTOP DATE") as reasonably proposed by the Developer in its notice. The Tenant shall unequivocally and in writing agree or refuse within three months the request set out in the Extension Request Notice. If the Tenant refuses the request (or fails to respond unequivocally in writing as to whether the Developer's proposal is accepted or rejected) in such three months timescale then the Developer may determine this Agreement by serving written notice (a "DEVELOPER'S RESCISSION NOTICE") on the Tenant. Any such termination will be without prejudice to any right of action or other remedy any party may have in respect of any antecedent breach of this Agreement but if the parties agree or in the event of a dispute referred for decision to the Independent Person (acting as an Expert) pursuant to the provisions of Clause 32 hereof it is determined that any part of the failure to achieve Shell & Core Substantial Completion by the Target Date is attributable to the neglect and default of the Developer, then the Developer shall pay to the Tenant Liquidated Damages (which are recognised as a genuine and realistic assessment of the Tenant's prospective losses) for each period of delay attributable to the Developer's neglect and default but subject to the Maximum Damages and subject to payment the Developer shall have no other liability to the Tenant on termination of this Agreement other than as provided in this Sub-Clause 12.4. If the Tenant agrees to the Extension Request Notice then for the purposes of this Agreement the Extended Longstop Date shall be substituted for the Longstop Date.

12.5   TENANT'S REQUEST TO TERMINATE AGREEMENT

12.5.1 If the Tenant is concerned that the Developer cannot possibly achieve Shell & Core Substantial Completion by the Longstop Date then it may by a notice in writing served not earlier than 24 June 2002 notify the Developer that it does not consider that Shell & Core Substantial Completion can possibly be achieved by the Longstop Date and the Tenant may serve any number of such notices. If the Developer agrees with the Tenant's Notice, or if the Developer disagrees and subject to it having been determined by an Independent Person (acting as an Expert) in accordance with the provisions of Clause 32 hereof that it is impossible (notwithstanding every effort being made to accelerate the programme) to achieve Shell & Core Substantial Completion by the Longstop Date then the Tenant may within twenty (20) Working Days of such agreement or determination as aforesaid determine this Agreement by not less than twenty (20) Working Days notice in writing to the Developer


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12.5.2 If the parties have agreed or it has been determined that Shell & Core
       Substantial Completion cannot possibly be achieved by the Longstop Date and the Tenant has determined this Agreement in accordance with Clause
       12.5.1 then if the parties agree or in the event of a dispute referred for decision to the Independent Person (acting as an Expert) pursuant to the provisions of Clause 32 hereof it is determined that any part of the failure to achieve Shell & Core Substantial Completion by the Longstop Date is attributable to the neglect and default of the Developer, then the Developer shall pay to the Tenant Liquidated Damages (which are recognised as a genuine and realistic assessment of the Tenant's prospective losses) for each period of delay attributable to the Developer's neglect and default but subject to the Maximum Damages and subject to payment the Developer shall have no other liability to the Tenant on termination of this Agreement save that either party shall be liable to the other in respect of any breaches occurring prior to the termination of the Agreement pursuant to Clause 12.5.1.

12.6   TIME OF THE ESSENCE

       Time shall be of the essence for the purpose of this Clause 12.

13.    COMMISSIONING OF PLANT AND MACHINERY

13.1   COMMISSIONING BY COMMISSIONING ENGINEER

       The Developer and the Tenant shall (each at its own cost) appoint or procure the appointment of the Commissioning Engineer to document witness and validate the commissioning and performance testing process, in accordance with the specifications relating thereto, all plant and machinery the supply or fixing of which is included (in the case of the Developer's appointment) in the Base Building Works and (in the case of the Tenant's appointment) the Fit Out Works respectively both separately and together and the Commissioning Engineer shall be appointed on terms whereby in each case the Commissioning Engineer owes an equal duty of care to both the Developer and the Tenant and whereby the Commissioning Engineer is instructed to issue copies of all certificates issued by him to both the Developer and the Tenant.

13.2   TESTING AND REPRESENTATIONS

       The Developer and the Tenant shall each procure that the other is given not less than five (5) Working Days' notice of the proposed commencement of any procedures for documenting witnessing and validating the commissioning and performance testing process and/or commissioning any of the plant and machinery and the party to which such notice is given and its advisers shall be entitled to be present at any such test and to make representations to the Commissioning Engineer and the party instructing the Commissioning Engineer for the purpose of such test shall procure that he has due regard to such representations (though he shall not be bound thereby).


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13.3   DEFINITION OF TESTING

       For the purpose of this Clause "testing" shall mean static rotation and continuity testing of individual items of equipment and commissioning and performance testing of systems against the specified requirements and whatever the Commissioning Engineer can reasonably carry out in order to check whether plant and machinery is Millennium Compliant provided always that it is agreed that Millennium Compliance shall not be a pre-condition to Shell & Core Substantial Completion

13.4   PARTIES TO CO-OPERATE AS TO TESTING

       The Developer and the Tenant shall co-operate so as to procure the efficient testing and commissioning of the plant and machinery in cases where the functioning of plant and machinery installed as part of the Base Building Works is dependent upon plant and machinery installed as part of the Fit Out Works and vice versa.

13.5   BUILDING SYSTEMS

       In relation to those portions of the Fit Out Works which involve any connection to or interface with or affect the Building Systems, the Tenant shall give to the Developer not less than five (5) Working Days' notice of the proposed works and allow the Developer to be present at the carrying out of such work Provided that if the Tenant elects not to use the members of the Base Building Contracting Team or Base Building Consultants or other advisors who are or were responsible for the design and/or installation of such systems with which the connection or interface is being made the Developer will have no liability for any defects which arise to the extent that (and always subject to the Tenant having been provided with copies of relevant warranties) the warranties of such persons have been rendered wholly or partially invalid due to the Tenant electing not to instruct such persons to make such connection or interface.

13.6   TESTING AFTER FITTING-OUT AND OCCUPATION

       Where any plant or machinery the supply or fixing of which is included in the Base Building Works needs to be commissioned or to be tested or balanced after fitting-out and occupation of the Demised Premises or any part thereof, the Developer shall arrange for the commissioning testing and balancing but with the Developer being responsible for costs so far as they relate to the Base Building Works the Tenant being responsible for the costs so far as they relate to Fitting Out Works and the Developer and the Tenant being jointly responsible in equal shares for the costs so far as they relate to the interface between the Base Building Works and the Fitting Out Works.


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13.7   CARRYING OUT WORKS PRIOR TO COMMISSIONING

       The Developer shall be responsible for carrying out any works which prove to be necessary to enable any plant and machinery or installations forming part of the Base Building Works to be initially commissioned and the Tenant shall be responsible for procuring the carrying out of any works which require to be done in order to enable any plant or machinery or installations forming part of the Fit Out Works to be commissioned. To the extent however that any works connected with or arising from the Fit Out Works lead to a need for commissioning, rebalancing, alteration of or adjustment to any plant or other items which would otherwise be the Developer's responsibility, the Developer shall carry out any necessary works but at the cost of the Tenant in all respects.

14.    DEFECTS

14.1   MAKING GOOD INITIAL DEFECTS

       The Developer shall as soon as reasonably practicable (or immediately in case of emergency) remedy or cause to be remedied those omissions imperfections defects or other faults specified in the Schedule annexed to the Shell & Core Works Certificate as issued agreed or determined in accordance with Clause 32.

14.2   MAKING GOOD DEFECTS AT FINAL COMPLETION

       Without prejudice to the foregoing the Developer shall procure that the Certifying Officer prepares a schedule in accordance with the terms of the Base Building Contract listing any omissions defects shrinkages or other faults appearing in the Base Building Works or any part thereof and supply a copy thereof to the Fit Out Representative not later than seventeen (17) Working Days before the expiry of the relevant Defects Period and the Tenant shall procure that not later than fifteen (15) Working Days after the receipt of such schedule the Fit Out Architect and the Fit Out Professional Firms (as appropriate) list any omissions defects shrinkages or other faults which they have observed and the Developer shall procure that the Certifying Officer has regard to the same and if appropriate adds them to the list to be notified to the Base Building Contractor for completion and the Developer shall as soon as reasonably practicable make good or procure to be made good all such omissions defects shrinkages or other faults. Any disagreement as to the extent or nature of any omissions defects shrinkages or other faults shall be referred to the Independent Person acting as an Expert under Clause 32.

14.3   DEFECTS PERIOD

       For the purposes of Clause 14.2 the relevant Defects Period means that specified in the Base Building Contract.


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


14.4   INHERENT DEFECTS

       Without prejudice to any other rights and remedies of the Tenant under this Agreement (subject to Clause 5.5.2) if any Inherent Defect manifests itself or the Building or any part thereof is damaged by an Inherent Defect and such Inherent Defect is notified to the Developer and has manifested itself during the period of five years commencing on the date of Shell & Core Substantial Completion (the "ID PERIOD") then the Developer and the Tenant shall agree a method and programme for carrying out any necessary remedial work and the Developer shall procure the carrying out any necessary works to remedy the Inherent Defect and any damage thereby caused provided always that:-

       14.4.1 Where the Developer carries out any works the Tenant shall give and procure all reasonably necessary access for that purpose subject to the provisions of Clause 14.6;

       14.4.2 The Developer shall not be liable for the remedy of defects (whether under this Clause 14.4 or otherwise and howsoever arising) to the extent that the existence of any Inherent Defect results from acts or omissions of the Tenant in breach of this Agreement or any subsequent Fit Out Works or alterations carried out by the Tenant or any subtenant, licensee, occupier, person sharing possession with the Tenant result in any claims by the Developer in relation to any relevant contract, appointment, warranty, duty of care deed, or insurance policy the terms of which in each case have previously been notified to the Tenant being defeated, vitiated or avoided or in the Inherent Defect being worsened and in such case the Developer shall allow the Tenant all access to the Building which is necessary to enable the Tenant to carry out the remedial work itself; and

       14.4.3 Notwithstanding Clause 14.4 and to the extent that it will not result in any claims by the Developer in relation to any relevant contract appointment warranty duty of care deed or insurance policy the terms of which in each case have previously been notified to the Tenant being defeated vitiated or avoided the Tenant may elect to carry out remedial works which the Developer is liable to carry out itself where entry by the Developer is likely to interfere materially with the Fit Out Works and if the Tenant makes such election the reasonable and proper costs and expenses (excluding any part thereof which represents VAT in respect of which the Tenant is entitled to credit or repayment from H M Customs & Excise) of the remedial works including professional fees (excluding any part thereof which represents VAT in respect of which the Tenant is entitled to credit or repayment from H M Customs & Excise) shall be paid by the Developer to the Tenant within five (5)


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


              Working Days of demand accompanied by such bills receipts and invoices as are reasonably necessary to evidence payment by the Tenant.

14.5   MILLENNIUM COMPLIANCE RENT PAY-BACK

       To the extent that the premises demised by any of the Lease or any part thereof are at any time prior to 31 January 2001 rendered incapable of use and occupation as high class offices by reason of any plant machinery and equipment and related computer systems and/or related hardware and/or software (together the "MILLENNIUM ITEMS") not being Millennium Compliant, then the Developer as liquidated and ascertained damages (which are recognised as a genuine and realistic assessment of the Tenant's prospective losses) shall pay to the Tenant while the relevant part(s) of the said premises remain incapable of such use and occupation within ten (10) days of a proper demand a sum being a rateable or due proportion (depending on the use and extent of the part of the said premises affected) of the rent payable under Clause 4.1.1 of the relevant Lease or (if the rent free period has not expired) which would have been payable if the rent free period had expired (or an equivalent sum due under the terms of this Agreement if the Leases have not then been granted) and subject to the Developer making such payment the Developer shall have no other liability to the Tenant and Provided Always that the Developer shall have no further liability under this Clause 14.5 after 31 January 2001 except to the extent the Tenant has notified the Landlord in writing prior to that date that the premises or the relevant part of the premises is incapable of use and occupation as aforesaid by reason of a Millennium Item not being Millennium Compliant.

14.6   MAINTENANCE AGREEMENTS

       The Tenant shall with effect from Shell & Core Substantial Completion and until Completion of the Fit Out Works enter into such maintenance agreements as are reasonably necessary to enable the Developer to obtain extended warranties from the Base Building Contractors and appropriate sub-contractors in respect of all plant and machinery.

14.7   ACCESS BY DEVELOPER TO MAKE GOOD DEFECTS

       In circumstances where the Developer has liability to remedy defects or carry out works:-

       14.7.1 The Tenant shall whether before or following the grant of the Leases or any underleases permit the Developer the Base Building Architects and the Base Building Contractors and all persons reasonably authorised by them at all reasonable times and on giving reasonable prior written notice (except in an emergency where access shall be available at any time and no notice shall be required) and complying with the Tenant's reasonable requirements to have access


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              to all relevant common parts of the Building in order to remedy any defects and to enjoy all facilities necessary for carrying out such works; and

       14.7.2 Where the Developer requires access to other parts of the Building in order to remedy any defects therein the Developer shall make prior arrangements with the Tenant as to the times of access and the Developer and the Tenant shall endeavour to agree a programme for carrying out any such remedial works. The Tenant shall be entitled to require such works to be carried out outside usual business hours. Each such person so entering shall:-

              (a) cause the minimum amount of interference and disruption as is reasonably possible to the carrying out of the Fit Out Works or any other works by the Tenant in the Building and to the Tenant's business;

              (b) comply with any reasonable directions and security precautions for the Building so long as these shall not prevent the carrying out of the relevant works or inspection;

              (c) be accompanied if the Tenant so requires by a representative of the Tenant; and

              (d) make good as soon as reasonably practicable to the reasonable satisfaction of the Tenant any loss damage or injury thereby caused to the Building the Fit Out Works or the property of the Tenant or any sub-tenant or other lawful occupiers or visitors in the Building but so that neither the Developer nor anyone acting on its behalf shall be liable for any consequential loss (or diminution) of business, whether actual or prospective.

14.8   DAMAGES IN RESPECT OF A RELEVANT DEFECT

14.8.1 In this Clause 14.8.1 the expression "Damages" means all amounts actually recovered by the Developer in respect of any Relevant Defect (less any part of such amounts paid in respect of any tax payable by the Developer in respect of such amounts) from all or any parties to the Base Building Contract or the Base Building Contracting Team or the Base Building Consultants responsible in whole or in part for the Relevant Defect pursuant to any action or proceedings brought against such parties under this Clause 14.8.1 or pursuant to a settlement of a claim whether before or after such proceedings are commenced and "Relevant Defect" means any defect in the Base Building Works which is due to or arises from a breach by the Developer of its obligations contained in Clause 14.8.2 and which the


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       Developer is not obliged to make good pursuant to Clauses 14.2 and/or
       14.4 and which manifests itself within twelve (12) years of the date hereof

14.8.2 The Developer hereby agrees to indemnify the Tenant (with the intention of putting the Tenant in the same after-tax position it would have been in had the matter giving rise to the indemnification not arisen) against the cost of making good a Relevant Defect by contributing to the same by way of payment for services pursuant to the Lease or pursuant to the Tenant's repairing covenants contained in the Lease PROVIDED ALWAYS that the liability of the Developer to the Tenant under this Clause 14.8.2 shall be limited to the Damages actually recovered by the Developer and as between the lessees from time to time of each of the Leases the amount of the Damages actually recovered by the Developer shall be pro-rated between the lessees according to the proportion which the Net Internal Area of the premises demised by the relevant lessee's lease bears to the aggregate Net Internal Area of the Lettable Areas within the Building as a whole

14.8.3 In respect of any Relevant Defect the Developer will at the request of the Tenant and subject to the Developer receiving:-

       (a) an indemnity from the Tenant satisfactory to the Developer acting reasonably in respect of all proper costs losses and expenses incurred by the Developer in any such actions (including costs awarded against it and any other costs or losses of any nature incurred in connection with or as a result of any of the provisions of this Clause 14.8 which exceed those recovered by the Developer) and such security for costs and expenses as the Developer shall reasonably require; and

       (b) (if so requested by the Developer and upon the Developer supplying to the Tenant full information concerning the Relevant Defect) a written opinion of Leading Counsel who shall have been approved by the Developer and the instructions to whom shall have been approved by the Developer (in each case such approval not to be unreasonably withheld) that any such action is reasonably likely to succeed and that action by the Tenant itself would be unlikely to succeed enforce for the benefit of the Tenant and Developer and any other relevant person or persons any warranties guarantees or other rights or remedies which the Developer may have under any of the Base Building Contracts in respect of such Relevant Defects;

14.8.4 The Developer shall be entitled in relation to any claim or proceedings brought by the Developer pursuant to Clause 14.8.3 to negotiate terms for settlement if advised by Leading Counsel that the terms proposed for settlement are prudent and reasonably satisfactory the context of the amount of the claim the likelihood of recovery of additional sums the time and costs involved in proceeding further and all other relevant considerations Provided that the Tenant shall be consulted by the Developer (but so that the Developer shall not be bound by its views) and shall be entitled to make representations to such Leading Counsel prior to such settlement being concluded

14.8.5 The Developer shall apply the Damages in paying or reimbursing the following amounts in the order set out and pro rata in the event that the Damages shall be insufficient to fully discharge the total amount under any head:-

       (a) firstly all amounts paid or incurred by the Developer and (following discharge of any such amounts) all amounts paid or incurred by the Tenant and/or any other parties contributing to the costs incurred by the Developer in any action or proceedings brought against any parties to the Base Building Contract or the Base Building Consultants or the Base Building Contracting Team brought against such parties under this Clause 14.8 (save to the extent that the same shall be recovered from the party in default) together with interest thereon at Base Rate from the date of payment of such amounts until repayment

       (b) secondly all amounts paid by the Tenant the Developer and/or any other party in making good the Relevant Defect in question whether by a contribution to the same by way of payment for services or pursuant to repairing covenants and

       (c) thirdly any balance shall be divided between the Developer and Tenant and any other party or parties in such fair proportions as shall be determined by the Developer (who shall be required to act reasonably and promptly) having regard to the losses in respect of the Relevant Defect in question suffered by the Tenant the Developer and such other party or parties (whether or not a claim has actually been made by the Tenant the Developer or such other party or parties at the time when the Damages are recovered).

       References in this Clause 14.8.5 to amounts paid or incurred by any person do not include a reference to such part of such amounts as represents VAT input tax in respect of which such person is entitled to credit or repayment from H M Customs & Excise.

14A.   FIT OUT WORKS
       The Tenant is not obliged to but may elect for the Fit Out Works to be carried out. If it does so elect, the Fit Out Works shall be carried out in accordance with the provisions of this Agreement.

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15.    FIT OUT PLANS

15.1   PREPARATION OF DRAWINGS

       The Tenant shall not later than two (2) months before the anticipated Shell & Core Substantial Completion Date at its cost and expense cause to be prepared and submitted to the Developer details of the Fit Out Works for approval including (but without limitation):-

       15.1.1 architectural working drawings and specifications; and

       15.1.2 structure and services engineering working drawings and specifications; and

       15.1.3 separate schedules setting out those items which in the Tenant's reasonable opinion constitute Fit Out Category A Works (the "FIT OUT CATEGORY A SCHEDULE") and those which will constitute Fit Out Category B Works (the "FIT OUT CATEGORY B SCHEDULE")

       in respect of the design materials and work for the various elements of the Fit Out Works. The Fit Out Works shall not be commenced until the Developer's prior approval has been obtained in accordance with Clause 15.6.

15.2   FIT OUT PLANS/INTERFACE WITH BUILDING SYSTEMS

       The drawings and specifications caused to be prepared by the Tenant and any changes therein permitted under this Clause 15 are herein collectively called "FIT OUT PLANS".

15.3   DETAIL OF FIT OUT PLANS

       The Fit Out Plans shall be fully co-ordinated by the Tenant with the plans comprised within the Base Building Specification (as varied or modified) and shall incorporate all reasonable information which may be required to let all contracts required for the performance of the Fit Out Works including the details of all such Fit Out Works and the dimensioned locations thereof with reference to the building column centre line or the face of finished column enclosures. The plans of Fit Out Works shall consist of all details reasonably required by the Developer, including without limitation a CAD disk and scaled and dimensioned architectural and engineering working drawings and specifications showing all of the Fit Out Works which architectural and engineering working drawings and specifications shall contain sufficient detail to enable the Developer to determine whether or not the Fit Out Works both as a whole and in their individual parts are acceptable and comply with the provisions of Clause 15.4;

15.4   RESTRICTIONS ON FIT OUT WORKS


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


       The Fit Out Works (including any changes thereto) shall not contain proposals for or refer to materials or work which if implemented would:-

       (a) require any changes in the Base Building Works other than those arising from such Tenant's Requested Modifications as are to be actually implemented; or

       (b)    alter the external dimensions of the Building; or

       (c) be matters which the landlord under the Lease would be absolutely entitled to withhold consent for (save that the Fit Out Works may include works to areas outside the demises granted to the Tenant) or involve the use of Prohibited Materials; or

       (d) adversely affect the Building Systems otherwise than to an immaterial extent or the cost of operating the Building Systems Provided that the proposed use of floors as trading floors shall not be a ground for withholding approval under this sub-Clause; or

       (e) violate any laws or the requirements of any Approvals (unless the Tenant obtains a revised Approval) or the reasonable requirements from time to time of the insurers of the Building notified to the Tenant (or its representatives or advisors) or be such that any Approval or any insurance to be effected by the Developer pursuant to this Agreement is reasonably likely to be unobtainable on reasonable terms or made materially more expensive; or

       (f) comprise or contain any works which are not at least equivalent in scope and quality to those described in the Minimum Standard Fitting Out Works Specification.

15.5   DOCUMENTS TO BE SUPPLIED

       One set of transparencies and three full size prints of each plan and specifications and one set of DXF files on computer disk showing the same shall be submitted to the Developer on each occasion that the Tenant supplies details of its proposals to the Developer for approval.

15.6   APPROVAL OF FIT OUT WORKS

       The Developer shall not unreasonably withhold or delay its approval to any of the Fit Out Works save that the Developer shall be entitled to withhold approval to any of the items mentioned in Clause 15.4.


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15.7   AMENDMENT OF FIT OUT PLANS

       If the Developer shall on reasonable grounds disapprove of any aspects of the applicable drawings and specifications then the Developer shall within ten (10) Working Days give notice in writing specifying the grounds for such disapproval and the Tenant shall return to the Developer appropriate corrections thereto as soon as reasonably practicable after receipt of such notice. If the Developer shall still decline to approve the Tenant's plans as amended either party may refer the matter or matters in dispute to the Independent Person (acting as an Expert) for a decision in accordance with the provisions of Clause 32.

15.8   APPROVALS

       The Tenant shall use all reasonable endeavours and the Developer shall (without obligation to incur cost unless reimbursed by the Tenant) lend such assistance and support as is reasonably required to obtain all necessary Approvals required for the Fit Out Works (and the Tenant shall not implement them or procure their implementation unless and until such Approvals are granted) and the Tenant shall promptly provide copies of any such Approvals to the Developer.

16.    ENTRY FOR THE TENANT'S FIT OUT WORKS AND SUBSEQUENT OCCUPATION

16.1   ACCESS FOR TENANT'S FIT OUT WORKS

       Subject to the other relevant provisions of this Agreement the Developer shall grant the Tenant its contractors agents advisers workmen and others engaged in the execution of the Tenant's Fit Out Works access to the Demised Premises by way of licence only in common with the Developer and others at all times (subject as hereinafter mentioned) with effect from Shell & Core Substantial Completion Date for the purpose of the commencement and execution (where all necessary consents and Approvals have been obtained) of the Tenant's Fit Out Works and for the Tenant's subsequent occupation and use for the purposes of its business.

16.2   DESIGN OF FIT OUT WORKS

       The Fit Out Works shall be designed with reasonable skill and care and the Tenant's Fit Out Works if carried out shall be carried out and completed:-

       16.2.1 in a good substantial and workmanlike manner in accordance with the plans, drawings and specifications approved by the Developer and according to good building practice as generally accepted at the date of the works being carried out according to standards of good design practice as at the date of design of the works;


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


       16.2.2 using materials goods and equipment as set out in any specifications relating to the Fit Out Works and otherwise using good quality materials (if not so specified);

       16.2.3 in accordance with any relevant Approvals, the relevant terms of this Agreement and all relevant codes of practice and regulations of relevant professional institutes applying at the time of carrying out of the Tenant's Fit Out Works;

       16.2.4 in respect of the Fit Out Category A Works comprised in the Tenant's Fit Out Works on the Basement level through to Level 4 (inclusive) within 24 months of the Shell & Core Substantial Completion Date and in respect of such Fit Out Category A Works on the higher Levels within 48 months of such Date; and

       16.2.5 so that the Tenant obtains a Fire Certificate for the Demised Premises.

16.3   COMPLIANCE WITH SITE REGULATIONS

       The Tenant shall itself, and shall use all reasonable endeavours to procure that the Fit Out Professional Firms and the Fit Out Building Contractor and all other parties instructed by or acting for the Tenant comply with the Site Regulations.

16.4   APPROVAL OF FIT OUT METHOD STATEMENT

       As soon as reasonably practicable and in any event not less than one month prior to the anticipated Shell & Core Substantial Completion Date and not less than one month prior to commencement of the Tenant's Fit Out Works the Tenant after consultation with the Developer shall submit to the Developer for and obtain the Developer's approval to the detailed method statement (a "METHOD STATEMENT") in writing (which approval shall not be unreasonably withheld or delayed). The Method Statement shall contain the following information:-

       16.4.1 details of the Fit Out Professional Firms the Fit Out Building Contractor and the Fit Out "Principal Contractor" (as defined in the CDM Regulations) for the design overseeing and carrying out of each part of the Tenant's Fit Out Works;

       16.4.2 details of the manner in which the Tenant will structure the responsibilities of the professional team and contractors and sub-contractors engaged in connection with the carrying out of the Tenant's Fit Out Works;

       16.4.3 proposals for liaison co-ordination and co-operation between the Developer, the Developer's Senior Managers, the Base Building Contracting Team, and the Fit


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              Out Professional Firms and the Fit Out Building Contractor and the
              Tenant's Senior Managers; and

       16.4.4 proposals for the storage on-site of the materials and equipment intended for incorporation in the Tenant's Fit Out Works.

       Provided That the Developer shall be entitled to refuse entry or access to the Demised Premises pursuant to the access to be granted under Clause
       16.1 until the Method Statement shall have been approved as aforesaid by the Developer.

16.5.1 COMPLIANCE BY TENANT WITH CERTAIN REQUIREMENTS

       Upon entering the Demised Premises or any other part of the Development Site the Tenant will itself and will use all reasonable endeavours to procure that its contractors agents advisers and workmen will at all times:-

       16.5.1.1 comply in all respects with the provisions of the Method Statement approved pursuant to the provisions of Sub-Clause 16.4 of this Clause as the same may be added to amended or varied from time to time as permitted by this Agreement;

       16.5.1.2 keep free and unobstructed all escape routes in relation to the Development Site and instruct vehicles visiting it in connection with the Tenant's Fit Out Works to go directly to designated unloading points and leave the Development Site promptly upon unloading being completed;

       16.5.1.3 where appropriate consult and thereafter comply in all proper respects with the proper requirements of the Police and all relevant statutory authorities in respect of the delivery of materials for use in connection with the Tenant's Fit Out Works;

       16.5.1.4 comply in all respects and for all purposes with the safety and floor loading requirements comprised in the Base Building Specification;

       16.5.1.5 (save to the extent approved by reason of the Developer's approval of the Fit Out Works) not to damage or cause or permit its servants agents or contractors or any other persons to damage the Base Building Works and not to make or instruct to be made by any such persons any connections with or to any installation forming part of the Base Building Works (other than any which form part of the Tenant's Fit Out Works and then in conformity with the other provisions of this Agreement) without the prior approval of the Developer to such connections (which approval shall not be unreasonably withheld or delayed); and


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       16.5.1.6 comply in all respects with any relevant insurers and legislation in respect of safety health and welfare and the reasonable safety requirements of the Developer.

16.5.2 CDM REGULATIONS

       16.5.2.1 The Tenant acknowledges that it or GSPM shall act as and shall be regarded as the only client for the purposes of the Construction (Design and Management) Regulations 1994 (the "CDM REGULATIONS") in relation to the Fit Out Works and shall make the necessary written declaration (in accordance with paragraph 4(4) of the CDM Regulations) to the Health and Safety Executive that it so acts.

       16.5.2.2 Without prejudice to the generality of Clause 16.5, the Tenant shall comply or shall procure that GSPM shall comply with all its obligations as client under the CDM Regulations.

       16.5.2.3 The Tenant shall or shall procure that GSPM shall provide access to a copy of the Health and Safety Plan and the Health and Safety File as defined under the CDM Regulations to the Developer throughout the duration of the Fit Out Works and on completion of the Fit Out Works shall deliver a copy of the Health and Safety File to the Developer.

16.6   OBSERVANCE OF LEASE COVENANTS

       From the Shell & Core Substantial Completion Date until the date of completion of each of the Leases the Developer and Tenant shall (subject to the terms of this Agreement) be subject to and shall observe and perform and be bound by the covenants conditions and provisions in the Leases notwithstanding that the same have not been executed.

16.7   DEVELOPER'S RIGHT TO INSPECT

       The Tenant shall at all reasonable times permit the Developer and its nominated representative to inspect the progress and manner of execution of the Tenant's Fit Out Works on reasonable prior notice and subject to the reasonable and proper safety and security requirements imposed by the Tenant and/or the Fit Out Building Contractor.

16.8   RESPONSIBILITY FOR CLAIMS

       If any action claim demand or similar matter (each a "CLAIM") is brought made or asserted by any person in respect of any noise dust vibration nuisance disturbance loss of amenity interference with access or egress connected with the Development Site or the carrying out of works or otherwise then as between the Developer and the Tenant:-


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


       16.8.1 the party receiving notice of a Claim shall provide the other with full details and shall take all reasonable steps to defend the Claim;

       16.8.2 neither the Developer nor the Tenant shall settle or compromise any Claim whilst both the Base Building Works and the Fit Out Works are proceeding without the prior approval of the other (such approval not to be unreasonably withheld);

       16.8.3 if the Base Building Works and the Fit Out Works are both proceeding at the time of such claim the Developer and the Tenant shall as between themselves share rateably in any liability according to their relative contributions to the matter complained of; and

       16.8.4 if only the Tenant's Fit Out Works are proceeding at the time of such claim the Tenant shall be solely liable and the Tenant shall indemnify the Developer (with the intention of putting the Developer in the same after-tax position it would have been in had the matter giving rise to the indemnification not arisen) for any claim against it provided that the Developer shall not settle compromise or admit liability for such a claim without the Tenant's prior written consent (such consent not to be unreasonably withheld or delayed).

16.9   RESPONSIBILITY FOR DELAY

       The Tenant hereby covenants with the Developer that it will use its reasonable endeavours not to do anything (beyond exercising its rights hereunder to request Tenant's Requested Modifications) which would hinder or delay the carrying out of the Development Works

16.10  COLLATERAL DEEDS OF WARRANTY

       As soon as reasonably practicable, the Tenant shall use all reasonable endeavours to procure the execution and delivery to the Developer of a collateral deed of warranty from the Fit Out Building Contractor, the Fit Out Architect the Fit Out M & E Engineer and the Fit Out Project Manager and any sub-contractor with any material design responsibility in a form negotiated by the Tenant and approved by the Developer such approval not to be unreasonably withheld.

16.11  EARLY ACCESS

       Notwithstanding the provisions of this Clause 16 if by the Target Date the Developer shall not have achieved Shell & Core Substantial Completion but in respect of computer areas plant areas and other areas reasonably requested by the Tenant the Base Building Works are complete in accordance with the normal standards applied by architects except for items omitted at the request of the Tenant the Developer shall (subject to the Tenant paying in full


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


       the Developer's associated costs) facilitate the early access for initial Tenant's Fit Out Works by the Tenant in such areas upon such terms as to access (other than the payment of rent which shall remain as provided for in Clause 23.3.4) as shall be reasonably determined by the Developer.

       Provided that the Tenant will

       (i) not damage or cause or permit its servants agents or contractors or any other persons to damage the Base Building Works and in particular not to interfere with or permit such persons to interfere with or do or permit to be done by any such persons any act or thing which may adversely affect the carrying out or completion of the Base Building Works

       (ii) comply in all respects with the reasonable safety requirements of the Developer and provided further that the Developer's liability to pay Liquidated Damages pursuant to the terms of this Agreement shall be reduced by the same proportion which the areas to which the Tenant is allowed early access bear to the total Net Internal Area of the Demised Premises.

17.    COMPLETION OF THE FIT OUT WORKS

17.1   INSPECTION, REPRESENTATIONS AND ISSUE OF CERTIFICATE

       The Tenant shall procure that:-

       17.1.1 the Developer shall be given not less than five (5) Working Days' notice of the intention of the Fit Out Architects to inspect the Fit Out Works with a view to the issue of the Certificate of Completion of Fit Out Works (or any part thereof);

       17.1.2 that the Developer and such of its consultants as it may wish shall be given the opportunity to accompany the Fit Out Architects on the final inspection prior to the issue of the Certificate of Completion of Fit Out Works (or part thereof) in order that the Developer may (but shall not be bound to) make whatever representations to the Fit Out Architects which the Developer thinks fit as to whether or not the Fit Out Works or the relevant part shall have been practically completed;

       17.1.3 the Fit Out Architects will have regard to (but shall not be bound by) any representations made pursuant to Sub-Clause 17.1.2; and


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       17.1.4 the Tenant shall supply to the Developer a copy of the Certificate of Completion of Fit Out Works or part thereof when issued together with any snagging list and subject to Clause 17.2 the date specified in the Certificate of Completion of Fit Out Works or part thereof shall be the date of practical completion of the Fit Out Works or the relevant part thereof for the purposes of this Agreement. The Tenant shall procure the prompt and effective remedy of all defects or other items referred to in any snagging or similar list or schedule to the Certificate of Completion of Fit Out Works and shall keep the Developer fully informed and up to date in that regard.

17.2   CERTIFICATE TO BE BINDING

       The Certificate of Completion of Fit Out Works shall be final and binding on the parties hereto but without prejudice to any claim against the Fit Out Architect.

17.3   FAILURE TO COMPLETE FIT OUT CATEGORY A WORKS

       If at the expiration of the period specified in Clause 17.2.4 (subject to extension by Force Majeure) the Tenant has not completed the Fit Out Category A Works comprised in the Tenant's Fit Out Works on the relevant floor or floors then the Developer shall be entitled (without prejudice to its other remedies under this Agreement) to enter the Demised Premises in order to carry out or cause to be carried out the relevant Fit Out Category A Works or any part thereof comprised in the Tenant's Fit Out Works in accordance with the provisions of Clause 16 and all costs and expenses thereby incurred (or such payment on account of the same as the Developer may specify) shall be paid by the Tenant to the Developer upon demand.

18.    ANCILLARY PROVISIONS AS TO TENANT'S FIT OUT WORKS

18.1   DOCUMENTS TO BE SUPPLIED

       As soon as practicable (but within six (6) months in any event) following the Certificate of Completion of Fit Out Works:-

       18.1.1 the Tenant shall supply to the Developer four complete sets of the final as-built drawings showing the works actually carried out together with a set of DXF files on computer disk showing the same;

       18.1.2 the Developer and the Tenant shall each sign and exchange the Licence annexing the relevant marked up or as-built plans for the purpose of recording the Fit Out Works;


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       18.1.3 the Tenant shall give to the Developer a copy of the revised health and safety file (taking account of all the Tenant's Fit Out Works) compiled pursuant to the CDM Regulations; and

       18.1.4 the Tenant shall give to the Developer a copy of all warranties given by manufacturers in respect of all plant and machinery.

18.2   TENANT'S INDEMNITY

       The Tenant shall in respect of the Fit Out Works and without prejudice to any other obligation on its part herein keep the Developer fully and effectually indemnified (with the intention of putting the Developer in the same after-tax position it would have been in had the matter giving rise to the indemnification not arisen) against:-

       18.2.1 any breach by the Tenant or its servants or agents of the conditions or requirements imposed or implied by the Approvals and any other permission or licence granted (on the application of or on behalf of the Tenant) for or otherwise pursuant to the terms of this Agreement for the execution of the Fit Out Works; and

       18.2.2 all claims actions damages demands losses expenses costs and other liabilities whatsoever suffered by the Developer which arise out of the carrying out of the Fit Out Works and will make good forthwith to the satisfaction of the Developer any damage or injury caused by the Tenant (or by anyone for whom the Tenant is responsible) to the Building or the Demised Premises or to the Base Building Works any other part of the Development Site or to the property of the Developer or any of its servants agents licensees or workmen.

19.    ENTRY BY THE DEVELOPER AFTER THE SHELL & CORE SUBSTANTIAL COMPLETION DATE

       The Tenant shall whether before or following the grant of any Lease (the Tenant acknowledging that certain works may take place after Leases are granted) permit the Developer and/or the Base Building Contractor and all persons authorised by them subject to the conditions set out in Clause
       14.7 to enter the Demised Premises in order first to perform any unperformed obligations of the Developer and second to examine the state and condition of the Demised Premises and any plant machinery or mechanical and electrical services therein.

20.    DEVELOPER'S FIT OUT WORKS

20.1   DEVELOPER'S FIT OUT WORKS

       The Developer shall procure the carrying out of the Developer's Fit Out Works Provided
       That:

       (i) the total cost (excluding any part thereof which represents VAT) to be incurred by the Developer in respect of items comprised in the Fit Out Category A Works which are included in the Developer's Fit Out Works shall not exceed the Developer's Commitment (and, for the avoidance of doubt, the Developer shall not be obliged to procure the implementation of any further item comprised in the Fit Out Category A Works once such total cost is equal to the Developer's Commitment); and

       (ii) the total cost (excluding any part thereof which represents VAT) to be incurred by the Developer in respect of items comprised in the Fit Out Category B Works which are included in the Developer's Fit Out Works shall not exceed the Developer's Cap (and, for the avoidance of doubt, the Developer shall not be obliged to procure the implementation of any further item comprised in the Fit Out Category B Works once such total cost is equal to the Developer's
              Cap).

              For the avoidance of doubt, all Fit Out works invoiced to or paid for by the Developer shall be the property of the Developer and (if appropriate) form part of the Demised Premises and be subject to the Lease.

20.1A  If, at any time:-

       (i) the VAT-exclusive cost of any item comprised in the Fit Out Category A Works which would, but for this Clause 20.lA, be included in the Developer's Fit Out Works is an amount which, if incurred in full by the Developer, would cause the total cost (excluding any part thereof which represents VAT) to be incurred by the Developer in respect of items comprised in the Fit Out Category A Works to exceed the Developer's Commitment; and

       (ii) there is no other item comprised in the Fit Out Category A Works which can be included in the Developer's Fit Out Works (with the Developer incurring the full VAT-exclusive cost thereof) without causing the total cost (excluding any part thereof which represents VAT) to be incurred by the Developer in respect of items comprised in the Fit Out Category A Works to exceed the Developer's Commitment, then such item shall be excluded from the Developer's Fit Out Works, in which case the Tenant may include such item in the Tenant's Fit Out Works, and if it does, the Developer shall within ten (10 Working Days pay the Tenant a sum equal to the aggregate of (a) the difference between the Developer's Commitment and the total cost (excluding any part thereof which represents VAT) to be incurred by the Developer in respect of items comprised in the Fit Out Category A Works as a contribution towards the cost of such item and (b) the amount of VAT chargeable on the supply for which such sum is (wholly or partly) the consideration for VAT purposes, and the Developer's Commitment shall be reduced by the amount of the difference referred to in (a)

20.1B  If, at any time:

       (i) the VAT-exclusive cost of any item comprised in the Fit Out Category B Works which would, but for this Clause 20.lB, be included in the Developer's Fit Out Works is an amount which, if incurred in full by the Developer, would cause the total cost (excluding any part thereof which represents VAT) to be incurred by the Developer in respect of items comprised in the Fit Out Category B Works to exceed the Developer's Cap; and

       (ii) there is no other item comprised in the Fit Out Category B Works which can be included in the Developer's Fit Out Works (with the Developer incurring the full VAT-exclusive cost thereof) without causing the total cost (excluding any part thereof which represents VAT) to be incurred by the Developer in respect of items comprised in the Fit Out Category B Works to exceed the Developer's Cap, then such item shall be excluded from the Developer's Fit Out Works, in which case the Tenant may include such item in the Tenant's Fit Out Works, and if it does, the Developer shall within ten (10) Working Days pay the Tenant a sum equal to the aggregate of (a) the difference between the Developer's Cap and the total cost (excluding any part thereof which represents VAT) to be incurred by the Developer in respect of items comprised in the Fit Out Category B Works as a contribution towards the cost of such item and (b) the amount of VAT chargeable on the supply for which such sum is (wholly or partly) the consideration for VAT purposes, and the Developer's Cap shall be reduced by the amount of the difference referred to in (a).

20.2   DEVELOPER'S CAP NOT REACHED

       In the event that the aggregate cost incurred by the Developer in implementing such items comprised in the Fit Out Category B Works which are included in the Developer's Fit Out Works is less than the Developer's Cap, then the amount by which such cost is less than the

       Developer's Cap shall be paid to the Tenant on the date which is ten (10) Working Days following the date of issue of the Certificate of Completion of Fit Out Works as a contribution in connection with the Tenant's general expenses of moving into the Building.

21.    AGREEMENT AS TO OPERATION OF LANDLORD AND TENANT ACT 1927

21.1   EFFECT OF SERVICE OF 1927 ACT NOTICE

       The Tenant hereby agrees with the Developer that if the Tenant serves a 1927 Act Notice upon the Developer in relation to the Fit Out Works or any part or parts thereof the Tenant shall within twenty-eight (28) days following the service of the 1927 Act Notice or within seven days after determination of the cost (hereinafter called "THE COST") to the Tenant of the carrying out of the works and alterations the subject of the 1927 Act Notice (time being of the essence) pay to the Developer a sum equal to One hundred and five per cent. (105%) of the Cost.

21.2   DISPUTES AS TO COST

       The Developer and the Tenant shall use all reasonable endeavours to agree the Cost but in default of written agreement between them as to the amount of the Cost then either party may at any time following the expiration of a period of fourteen (14) days following the service of the 1927 Act Notice refer the matter for settlement to an Independent Person pursuant to the provisions of Clause 32.

22.    INSURANCE

22.1   INSURANCE OF BASE BUILDING WORKS

       As soon as reasonably practicable following the date hereof until the Lease Insurance Date the Developer shall insure or cause to be insured the Base Building Works in accordance with the following provisions:-


       22.1.1 the insurance shall include cover for the Base Building Works the Building and all on site fixtures plant machinery and apparatus intended for incorporation within the Base Building Works;

       22.1.2 the sum insured shall not be less than the aggregate of:-

              (a) the full reinstatement rebuilding and replacement cost (as appropriate) for the time being of the Base Building Works;

              (b) professional fees as may be incurred in connection with the reinstatement and rebuilding of the Base Building Works;

              (c)    the cost of demolition shoring up and site clearance; and

              (d)    irrecoverable value added tax on such items;

       22.1.3 the insured risks shall (subject to Clause 22.1.4) be fire storm tempest lightning explosion riot civil commotion malicious damage impact flood bursting or overflowing of water tanks burst pipes discharge from sprinklers aircraft and other aerial devices or articles dropped therefrom terrorist risks earthquake heave landslip subsidence and such other risks as the Developer may reasonably require;

       22.1.4 all the Developer's obligations in respect of insurance shall be subject to the risks being insurable in the London insurance market on reasonable terms and at reasonable rates and subject to insurers' requirements and such exclusions excesses limitations terms and conditions as may be contained in any relevant policy;

       22.1.5 the insurance shall provide for the interest of the Tenant to be noted on the policy; and

       22.1.6 the Developer shall use all reasonable endeavours to procure that the insurers issue a letter waiving rights of subrogation against the Tenant.

22.2   DESTRUCTION OF BASE BUILDING WORKS/DEVELOPER'S FIT OUT WORKS

       Subject to the other provisions of this Clause 22, if the Base Building Works or Developer's Fit Out Works are destroyed or damaged by an Insured Risk during the course of construction and (in the case of the Base Building Works) prior to the Lease Insurance Date then the Developer shall rebuild and reinstate the Base Building Works so destroyed or damaged (but not necessarily to provide accommodation identical in layout, specification or finish so long as the same is not materially less commodious unless otherwise agreed by the Tenant) the Developer making good any shortfall in the insurance monies save to the extent that such shortfall arises by reason of any act or default of the Tenant or any of its contractors, agents, invitees or persons under its control.

22.3   FIT OUT WORKS - NOTIFICATION OF REINSTATEMENT COST

       The Tenant shall or shall procure that GSPM shall advise the Developer from time to time in writing of the full reinstatement cost of the Fit Out Works including professional fees costs of debris removal and VAT where applicable and the Developer shall be entitled to rely without further enquiry on such cost notified from time to time in effecting any relevant insurance of the Fit Out Works pursuant to the provisions set out below. If the Tenant or GSPM fails to provide the necessary information the Developer shall have no liability to the extent that it transpires that such estimate was too low and the Tenant shall indemnify the Developer (with the intention of putting the Developer in the same after-tax position it would have been in had the matter giving rise to the indemnification not arisen) in respect of any losses suffered in that respect, including in relation to averaging or as a result of any policy being wholly or partly vitiated or avoided.

22.4   INSURANCE OF FIT OUT WORKS

       The Developer shall also keep insured or cause to be kept insured (subject to the provisions of Clause 22.1.4) the Fit Out Works against loss or damage by the risks referred to in 22.1.3. In the event of destruction or damage to the Fit Out Works by an insured risk during the course of construction and prior to the Lease Insurance Date then the Developer shall (where reinstatement is actually to take place and so long as this Agreement shall at that time still subsist and no Rescission Notice, Termination Notice or Developer's Rescission Notice shall have been served or be about to be served and no grounds exist for either party terminating this agreement) hand over to the Tenant (so long as the Tenant proceeds with reinstatement and to the extent that cover has not been vitiated or reduced due to any act or default of the Tenant or anyone acting on its behalf) against receipt of invoices in connection with the actual reinstatement of the Tenant's Fit Out Works, such proportion of the insurance monies as relates to the relevant Tenant's Fit Out Works (any dispute on the apportionment being referred to an Independent Person in accordance with Clause 32).

22.5   FRUSTRATION OF RE-INSTATEMENT

       Where (due to whatever cause) reinstatement is impossible or is frustrated (or this Agreement shall have ceased to subsist or a Developer's Rescission Notice, Rescission Notice or Termination Notice shall have been issued) the Developer shall hand to the Tenant the insurance proceeds attributable to any parts of the Tenant's Fit Out Works and shall otherwise be under no obligation to apply any insurance proceeds in any particular fashion and (save as aforesaid) shall be entitled to retain as its absolute and unencumbered property all insurance proceeds.

22.6   FIT OUT WORKS INSURANCE COST

       The Tenant shall pay to the Developer from time to time within ten (10) Working Days of demand (against a copy of the relevant invoice or other satisfactory written evidence) the cost incurred or to be incurred by the Developer in insuring the Fit Out Works or any part thereof and otherwise complying with Clause 22.4.

22.7   PRODUCTION AND INSPECTION OF INSURANCE POLICIES

       The Developer shall at the request of the Tenant from time to time supply to the Tenant a copy of the insurance policy or policies maintained under this Clause 22 and satisfactory evidence of the payment of any premium due thereunder.

23.    MEASUREMENT, GRANT OF LEASES, RENT AND OTHER TERMS

23.1   JOINT MEASUREMENT

       23.1.1 On or after Shell & Core Substantial Completion when the Developer reasonably considers the Demised Premises is capable of measurement the Developer and the Tenant shall jointly instruct the Independent Measurer to measure and certify to the Developer and the Tenant the Net Internal Area thereof and the square footage of any storage area in accordance with the Code of Measuring Practice (but subject always to Clause 23.1.2) and so as to show both the Net Internal Area of the whole of the Demised Premises and the Net Internal Area for the premises to be demised pursuant to each Lease.

       23.1.2 In measuring the Net Internal Area the Independent Measurer shall be instructed to:-

              (a) assume that the Base Building has been completed in accordance with the Base Building Specification as the same existed or would have existed had all Tenant's Requested Modifications not been carried out;

              (b) assume that the Tenant's Requested Modifications have not been carried out;

              (c)    assume that the Category A Works have been carried out;

              (d) assume that any Fit Out Works (including those equivalent to Category A Works) and any other works carried out by or on behalf of the Tenant or on its behalf have not been carried out; and

              (e) (subject as aforesaid) take into account any changes to the Agreement for Lease Measurement Plans as a result of the actual final layout of the Premises.


       23.1.3 The Independent Measurer's Certificate shall be final and binding on the parties save in the case of manifest error.

       23.1.4 The parties agree that the appointment of the Independent Measurer shall be on terms reasonably satisfactory to all parties (including provision of a duty of care warranty under seal).

23.2   GRANT OF LEASES

       Within ten (10) Working Days following the later of:-

       (a) the date upon which Shell & Core Substantial Completion is achieved (or deemed or determined as achieved); and

       (b) the date upon which the Net Internal Area of all parts of the relevant set of Demised Premises have been finally agreed or determined pursuant to Clause 23.1 the Developer (or its successor in title) shall cause to be delivered to the Tenant the relevant executed Lease and the Management Deed and the Tenant (meaning whichever is the relevant one of GSI or Restamove Limited only) and the Tenant's Surety (here meaning The Goldman Sachs Group L.P. and (but in the case only of the Leases of Levels 5 - 8 inclusive) GSI only) shall forthwith accept and execute and deliver the relevant counterparts thereof to the Developer (or its successor in title) and completion of the Leases and Management Deed shall take place at the offices of the Developer's (or its successor in title's) solicitors or at such other place in the United Kingdom as the Developer (or its successor in title) shall reasonably require.

23.3   CALCULATION OF RENT AND COMMENCEMENT DATE

       The following provisions shall apply to the computation and the commencement date for payment of the rents payable under and the calculation of the commencement and length of the term of the Leases:-

       23.3.1 The contractual term of the Leases shall be a period of twenty-five years from the Shell & Core Substantial Completion Date with review dates thereafter at every fifth anniversary of that date;

       23.3.2 The VAT exclusive amount of the Initial Rent under the Basement to Level 4 Lease shall be the aggregate of:-

              (a) for the Net Internal Area of the Upper Ground to Level 4 and Part Level 5 office areas which form part of the Demised Premises and are shown edged red on the Measurement Plans (the resulting Net Internal Area being hereinafter referred to as "THE NET UPPER GROUND AND UPPER FLOORS OFFICE AREA") the product of multiplying the Net Upper Ground and Upper Floors Office Area (expressed in square feet) by (pounds)40.00; plus

              (b) for the Net Internal Area of the ground floor office areas edged yellow on the Measurement Plans (the resulting Net Internal Area being hereinafter referred to as the "GROUND FLOOR OFFICE AREA") the product of multiplying the Ground Floor Office Area (expressed on square feet) by (pounds)35.00; plus


              (c) for the Net Internal Area of the upper ground floor office areas edged and hatched purple on the Measurement Plans (the resulting Net Internal Area being hereinafter referred to as the "ST BRIDE STREET FACING UPPER GROUND FLOOR AREA") the product of multiplying the St Bride Street Facing Upper Ground Floor Area (expressed in square feet) by (pounds)27.50; plus

              (d) for the Net Internal Area of the upper ground floor office areas edged blue (in the Daily Express Building) (the resulting Net Internal Area being hereinafter referred to as the "DAILY EXPRESS AREA") the product of multiplying the Daily Express Area (expressed in square feet) by (pounds)20; plus

              (e) for the Net Internal Area of the lower ground office areas edged blue on the Measurement Plans ("THE NET LOWER GROUND FLOOR OFFICE AREA") the product of multiplying the Net Lower Ground Floor Office Area (expressed in square feet) by (pounds)20.00; plus

              (f) for the Net Internal Area of the storage areas edged green on the Measurement Plans the product of multiplying such Net Internal Area (expressed in square feet) by (pounds)12.50; plus

              (g) (pounds)93,500 (being the product of multiplying 34 car parking spaces by (pounds)2,750).

                     For the avoidance of doubt (subject as set out in Clause 23.1.2) all edgings and hatchings on the Measurement Plans shall be deemed changed and adjusted to conform with the actual "as built" dimensions and configuration of the Demised Premises.

23.3.3 The VAT exclusive amount of the Initial Rent under each of the Part Level 5 Lease, the Level 6 Lease, the Level 7 Lease and the Level 8 Lease shall be the aggregate of the Net

       Internal Area of the relevant set of Demised Premises shown edged red on the Measurement Plans (expressed in square feet) multiplied by (pounds)40.00 plus:

       (a) in the case of the Level 5 Lease (pounds)13,750 (being the product of multiplying 5 car parking spaces by(pounds)2,750)

       (b) in the case of the Level 6 Lease (pounds)11,000 (being the product of multiplying 4 car parking spaces by(pounds)2,750)

       (c) in the case of the Level 7 Lease (pounds)8,250 (being the product of multiplying 3 car parking spaces by(pounds)2,750)

       (d) in the case of the Level 8 Lease (pounds)5,500 (being the product of multiplying 2 car parking spaces by (pounds)2,750).

23.3.4 The Initial Rent shall become payable under the Lease with effect from and including the date which is nine (9) months after whichever is the earlier of (a) the date on which Shell & Core Substantial Completion is achieved (or deemed or determined as achieved) and (b) the date on which the Tenant first takes possession of the Demised Premises or any part thereof (other than as referred to in Clause 16.11) for the purposes of fitting out or otherwise.

23.3.5 Any Additional Rent (as defined in the Lease) shall be reserved under the Lease payable from the Shell & Core Substantial Completion Date.

23.3.6 Value Added Tax shall be reserved and become payable as rent under the Lease on all of the other Rents as described in the Lease.

23.3.7 The Insurance Rent as reserved in the Lease shall be reserved under the Lease with effect from and including the date of Shell & Core Substantial Completion.

23.3.8 In computing all periods and dates any period or date shall be calculated and adjusted to accord with the position which would have been achieved had no Tenant's Delay occurred. All periods and dates shall be deemed to be that or those which would have occurred or have been achieved but for Tenant's Delay all to the intent and effect that no Tenant's Delay shall entitle the Tenant to delay completion of any Lease or the commencement of any rents or other payments due under it or the commencement of any rent free or reduced rent period (but so that if completion of any Lease is in fact delayed by reason of any such matters the Tenant shall immediately pay to the Developer sums equivalent to all rents and other monies which would have been due under the relevant Lease, had it been granted, on the dates they would then have been due).

23.4   LICENCE FEES PENDING GRANT OF LEASE

       Where in consequence of the calculations made under Sub-Clause 23.3 sums and amounts become due and payable by the Tenant to the Developer as rent in respect of any period or periods prior to commencement of the term of the Lease or completion of the Lease such sums and amounts shall instead be due and shall commence to be paid by the Tenant as licence fees under the terms of this Agreement until the Lease has been completed.

23.5   RETAIL UNIT

       The Retail Unit is excluded from the Leases and retained by the Developer and it is agreed that:-

       (a) The Developer and its successors in title shall not use or allow the use of the Retail Unit for the following uses:-

              Betting Office, Undertakers, Pet Shop, Hairdressers, Charity Shop, Sex Shop, Newsagents, Ticket Agency, Music Centre, Sale of secondhand goods, Sandwich bar (not extending to operations like Boots)

              Any use involving formal exhibitions open to the public or entertainment

              Government department offices visited by members of the public

              PROVIDED THAT Newsagents of the like of WH Smith, Ticket Agencies of the like of Thomas Cook and Music Centres of the like of HMV will be permitted so long as their proposed level of use of the loading bay is not so excessive as to unduly fetter the Tenant's (or other occupiers of the offices) use of the loading bay or offices and so long as the relevant Retail Unit tenant agrees to be bound by the initial rules and regulations governing use of the loading bay (and any reasonable replacements) Provided Further that if the Retail Unit is let by way of a single letting to a Newsagents, Ticket Agency or Music Centre of the type described above then so long as the relevant Retail Unit tenant agrees to be bound by the initial rules and regulations governing use of the loading bay (and any reasonable replacements) and to act reasonably in relation to such use of the loading bay then such user shall be permitted

       (b) The Developer shall impose obligations upon (and if so reasonably requested by the Tenant and at the Tenant's cost take steps to enforce those obligations) the occupiers of the Retail Unit requiring that they shall

              (i) at all times maintain a high quality display in the windows of the Retail Unit

              (ii) cover no more than 15% of the windows (other than those required to be obscured pursuant to the Lease) with trade placards, posters or advertisements

              (iii) not wilfully to do anything within the Retail Unit which would be likely to be a nuisance or cause damage to the Tenant

              (iv) ensure that no music or machinery noise can be heard outside the Retail Unit

              (v)    not deposit rubbish outside the Building

              (vi) not to erect any external additions to the Retail Unit other than shop fascia approved by the planning authority and signage and projections approved by the Tenant (such approval not to be unreasonably withheld)

       (c) The Developer shall not allow the use of the Retail Unit for any use other than retail sales and ancillary uses (including storage) and not for the sale of food and drink for consumption on the premises or of hot food for consumption off the premises save that the basement may be used as a high class winebar subject to compliance with the following conditions


           (A) The operator of the winebar shall have no right to use the loading bay at the Building otherwise than at specified times (if any) confirmed by the Tenant


           (B) The proposed access for deliveries to the winebar, the method of providing kitchen extracts and exhausts, the method of managing smells and noise, how public access would be given and all matters relating to fire precautions, safety and security shall all be approved by the Tenant such approval not to be unreasonably withheld

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23.6   EXTENSION OF RENT COMMENCEMENT DATE

       If Shell & Core Substantial Completion has not occurred by the date which is twenty-eight (28) days after the Target Date then the Developer shall, at its option, either:-

23.6.1 pay to the Tenant Liquidated Damages (which are recognised as a genuine and realistic assessment of the Tenant's prospective losses) for each period of delay not attributable to Tenant's Delay but up to and not exceeding the Maximum Damages and Provided that the damages payable shall only continue for a period up to the date when the Tenant becomes entitled to serve a Rescission Notice pursuant to Clause 12.1.1 and subject to payment of such Liquidated Damages the Developer shall have no other liability to the Tenant other than as provided in this Sub-Clause 23.6; or

23.6.2 extend the Rent Commencement Date by the number of additional days produced by application of the following formula:-

          A + (B/365) = number of additional days of rent free
                     period

          Where:

              "A" = the sum of the Liquidated Damages which (if Clause 23.6.1 were to operate) would be payable to the Tenant by the Developer pursuant to Clause 23.6.1

              "B" = the aggregate annual Initial Rent payable pursuant to the Leases as ascertained pursuant to Clause 23.3

23.7   LETTER OF OPINION

       The Tenant's Surety (here meaning The Goldman Sachs Group, L.P. only) shall provide to the Developer (or its successor in title) on completion of each of the Leases a Letter of Opinion in relation to the Leases the Management Deed, the Licence for Alteration, the Bridges Agreement and the Tunnel Agreement.

24.    TITLE

24.1   TITLE DEDUCED

       The Developer's title to grant the Lease having been deduced to the Tenant prior to the date hereof the Tenant shall raise no objection or requisition in respect thereof save in respect of matters arising after the date hereof.

24.2   DEVELOPER'S LAND CERTIFICATE TO BE PUT ON DEPOSIT

       The Developer shall place its Land Certificates in respect of its interest in the Demised Premises (once issued) on deposit at H.M. Land Registry and shall notify the Tenant or its solicitors of the deposit number allocated thereto for the purposes of enabling the Tenant to register a notice of the Tenant's interest arising out of this Agreement relating to the Demised Premises.

24.3 The Tenant shall raise no objection to the Developer entering into any agreements with adjoining landowners on reasonable terms regarding mutual rights of air or light or the oversailing of cranes to the extent that such agreements are reasonably necessary for the carrying out of the Development provided that in the case of crane oversailing licences which permit oversailing of Peterborough Court or the Base Building the Tenant's approval (not to be unreasonably withheld) shall be required

24.4 The Tenant shall raise no objection to the Developer granting leases to the relevant utility company of electricity substations that are reasonably necessary in connection with the Development in locations agreed by the Tenant such agreement not to be unreasonably withheld.

24.5 The Tenant shall raise no objection to the Developer entering into licences or consents with the Corporation of London in respect of overhead apparatus over along or across the highway vaults or cellars or projections over the highway.

25.    CONDITIONS AFFECTING THE GRANT OF THE LEASES

25.1   LEASES GRANTED SUBJECT TO CERTAIN MATTERS

       The Leases will be granted subject to:-

25.1.1 all charges, notices, orders, directions, regulations, restrictions and other matters whatsoever arising under the Town and Country Planning Act 1990, the Planning Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991 and any subsequent legislation of a similar nature and the Tenant shall be deemed to accept the Leases with full knowledge thereof and of the authorised use of the Building and the Development Site for the purpose of such Acts and shall not raise any requisition enquiry or objection with regard thereto; and

25.1.2 the matters contained or referred to in the deeds or documents referred to in the Sixth Schedule to the Leases.

25.2   VARIATIONS TO PLANS

       The parties hereto acknowledge that the plans in the Leases or entries in the Sixth Schedule thereto may need to be varied to reflect the final design of the Building or any rights to which the Site and the Building becomes subject as and when the same has been fully constructed provided that the Tenant has first approved (a) the plans and (b) the rights. In the event that the Developer reasonably requests the Tenant to agree to any such variation the Tenant shall not unreasonably withhold or delay such agreement and then the parties hereto shall use all reasonable endeavours to agree the terms and document such proposed variation and any related provisions and in the event of dispute as to the content of any such variations or provisions such dispute may be referred for settlement by either party to an Independent Person in accordance with Clause 32 and the parties shall execute any deed or do any other thing necessary to give effect to any variation agreed or settled as aforesaid.

25.3   NO REPRESENTATIONS

       The Tenant hereby admits that no representation whether oral or written (save in any written reply by the Developer's solicitors or by Field Fisher Waterhouse on behalf of the Developer to written preliminary enquiries raised by the Tenant's solicitors or contained in this Agreement) has been made to the Tenant prior to the execution hereof by or on behalf of the Developer concerning the Development Site, the Building or the Base Building Works or any part thereof which has influenced induced or persuaded the Tenant to enter into or which forms part of this Agreement or of any agreement collateral herewith.

25.4   ALL TERMS INCORPORATED

       The parties acknowledge that:-

25.4.1 this Agreement; and

25.4.2 the Procurement Contract; and

25.4.3 any plan, inventory or agreed form of document, or other instrument referred to in this Agreement, and either annexed to this Agreement or signed or initialled for identification with, and on or before the entering into of, this Agreement (whether individually or as part of a bundle or volume so signed or initialled); and

25.4.4 any additional provision or variation of any term of this Agreement agreed in writing between the parties (or, with their authority, their respective solicitors) on or before the entering into of this Agreement (any such additional provision or variation being incorporated into this Agreement by this provisions)


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       contain all of the terms of the contract agreed between the parties and between some of the parties and GSPM

26.    EVENT OF DEFAULT

26.1   CIRCUMSTANCES GIVING RISE TO AN EVENT OF DEFAULT

       An Event of Default shall occur in any of the following circumstances:-

26.1.1 if the Tenant or the Tenant's Surety (being a body corporate) passes a winding-up resolution (other than a resolution for the purposes of an amalgamation or reconstruction resulting in a solvent corporation meeting the criteria referred to in Clause 19.2.2 of the Lease) or resolves to present its own winding-up petition or is wound-up or the directors of the Tenant or the Tenant's Surety resolve to present a petition for an administration order in respect of the Tenant or an Administrative Receiver or a Receiver or a Receiver and Manager is appointed in respect of the property or any part thereof of the Tenant or the Tenant's Surety or the Tenant or the Tenant's Surety otherwise becomes insolvent;

26.1.2 if the Tenant or the Tenant's Surety (being a body corporate) calls or a nominee calls on its behalf a meeting of its creditors or any of them or makes an application to the Court under Section 425 of the Companies Act 1985 other than an application for the purposes of an amalgamation or reconstruction resulting in a solvent corporation or submits to its creditors or any of them a proposal pursuant to Part I of the Insolvency Act 1986 or enters into any arrangement, scheme, compromise, moratorium or composition with its creditors or any of them (whether pursuant to Part I of the Insolvency Act 1986 or otherwise);

26.1.3 if any event analogous to those described in Clause 26.1.1 or 26.1.2 above occurs in relation to the Tenant or the Tenant's Surety in any jurisdiction;

26.1.4 if the Tenant or the Tenant's Surety ceases for any reason to maintain its corporate existence;

26.1.5 if the Tenant or the Tenant's Surety shall irremediably breach this Agreement or (if the breach is capable of remedy) shall fail to remedy such breach as soon as possible but in any event within 10 Working Days of being required in writing by the Developer so to do;

26.1.6 if the Tenant or the Tenant's Surety shall cease for any other reason to be or to remain liable under this Agreement.



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26.2   RIGHT TO DETERMINE

       If prior to the grant of the Lease an Event of Default occurs then the Developer may at any time thereafter while such Event of Default still subsists but before the Lease is granted by notice in writing to the Tenant forthwith determine this Agreement (but without prejudice to any right of action by either party in respect of any antecedent breach of any of the obligations on the part of the other herein contained).

26.3   REPAYMENTS

26.3.1 Where this Agreement is determined due to the default of the Tenant or the occurrence of an Event of Default the Tenant shall pay to the Developer within five (5) Working Days a sum equal to:

       (i) the aggregate of all TRM Costs actually incurred or suffered by the Developer up to that date; and

       (ii) the aggregate of all sums which the Developer shall have paid or incurred (including, without limitation, all sums paid on account) prior to that date pursuant to the Procurement Contract

26.3.2 Where this Agreement is determined for any reason other than default of the Tenant or the occurrence of an Event of Default the Tenant shall pay to the Developer within five (5) Working Days an amount equal to the aggregate of the Developer's Commitment and the Developer's Cap less the cost of all Developer's Fit Out Works implemented by the Developer (or on its behalf) up to the date of termination (such cost to be ascertained as at such date)

26.3.3 Where this Agreement is terminated in circumstances where any insurance monies payable in respect of the Fit Out Works have been refused or withheld as a result of any act or omission by the Tenant or a person on its behalf or directly or indirectly as a result of any breach by the Tenant of its obligations under this Agreement then the Tenant shall pay to the Developer within five Working Days the difference between any insurance monies actually received by the Developer in respect of the Fit Out Works (if any) and the amount that would have been received but for the Tenant's or other person's act or omission or the Tenant's breach of its obligations under this Agreement

27.    CAPITAL ALLOWANCES

27.1   ALLOCATION

       In the event that the Developer (here the "CONTRIBUTOR") makes a contribution (the "CONTRIBUTION") towards the cost incurred or to be incurred by the Tenant (the




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

       "CONTRIBUTEE") in respect of any item (the "SHARED ITEM") comprised in the Fit Out Works in accordance with the provisions of Clause 20.lA or 20.1B, the amount of such contribution shall be allocated to such item and such item only.

27.2   THE CONTRIBUTOR'S ENTITLEMENT TO CAPITAL ALLOWANCES

       The Developer and the Tenant agree that:

       (i) the Contributor's entitlement to capital allowances in respect of any Shared Item shall be restricted to the amount of the relevant Contribution; and

       (ii) subject to Clause 27.3, the Contributee shall not claim capital allowances in respect of any of its expenditure on any Shared Item to the extent that the Contributor is treated as having made a contribution to, or otherwise met, such expenditure pursuant to Clause 20.lA, 20.lB or this Clause 27.

27.3   THE CONTRIBUTEE'S CLAIM FOR CAPITAL ALLOWANCES

       The Contributor shall as soon as reasonably practicable notify the Contributee upon any claim by the Contributor for capital allowances in respect of any Contribution (or any part of it) being disallowed or disputed by the Inland Revenue in whole or in part, and shall keep the Contributee informed of the progress or any appeal against such disallowance and of the details of any correspondence or communication or other relevant matter relating to such dispute.

       Where any part of the Contribution which the Contributor is treated as having made pursuant to Clause 20.lA, 20.lB or this Clause 27 is treated by the Inland Revenue as not giving rise to capital allowances for the Contributor, or the eligibility to capital allowances in respect of such part (or the allocation thereof) is denied by the Inland Revenue, the Contributee may make a further claim for capital allowances in respect of the expenditure to which such part of the Contribution has been allocated in accordance with Clause 27.1, and the Contributor shall supply the Contributee with such information and documents as the Contributee may reasonably request from time to time in connection with the making of such further claim PROVIDED THAT the Contributee may only make such further claim where:

       (i) it has first received written notification from the Contributor that the Contributor does not intend, or is unable, to pursue a claim for capital allowances in respect of such expenditure; or

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       (ii)   if such further claim were not made by the Contributee, it would subsequently be barred from making such further claim by statutory time limits PROVIDED THAT, in such a case:

              (a) such further claim shall be made on a protective basis only, and confirmation shall be given by the Contributee to the Inland Revenue that in the event of agreement being reached between the Contributor and the Inland Revenue to the effect that the Contributor is entitled to capital allowances in respect of such expenditure, such further claim shall be withdrawn; and

              (b) the Contributee shall take no action (other than the making of such further claim) which may undermine the claim made (or any claim which may in the future be made) by the Contributor.

27.4 Nothing herein shall constitute a statement, warranty or representation that the Developer or the Tenant shall be or become entitled to any capital allowances in respect of any expenditure or contribution to expenditure incurred or made under this Agreement.

 27.5 Except where Clause 20.lA or 20.lB applies the Developer shall not make (and is not obliged to make), and shall not purport to make, any contribution towards any of the costs incurred or to be incurred by the Tenant in respect of any item comprised in the Tenant's Fit Out Works.

 27.6 The Tenant shall not make (and is not obliged to make), and shall not purport to make, any contribution towards any of the costs incurred or to be incurred by the Developer in respect of any item comprised in the Developer's Fit Out Works.

28.    VAT

28.1   DEFINITIONS

       References in this Agreement to:

       (i) the "Developer" shall (where appropriate) be deemed to include a reference to the representative member of the group of companies of which the Developer is treated as a member for the purposes of section 43 of the Value Added Tax Act 1994; and


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       (ii)   the "Tenant" shall (where appropriate) be deemed to include a reference to the representative member of the group of companies of which the Tenant is treated as a member for the purposes of section 43 of the Value Added Tax Act 1994.

28.2   ALL SUMS EXCLUSIVE OF VAT

       All sums payable under this Agreement by any party to any other party shall be deemed to be exclusive of any VAT which is chargeable on the supply made by such other party for which such sums are (the whole or part of) the consideration for VAT purposes.

28.3   VAT ON SUPPLIES

       Where, pursuant to the terms of this Agreement, any party (the "SUPPLIER") makes a supply to any other party (the "RECIPIENT") for VAT purposes and VAT is chargeable on such supply, the Recipient shall pay to the Supplier (in addition to any other consideration for such supply) a sum equal to the amount of such VAT, such payment to be made (subject to the provisions in Clauses 9.10, 20. lA and 20.1B) no later than three (3) Working Days before the last day (as notified to the Recipient by the Supplier in writing) on which the Supplier can account to H M Customs & Excise for such VAT without incurring any interest or penalties, and the Supplier shall provide the Recipient with a valid tax invoice for VAT purposes.

28.4   REPAYMENT OF AMOUNTS

       If either party (the "PAYER") has paid any amount in respect of VAT under this Clause 28 to the other party (the "PAYEE") on the basis that:

       (i) the transaction in respect of which such amount was paid gave rise to a supply made by the Payee to the Payer for VAT purposes; and

       (ii)   such supply was a taxable supply for VAT purposes,

       and it subsequently transpires that no supply was made, or that such supply was not a taxable supply, for VAT purposes, the Payee shall forthwith repay such amount to the Payer PROVIDED THAT, if the Payee has already accounted to H M Customs & Excise for VAT in respect of the said transaction on the basis that such transaction gave rise to a taxable supply for VAT purposes, the Payee shall only be obliged to repay such amount to the Payer if and to the extent that it is able to obtain repayment or credit from H M Customs & Excise in respect of the VAT it has accounted to them, and in such a case, the Payee shall use all reasonable endeavours to obtain such repayment or credit from H M Customs & Excise, and the Payee shall only be obliged to repay such amount to the Payer as aforesaid within three (3) Working Days following receipt by the Payee of the said


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       repayment from H M Customs & Excise or three (3) Working Days following the date on which the Payee has fully utilised the said credit (as the case may be).

28.5   REIMBURSEMENTS AND VAT

       Where any party (the "REIMBURSING PARTY") is required by the terms of this Agreement to reimburse any other party (the "OTHER PARTY") for the costs or expenses of any supplies made to the Other Party, the Reimbursing Party shall also at the same time pay and indemnify the Other Party against all VAT input tax incurred by the Other Party on such supplies save to the extent that the Other Party is entitled to repayment or credit in respect of such VAT input tax from H M Customs & Excise.

29.    GUARANTEE OF PERFORMANCE OF TENANT'S OBLIGATIONS

29.1   COVENANTS BY TENANT'S SURETY

       The Tenant's Surety in consideration of the Developer entering into this Agreement at the request of the Tenant's Surety unconditionally and irrevocably agrees with and in favour of the Developer, as a primary obligation, as follows:-

29.1.1 that the Tenant shall duly perform and observe all the obligations on the part of the Tenant contained in this Agreement in the manner and at the times specified in it and (but not so as to provide the Developer with a greater claim than it would have enjoyed in such circumstances if the Tenant's Surety had instead been the Tenant) indemnifies the Developer (with the intention of putting the Developer in the same after-tax position it would have been in had the matter giving rise to the indemnification not arisen) against all claims, demands, losses, damages, liability, costs, fees and expenses whatsoever sustained by the Developer by reason of, or arising in any way directly or indirectly out of, any default by the Tenant in the performance and observance of any of its obligations.

29.1.2 None of the following, or any combination of them, shall release, determine, discharge or in any way lessen or affect the liability of the Tenant's Surety as principal obligor under this Agreement or otherwise prejudice or affect the right of the Developer to recover from the Tenant's Surety to the full extent of this guarantee:-

       (a) any neglect, delay or forbearance of the Developer in endeavouring to obtain payment of any of the amounts required to be paid by the Tenant or in enforcing the performance or observance of any of the obligations of the Tenant under this Agreement;

       (b)    any extension of time given by the Developer to the Tenant;


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       (c)    any variation of the terms of this Agreement or the Lease or the transfer of the Developer's interests in this Agreement;

       (d) any change in the constitution, structure or powers of either the Tenant, the Tenant's Surety or the Developer or the liquidation, administration or bankruptcy (as the case may be) of either the Tenant or the Tenant's Surety;

       (e) any legal limitation, or any immunity, disability or incapacity of the Tenant (whether or not known to the Developer) or the fact that any dealings with the Developer by the Tenant may be outside, or in excess of, the powers of the Tenant;

       (f) any other act, omission, matter or thing whatsoever whereby, but for this provision, the Tenant's Surety would be exonerated either wholly or partly (other than a release executed and delivered as a deed by the Developer).

29.1.3 If any of the acts or events specified in Clauses 29.2.3 to 29.2.6 of the Lease shall occur in relation to the Tenant and the liquidator or trustee in bankruptcy (as the case may be) shall disclaim this Agreement, then the Tenant's Surety shall, if the Developer gives written notice to the Tenant's Surety within ninety (90) days after such disclaimer so requires, take up and complete the Lease in its own name in substitution for the Tenant.

29.2   SUCCESSOR TENANT'S SURETY

       The Tenant's Surety may not assign its rights nor delegate its obligations under this Guarantee, in whole or in part, without the prior written consent of the Developer and any purported assignment or delegation absent such consent is void, except for an assignment and delegation of all the Tenant's Surety's rights and obligations hereunder in whatever form the Tenant's Surety determines may be appropriate to a partnership, corporation, trust or other organisation in whatever form (the "Successor") that succeeds to all or substantially all of the Tenant's Surety's assets and business and that assumes such obligations by contract, operation of law or otherwise. Upon any such delegation and assumption of obligations, and subject to the Developer having received in a form reasonably satisfactory to the Developer, a deed executed by the Successor (accompanied by a legal opinion from a reputable firm of lawyers confirming due execution) confirming to the Developer that the Successor assumes all obligations of the Tenant's Surety under this Agreement whether by operation of law or by virtue of such deed, the Tenant's Surety shall be relieved of and fully discharged from all obligations hereunder, whether such obligations arose before or after such delegation and assumption.


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30.    GUARANTEE OF PERFORMANCE OF DEVELOPER'S OBLIGATIONS

30.1   COVENANTS BY ITOCHU

       ITOCHU in consideration of the Tenant entering into this Agreement at the request of ITOCHU unconditionally and irrevocably agrees with and in favour of the Tenant, as a primary obligation, as follows:-

30.1.1 that the Developer shall duly perform and observe all the obligations on the part of the Developer contained in this Agreement in the manner and at the times specified in it and (but not so as to provide the Tenant with a greater claim than it would have enjoyed in such circumstances if ITOCHU had instead been the Developer) indemnifies the Tenant (with the intention of putting the Tenant in the same after-tax position it would have been in had the matter giving rise to the indemnification not arisen) against all claims, demands, losses, damages, liability, costs, fees and expenses whatsoever sustained by the Tenant by reason of, or arising in any way directly or indirectly out of, any default by the Developer in the performance and observance of any of its obligations and it is agreed that such obligations of Itochu shall survive any assignment of this Agreement by the Developer but not any determination of this Agreement (save for antecedent breaches of the Developer's obligations)

30.1.2 None of the following, or any combination of them, shall release, determine, discharge or in any way lessen or affect the liability of ITOCHU as principal obligor under this Agreement or otherwise prejudice or affect the right of the Tenant to recover from ITOCHU to the full extent of this guarantee:-

       (a) any neglect, delay or forbearance of the Tenant in endeavouring to obtain payment of any of the amounts required to be paid by the Developer or in enforcing the performance or observance of any of the obligations of the Developer under this Agreement;

       (b)    any extension of time given by the Tenant to the Developer;

       (c) any variation of the terms of this Agreement or the Lease or the transfer of the Tenant's interests in this Agreement;

       (d) any change in the constitution, structure or powers of either the Tenant, ITOCHU or the Developer or the liquidation, administration or bankruptcy (as the case may be) of either the Developer or ITOCHU;


                                      -92-
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       (e)    any legal limitation, or any immunity, disability or incapacity of the Developer (whether or not known to the Tenant) or the fact that any dealings with the Tenant by the Developer may be outside, or in excess of, the powers of the Developer;

       (f) any other act, omission, matter or thing whatsoever whereby, but for this provision, ITOCHU would be exonerated either wholly or partly (other than a release executed and delivered as a deed by the Tenant).

31.    CONFIDENTIALITY PROVISIONS

31.1   NON-DISCLOSURE

       None of the parties to this Agreement shall without the prior written consent of all the other parties to this Agreement disclose or publish ("DISCLOSURE") or permit or cause Disclosure of any financial or other details whatsoever naming the parties hereto or otherwise relating to the transaction hereby effected save that the following shall be permitted:-

31.1.1 Disclosure of any particular extracts or details which must be the subject of Disclosure in order to comply with any order of the court or law or any Stock Exchange or statutory requirements or the lawful requirements of any regulatory bodies;

31.1.2 Disclosure to professional advisers and key employees of each of the parties and their Group Companies and affiliates who need to know such details;

31.1.3 Disclosure to the current (and any potential) bankers funders and lenders of any of the parties;

31.1.4 Disclosure of matters already in the public domain; and

31.1.5 Disclosure to their respective contractors and consultants responsible for the carrying out of the Development.

31.2   NOTIFICATION OF PERMITTED DISCLOSURES

       In the case of a party wishing to make Disclosure as permitted pursuant to the provisions of Clause 31.1 that party shall first submit details of the proposed text of the Disclosure to the other parties to this Agreement and shall act reasonably in taking full account of all representations and comments made by such other parties upon the text.



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31.3   NON-DISCLOSURE PERIOD

       This Clause 31 shall remain in effect until the date of Shell and Core Substantial Completion.

31.4   EXCEPTIONS

       This Clause 31 shall not apply to Disclosure by or on behalf of any party to this Agreement to any third parties and/or their professional advisers in pursuance of bona fide negotiations relating to the Development Site or the whole or part of their interest in the Development Site or the disposal of either the Developer or the Tenant or any Group Company of either of them.

32.    DISPUTES

32.1   DETERMINATION BY AN INDEPENDENT PERSON

       If any dispute or difference shall arise between the parties hereto as to the construction or meaning of this Agreement or their respective rights duties and obligations hereunder or as to any matter arising out of or in connection with the subject matter of this Agreement such dispute or difference shall (unless this Agreement otherwise expressly provides) if any party hereto so requires at any time by notice served on the others ("THE DETERMINATION NOTICE") be referred to and determined by an independent person ("THE INDEPENDENT PERSON") who shall have been a project manager for development projects in Central London of not less than ten years standing

32.2   APPOINTMENT OF INDEPENDENT PERSON

       The Independent Person shall be Chris Watts of Project Management International 10-11 Charterhouse Square, London EC1M 6EH or such other person appointed by the Developer with the approval of the Tenant, such approval not to be unreasonably withheld

32.3   NEW APPOINTMENTS

       Where the Independent Person (whether acting as arbitrator or expert) dies, refuses to act or is unable to act or fails to proceed with reasonable speed to discharge his duties, the procedure contained in Clause 32.2 for the appointment of the Independent Person may be repeated as often as necessary until a decision is obtained

32.4   POWER OF INDEPENDENT PERSON TO BRING IN SPECIALIST ADVICE

       The Independent Person shall have the power in relation to any dispute referred to him pursuant to Clause 32.1 which he considers to be of a specialist nature to seek specialist advice from a third party or parties (as appropriate), who shall have been qualified in respect of the subject matter of the dispute or difference in question for not less than ten


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       years and who shall be a specialist in relation to the whole or part of such subject matter (each a "Specialist Person")

32.5   ARBITRATION

32.5.1 Except as mentioned in Clause 32.6 the Independent Person appointed under this Clause shall act as an arbitrator in accordance with the provisions of the Arbitration Act 1996.

32.5.2 The parties agree that the Independent Person appointed pursuant to Clause 32.4.1 shall not have the powers set out in S.48(5) of the Arbitration Act 1996.

32.6   EXPERT

       Whenever the parties have agreed in writing prior to his appointment that the Independent Person shall act as an expert or this Agreement expressly so provides then the following provisions shall have effect:-

32.6.1 the Independent Person shall act as an expert and not as an arbitrator and his decision shall be final and binding upon the parties hereto;

32.6.2 the Independent Person shall consider (and make available to any Specialist Person) (inter alia) any written representations made on behalf of any party (if made reasonably promptly) but shall not be bound thereby;

32.6.3 the parties hereto shall use all reasonable endeavours to procure that the Independent Person (with the assistance of any Specialist Person(s)) shall give his decision as speedily as possible;

32.6.4 the costs of appointing the Independent Person (and any Specialist Person(s)) and his costs and disbursements in connection with his duties under this Agreement shall be shared between the parties to the dispute in such proportions as the Independent Person shall determine or in the absence of such determination then equally between the parties; and

32.6.5 if the Independent Person (or Specialist Person) shall be or become unable or unwilling to act then the procedure herein before contained for the appointment of an expert may be repeated as often as necessary until a decision is obtained.


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32.7   INDEPENDENT PERSON TO DETERMINE DELAYS

       Where the dispute or difference between the parties which was the subject of the Determination Notice shall have resulted in delay to the carrying out of the Fit Out Works or the Base Building Works, the Independent Person shall be entitled (inter alia) to award such extension of time for the fulfilment of the obligation in question in respect of such delay as shall in all the circumstances be fair and reasonable.

33.    NOTICES

33.1   MEANING OF "ADDRESS"

       "Address" means the address of the party in question shown on the first page of this Agreement or such other address as the party in question may from time to time notify in writing to the other parties to this Agreement as being its address for service for the purposes of this Agreement.

33.2   DELIVERY OF NOTICES

       Any notice, approval, election or other communication given or made in accordance with this Agreement shall be in writing and shall be:

33.2.1 sent by registered or recorded delivery post to the relevant party at such party's Address and, if so sent, shall be deemed to have been delivered, given or made on the date occurring 72 hours after the date it was sent;

33.2.2 transmitted by telex to the telex number for the party in question shown on the first page of this Agreement (or such other telex number as the party in question may from time to time notify in writing to the other parties to this Agreement as being its telex number for the purposes of this Agreement) and, if so transmitted, shall be deemed to have been delivered, given or made on the date of transmission; or

33.2.3 shall be personally delivered to the relevant party at such party's Address as defined in this Clause and, if so delivered, shall be deemed to have been delivered, given or made on the date of delivery.

33.3   ADDRESSES FOR NOTICES

33.3.1 Notices to the Tenant shall be marked for the attention of The Facilities Manager -Goldman Sachs International at 133 Peterborough Court, London EC4A 2BB with a further copy to General Counsel Legal Department Goldman Sachs International at 133 Peterborough Court, London EC4A 2BB.

33.3.2 Notices to the Developer shall be marked for the attention of Managing Director JC No 3 (UK) Limited at c/o ITOCHU Europe PLC, International Press Centre Building, 76 Shoe



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       Lane, London EC4A 3JB with a further copy to General Counsel, Legal
       Department ITOCHU at 5-1, Kita-Aoyama 2-chome, Minato-Ku, Tokyo 107-8077, Japan.

33.3.3 Notices to the Tenant's Surety shall be marked for the attention of General Counsel the Legal Department Goldman Sachs & Co., 85 Broad Street, New York New York 10004.

34.    SENIOR MANAGERS AND TENANT'S AGENTS' AUTHORITY

34.1   DESIGNATION OF SENIOR MANAGERS

       Each of the Developer and the Tenant shall by notice in writing given to the other designate not more than three (3) senior managers (each being herein referred to as a "Senior Manager" which expression shall include any persons appointed in place of the initial persons so designated) each of whom shall have authority to approve all matters requiring the approval of the relevant party pursuant to this Agreement.

34.2   INITIAL DESIGNATION

       It is hereby acknowledged that the Tenant has designated Roger Kitchener, Ivan Hodgson and Ian King as its Senior Managers and the Developer has designated Kenzo Sato, Takashi Ogata and Masahito Namura as its Senior Managers.

34.3   ABILITY TO RELY UPON SENIOR MANAGERS

       Each party acknowledges and represents that the other may rely upon the communications statements representations and directions of not less than two of its Senior Managers acting together and that such persons have authority to act on its behalf and to it in connection with this Agreement. Directions and other communications given to or received from any two or more of the Senior Managers shall be deemed given to and received from all of the Senior Managers.

34.4   ABILITY TO CHANGE DESIGNATION

       Either party may by written notice to the other at any time hereafter change its designation of any of the Senior Managers appointed by it with effect from the date of such notice.

35.    CONTINUANCE AND NON-MERGER

       This Agreement shall remain in full force and effect in respect of any of the provisions hereof which remain to be completed satisfied or fulfilled on the grant of the Lease.

36.    NO ASSIGNMENT/PERSONAL OBLIGATIONS

36.1   TENANT'S INTEREST PERSONAL

       Pending the grant of the Leases the benefit of the Tenant's interest in this Agreement shall be personal to the Tenant and it shall not assign underlet mortgage or charge the benefit of this Agreement or any part thereof other than to a Group Company or Affiliate or Associated Company and only in circumstances where the Leases are still to be taken in the names of the Tenant. Provided That the Tenant may notwithstanding the foregoing enter into agreements to underlet on terms permitted by the Lease subject to the prior approval of the Developer such approval not to be unreasonably withheld or delayed.

36.2   DEVELOPER'S INTEREST PERSONAL

       Pending Shell & Core Substantial Completion, the benefit of the Developer's interest in this Agreement shall (save as provided below) be personal to the Developer and (save as provided below) it shall not assign mortgage or charge the benefit of the Agreement or any part thereof without the prior consent of the Tenant (such approval not to be unreasonably withheld or delayed) Provided Always that nothing herein contained shall prevent or restrict:-

       36.2.1 the Developer from dealing with its interest in and with the benefit of this Agreement in order to seek and obtain financing for the purposes of enabling it to perform its obligations pursuant to this Agreement and/or for the purposes of entering into finance leasing arrangements and/or for the purposes of introducing a joint venture partner or partners and/or from agreeing to deal with its interest in and with the benefit of this Agreement once Shell & Core Substantial Completion has occurred; or

       36.2.2 a Developer's mortgagee, chargee or assignee by way of security of the benefit of this Agreement from assigning the benefit of this Agreement following enforcement of its security.

36.3   IMPLIED COVENANTS EXCLUDED

       The obligations of the Developer under this agreement are personal to the Developer and will not bind successors in title save for the obligation to grant the Leases in Clause 23.2 and provide approvals in relation to the Fit Out Works.

36.4   NOVATION OF OBLIGATIONS TO ITOCHU

       After Shell & Core Substantial Completion the Developer may novate such obligations contained in this Agreement (other than the obligation to grant the Leases) as it reasonable requires to ITOCHU and the Tenant will enter into a deed in a form annexed as ANNEXURE 20 at the request of the Developer.

37.    EXCLUSION OF DEVELOPER'S LIABILITY

37.1   NO LIABILITY BEYOND THIS AGREEMENT

37.1.1 The Developer's obligations and duties in respect of the design supervision carrying out and completion of the Base Building Works and the fitness of the Base Building Works and the fitness of the Base Building Works for the purposes of the Tenant shall be expressly limited to the express contractual obligations contained in this Agreement and any other right of action by the Tenant its successors in title or persons deriving title under it against the Developer whether in tort or otherwise is hereby excluded

37.1.2 The Tenant agrees that if the Developer shall appoint GSPM to carry out the Developer's Fit Out Works pursuant to the Procurement Contract and shall perform its obligations thereunder then the Developer shall have no liability to the Tenant in relation to and is hereby released from all liability for the Developer's Fit Out Works

37.2   NO LIABILITY FOR CONSEQUENTIAL LOSS

       The Tenant hereby waives all of its rights (if any) in respect of claims for consequential losses arising from any breach by the Developer of its obligations contained in this Agreement.

38.    GENERAL PROVISIONS

38.1   INTEREST ON LATE PAYMENTS

       If and so often as any of the sums payable hereunder by either party to the other shall be unpaid after becoming due and payable the party from whom such payment shall be due shall pay on demand interest on such unpaid sums from the due date until payment in cleared funds at the Prescribed Rate.

38.2   INVALIDITY OF CERTAIN PROVISIONS

       If any term of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable the same shall be severable from the remainder of this Agreement and the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by the law.

38.3   PROPER LAW AND JURISDICTION

       This Agreement shall be governed by and construed in accordance in all respects with English law and the parties hereto hereby submit to the non-exclusive jurisdiction of the High Court of Justice of England in relation to any claim, dispute or difference which may arise hereunder and in relation to the enforcement of any judgment rendered pursuant to any such claim dispute or difference and, for the purpose of Order 10 Rule 3 of the Rules of the Supreme Court of England (or any modification or re-enactment thereof), the Tenant hereby irrevocably agrees that any process may be served on it by leaving a copy thereof at its Address (as determined pursuant to Clause 33).

38.4   IMMUNITY FROM SUIT

       To the extent that the Tenant, the Developer, the Tenant's Surety or ITOCHU is entitled to any right of immunity from any judicial proceedings, from the granting of any form of relief in any proceedings, from attachment of its property or assets, or from execution of judgment, on the ground of sovereignty diplomatic immunity or otherwise in respect of any matter arising out of or relating to its obligations under this Agreement, the Tenant, the Developer, the Tenant's Surety and ITOCHU each hereby and will irrevocably waive such right for the benefit of the other relevant parties and agree not to invoke such right and consent to the giving of any such relief or the issue of any such proceeding or process of attachment or execution by the other relevant party.

38.5   EXAMINATION BY TENANT

       Neither any approval given by the Tenant pursuant to this Agreement nor any examination by the Tenant of any plans or other details supplied by the Developer in connection with the Base Building Works nor any failure by the Tenant to examine information supplied to it nor any examination or inspection on or off site with regard to the carrying out or design of the Base Building Works shall in any way relieve the Developer from its obligations in connection with the design and carrying out of the Base Building Works.

38.6   KEY MAN REQUIREMENTS

38.6.1 The Developer shall use all reasonable endeavours to procure that the key persons named below shall be allocated by the Developer and/or the Base Building Contractor and/or the Base Building Architects (as appropriate) to the carrying out of the Base Building Works and to procure that each such person shall continue to perform their responsibilities until Shell and Core Substantial Completion or until such persons are removed or replaced pursuant to Sub-Clause 38.6.3

       KEY PERSONS

       (a)    Mr M Namura of ITOCHU

       (b)    Mr T Davis of the Base Building Contractor

       (c)    Mr J Robertson of Hurley Robertson

38.6.2 The Developer shall use all reasonable endeavours to ensure that each of the Key Persons identified above unless he is removed or replaced pursuant to Sub-Clause 38.6.3 shall at all times give to the performance of his duties so much of his time and attention as is required for the proper and effective carrying out of the Base Building Works in accordance with the Developer's programme.

38.6.3 The Developer shall use reasonable endeavours to procure that none of the Key Persons identified above shall be dismissed without the Tenant's prior approval, such approval not to be unreasonably withheld or delayed. In the event that any Key Person ceases to be employed by his current employer the Developer shall seek to procure that he is replaced by a person who shall have been previously approved by the Tenant, such approval not to be unreasonably withheld or delayed.

38.6.4 The Tenant shall be entitled to receive on request full details of the curriculum vitae of any Key Person's proposed replacement.

38.7   SHOE LANE PROTOCOL

       The Developer and the Tenant shall use all reasonable endeavours to procure that their respective contractors (as appropriate) sign up to and observe the Shoe Lane Protocol.

39.    TUNNEL AND BRIDGES

       The Tenant wishes to link Peterborough Court with the Building by tunnel and bridges so soon as all relevant consents have been obtained by the Tenant and subject to that the Landlord is prepared to enter into agreements permitting this on terms substantially as set out in the draft Tunnel Agreement and Bridges Agreement. Accordingly:-

39.1 So soon after the Tenant shall have secured and produced to the Developer for its approval (not to be unreasonably withheld) all relevant approvals and consents for the carrying out of the Tunnel Works to be implemented by the Tunnel Agreement (as such works are therein defined) and the Bridges Works to be implemented by the Bridges Agreement (as such works are therein defined) and upon the Tenant requiring by written notice to that effect served on the Developer the Developer and Itochu shall execute the Tunnel Agreement and the Bridges Agreement and when the other parties to those Agreements have also executed them then the Tunnel Agreement and the Bridges Agreement will be completed and implemented with immediate effect;

39.2 The form of the Tunnel Agreement shall be substantially in the form of the draft annexed hereto and the form of the Bridge Agreement shall be substantially in the form of the Tunnel Agreement with such amendments thereto as each of the parties reasonably shall approve;

39.3 The Developer will co-operate and liaise with the Tenant in good faith with a view to the early implementation of the Tunnel Agreement and the Bridges Agreement and an early start to the Tunnel Works and the Bridge Works and in the meantime the Developer (to the extent reasonably so requested by the Tenant) will take all requisite steps and at the reasonable and proper cost of the Tenant to assist the Tenant to complete the preparation of all plans specifications designs contracts and other matters in readiness for a start on site in respect of each of the Tunnel Works and the Bridge Works as if in all practical effect such aforesaid Agreements had already been implemented;

39.4 Without prejudice to the provisions of Clause 39.3 the Developer shall in the design and carrying out of the Base Building Works make due allowance for the design and implementation of portals to facilitate the construction of the Tunnel Works and cladding panels and openings to facilitate construction of the Bridge Works in such a manner as the Tenant shall reasonably require and as will allow the Developer to adhere to the Developer's Programme and the same shall constitute Tenant's Requested Modifications for the purposes of this Agreement

40.    DEFERRAL OF PAYMENTS

       Notwithstanding the other provisions of this Agreement as to the timing of payments and without prejudice to the Tenant's liability to make any payment pursuant to this Agreement, it is hereby agreed that, save to the extent otherwise required by the Developer, all payments to be made by the Tenant to the Developer pursuant to this Agreement shall be postponed until, and shall be made on (i) the day falling 30 days after the day on which the Lease is granted or (ii) (if this Agreement is terminated) the day of termination.



IN WITNESS whereof the parties have executed this Agreement as a deed and intend the same to be delivered on the day and year first before written




Executed as a Deed by
JC NO. 3 (UK) LIMITED
acting by:



                         Director          [ILLEGIBLE]


                         Director          [ILLEGIBLE]



Executed as a Deed by
FLEET STREET SQUARE
MANAGEMENT LIMITED
acting by:



                         Director          [ILLEGIBLE]


                         Director          [ILLEGIBLE]




By              [ILLEGIBLE]
   ------------------------------------------
       Executive Vice President
       For and on behalf of ITOCHU CORPORATION

                         INDEX OF ANNEXURES AND EXHIBITS

         ANNEXURE                                                          CLAUSE REFERENCE

1.       Basement to Level 4 Lease

2.       Level 5 Lease

3.       Level 6 Lease

4.       Level 7 Lease

5.       Level 8 Lease

6.       Management Deed

7.       Licence for alterations

8.       Base Building Specification and Plans                             "Base Building Specification"
                                                                           "Base Building Plans"
9.       Development Site Plan                                             "Building" and
                                                                           "Development Site Plan"
10.      Agreement for Lease Measurement Plans                             "Agreement for Lease
                                                                           Measurement Plans"
11.      Critical Dates                                                    "Critical Dates"

12.      Demolition Works Specification                                    "Demolition Works
                                                                           Specification"
13.      Minimum Standard Fitting Out Works Specification                  "Minimum Standard Fitting
                                                                           Out Works"
14.      Base Building Architects Appointment and Warranty                 Clause 7.1.1

15.      Base Building M&E Engineer Appointment and Warranty               Clause 7.1.2

16.      Base Building Structural Engineer Appointment and Warranty        Clause 7.1.3

17.      Base Building Contract and Contractor's Warranty                  Clause 7.1.5

18.      Tenant's Proposed Modifications                                   Clause 9.2.3

19.      Letter of Opinion                                                 Clause 23.7

20.      Novation Deed                                                     Clause 36.4

21.      Shoe Lane Protocol                                                Clause 38.7

22.      Stopping Up Plan                                                  Clause 3

23.      Tunnel Agreement                                                  Clause 39

24.      Risers Plan                                                       Clause 4.6